UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Commission File No. 1-9145
ML MACADAMIA ORCHARDS, L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Delaware	[2421]	99-0248088
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)
26-238 Hawaii Belt Road Hilo, Hawaii 96720 (808) 969-8057
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dennis J. Simonis 26-238 Hawaii Belt Road Hilo, Hawaii 96720 (808) 969-8052
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies To:
Carlsmith Ball LLP ASB Tower, Suite 2200 1001 Bishop Street Honolulu, Hawaii 96813 (808) 523-2501 Attn: James H. Case, Esq.
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
Depository Units Representing Class A Limited Partner’s Interests
(2)	Aggregate number of securities to which transaction applies:
650,000

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

According to paragraph (a)(1) of Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and estimated solely for the purpose of calculating the filing fee, the proposed maximum aggregate transaction value equals $13,519,500, which is the sum of (i) $10,575,000 in estimated cash to be paid on the closing based upon June 30, 2007 financial information and (ii) $2,944,500, the estimated value, solely for the purpose of calculating the filing fee according to Rule 0-11, of 650,000 Class A Units of the Registrant, based on $4.53 per Unit, which was the average of the high and low sale prices of the Registrant’s Units on September 20, 2007, as reported by the New York Stock Exchange. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying 0.0000307 by the aggregate value calculated in the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:
$13,519,500
	(5)	Total fee paid:
$415
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ML MACADAMIA ORCHARDS, L.P.
26-238 Hawaii Belt Drive
Hilo, Hawaii 96820

October       , 2007

Dear Unitholder:

You are cordially invited to attend a Special Meeting of Unitholders of ML Macadamia Orchards, L.P. (the “Partnership”) to be held at 10:00 A.M., Hawaii Standard Time (“HST”), December     , 2007, at the offices of Carlsmith Ball, ASB Tower, Suite 2200, 1001 Bishop Street, Honolulu, Hawaii 96813. The purposes of the Unitholders Meeting are (1) to approve an amendment to the Partnership’s Agreement of Limited Partnership to expand the purpose of the Partnership, which will enable the Partnership to acquire the operating assets of Mac Farms of Hawaii, LLC (“Mac Farms”), to lease a processing plant from Mac Farms, and to lease land and macadamia nut orchards from Kapua Orchard Estates, LLC (“Kapua”) (the “Acquisition Proposal”), and (2) to consider and vote upon a proposal to amend the Partnership’s Agreement of Limited Partnership (the “Amendment Proposal”).

The Acquisition Proposal

The Partnership has signed a definitive Acquisition Agreement to purchase substantially all of the assets of Mac Farms. The Partnership intends to acquire the farming, processing and marketing assets of Mac Farms and to lease the approximately 15 acre property on which a processing plant is located. In addition, the Partnership, in the same definitive agreement, has agreed to lease approximately 3,998 acres of land and macadamia nut orchards thereon from Kapua. The foregoing transactions are referred to as the “Acquisition.” The consideration for the Acquisition will require the issuance of 650,000 limited partner Class A Units for the long term assets and a payment of cash in the amount of the net current assets of the business of Mac Farms determined as of the closing.

The primary purpose of the Acquisition is to enable the Partnership to vertically integrate by acquiring and operating a processing and marketing arm, thereby giving it more ability to positively impact pricing for its nuts, as well as to expand its operations and profitability. Historically, macadamia nut prices have been extremely volatile and, currently, nut prices being paid to farmers are quite low. Management believes that the acquisition of processing and marketing capabilities will help to insulate the Partnership from price volatility and provide higher margins when farm prices are low.

The acquisition of the processing facilities will ensure that the Partnership is able to process its crop into macadamia kernel once its current nut purchase contracts expire. The lease of additional orchards is expected to improve the Partnership’s farming cost structure and economies of scale. Finally, the acquisition of Mac Farms’ brands and distribution will allow the Partnership to market premium Hawaiian macadamia nuts under its own Hawaiian brand names, which should improve margins and build brand equity. Management believes that this is the best opportunity to grow revenues and profits within its existing industry and core competence, with the intent of providing significant operational synergies and reducing dependence on the marketing efforts of others.

The Partnership believes that unless it takes an active role in processing and marketing high-quality Hawaii-grown macadamia nuts, Hawaii nuts will end up being treated as a commodity, competing solely on price with foreign nuts, to the detriment of the Partnership as a grower, as well as all other growers of macadamia nuts in Hawaii. The Acquisition will give the Partnership greater control of its own destiny for the benefit of its Unitholders.

The Partnership Agreement must be amended before the acquisition can be completed. The purpose of the Partnership, which now is restricted to the growing of macadamia nuts, must be expanded to include the processing and marketing of macadamia nuts.

The Board of Directors of the Partnership’s General Partner has approved unanimously the Acquisition Proposal to be presented at the Unitholders meeting and recommends that Unitholders vote for the Acquisition Proposal.

The Amendment Proposal

The Board of Directors also recommends that the Partnership Agreement be amended to provide procedures for the election of Directors of the General Partner by the Unitholders and certain other matters.

Approval of the Acquisition Proposal and the Amendment Proposal will require the affirmative vote of a majority of all outstanding Class A Units held by the limited partners. An abstention or failure to vote will have the same effect as a vote against these Proposals. It is therefore important that your shares be represented at the Unitholders Meeting, whether or not you currently plan to attend the Unitholders Meeting in person.

Please complete, date, sign and promptly return your proxy card in the enclosed envelope. Returning your proxy card now will not prevent you from voting in person at the Unitholders Meeting, but will assure that your vote is counted if you are unable to attend.

Please vote today.

By order of the General Partner

Dennis J. Simonis
President of ML Resources, Inc.

IMPORTANT: VOTING CAPABILITY IS AVAILABLE AT OUR WEBSITE AT MLMACADAMIA.COM. IF YOUR CLASS A UNITS ARE HELD IN THE NAME OF A BROKERAGE FIRM OR NOMINEE, ONLY IT CAN VOTE YOUR UNITS. TO ENSURE THAT YOUR UNITS ARE VOTED, FOLLOW THE VOTING INSTRUCTIONS PROVIDED TO YOU BY SUCH FIRM OR NOMINEE WITH THIS PROXY STATEMENT OR TELEPHONE THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TODAY TO OBTAIN INSTRUCTIONS ON HOW TO DIRECT HIM OR HER TO EXECUTE A PROXY ON YOUR BEHALF. IF YOU HAVE ANY QUESTIONS OR NEED HELP IN VOTING YOUR SHARES, PLEASE TELEPHONE MIKE HAWKINS, DIRECTOR OF REGULATORY COMPLIANCE, AT 808-969-8032 OR SEND HIM AN EMAIL AT MHAWKINS@MLNUT.COM

ML MACADAMIA ORCHARDS, L.P.

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

To be Held On December    , 2007

October    , 2007

To the Unitholders of ML Macadamia Orchards, L.P.:

Notice is hereby given that a Special Meeting of the Unitholders of ML Macadamia Orchards, L.P., a Delaware limited partnership (the “Partnership”), will be held at the offices of Carlsmith Ball, ASB Tower, Suite 2200, 1001 Bishop Street, Honolulu, Hawaii, at 10:00 a.m., HST, on December     , 2007, to consider and vote upon proposals to amend the Partnership’s Agreement of Limited Partnership. Proposal (1), the “Acquisition Proposal,” would permit the Partnership to engage in the business of processing and marketing macadamia nuts. Proposal (2), the “Amendment Proposal,” would provide procedures for the election of the directors of the General Partner directly by the Unitholders, and certain other matters.

The “Acquisition Proposal” must be adopted in order to permit the Partnership to consummate a proposed transaction to acquire the operating assets of Mac Farms of Hawaii, LLC (“Mac Farms”), to lease land and a processing plant from Mac Farms, and to lease land and macadamia nut  orchards from Kapua Orchard Estates, LLC (“Kapua”). Mac Farms  is currently the second largest processor of macadamia nuts in Hawaii and Kapua is currently the second largest grower of macadamia nuts in Hawaii.

The Special Meeting has been called by the general partner of the Partnership for the purpose of submitting the Acquisition Proposal and Amendment Proposal to the Unitholders for their approval. The affirmative vote of more than 50% of the Class A Units issued to limited partners and outstanding on the Record Date for the Special Meeting is required to approve each of the Acquisition Proposal and the Amendment Proposal. More detailed information concerning the Acquisition Proposal, the Amendment Proposal, and the Special Meeting of Unitholders is included in the attached Proxy Statement.

The general partner has fixed the close of business on September     , 2007 as the record date (the “Record Date”) for determination of the limited partners of the Partnership holding Class A Units (the “Unitholders”) entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof.

Unitholders are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend, please sign, date and mail promptly the enclosed proxy in the prepaid return envelope to assure representation of your Class A Units, and the presence of a quorum, at the Special Meeting.

Unitholders are urged to read the attached Proxy Statement carefully for more detailed information concerning the Acquisition Proposal and the Amendment Proposal.

By order of the General Partner

Dennis J. Simonis
President of ML Resources, Inc.

PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING. VOTING CAPABILITY IS ALSO AVAILABLE AT OUR WEBSITE AT MLMACADAMIA.COM. IF YOUR CLASS A UNITS ARE HELD IN THE NAME OF A BROKERAGE FIRM OR NOMINEE, ONLY IT CAN VOTE YOUR UNITS. TO ENSURE THAT YOUR UNITS ARE VOTED, FOLLOW THE

VOTING INSTRUCTIONS PROVIDED TO YOU BY SUCH FIRM OR NOMINEE WITH THIS PROXY STATEMENT OR TELEPHONE THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TODAY TO OBTAIN INSTRUCTIONS ON HOW TO DIRECT HIM OR HER TO EXECUTE A PROXY ON YOUR BEHALF. IF YOU HAVE ANY QUESTIONS OR NEED HELP IN VOTING YOUR UNITS, PLEASE TELEPHONE MIKE HAWKINS, DIRECTOR OF REGULATORY COMPLIANCE, AT 808-969-8032 OR SEND HIM AN EMAIL AT MHAWKINS@MLNUT.COM

ML MACADAMIA ORCHARDS, L.P.
PROXY STATEMENT

This Proxy Statement is being furnished to the Unitholders of ML Macadamia Orchards, L.P., a Delaware limited partnership (the “Partnership”), in connection with the solicitation by the Board of Directors of ML Resources, Inc., the general partner of the Partnership, of proxies to be used at a special meeting of the Unitholders of the Partnership (“Unitholders Meeting”).

At the Unitholders Meeting, holders of Class A Units on the record date will be asked to approve the amendment of the Limited Partnership Agreement of the Partnership to (1) permit the Partnership to engage in the processing and marketing of macadamia nuts and (2) provide procedures for the election of directors of the General Partner directly by the Unitholders (collectively the “Amendments”) Proposal (1) is referred to as the Acquisition Proposal and must be approved in order to permit the Partnership to consummate a proposed transaction (the “Acquisition”) to acquire substantially all of the operating assets of Mac Farms of Hawaii LLC (“Mac Farms”), the leasing of land and the improvements thereon from Mac Farms and the leasing of land and macadamia orchards from Kapua Orchard Estates, LLC (“Kapua”). Proposal (2) is referred to as the Amendment Proposal and does not need to be approved in order to consummate the Acquisition. For a description of these and other actions to be taken at the Special Meetings, see “THE UNITHOLDERS MEETING.”

This Proxy Statement is being mailed to the Unitholders of the Partnership on or about October     , 2007.

THE DATE OF THIS PROXY STATEMENT IS October     , 2007

i

ii

SUMMARY

Unitholders are urged to review the entire Proxy Statement and Appendices carefully for the matters to be considered at the Unitholders Meeting.

The Parties

The Partnership

The Partnership is a publicly traded limited partnership, organized under the laws of the State of Delaware, and engaged in the business of growing macadamia nuts in Hawaii for sale to various processors on the island of Hawaii. Its principal executive offices are at 26-238 Hawaii Belt Drive, Hilo, Hawaii 96720. Its telephone number is (808) 969-8057. Its general partner is ML Resources, Inc. (“Resources” or the “General Partner”), which is wholly owned by the Partnership. Farming operations are conducted by the Partnership on lands which it owns or leases, and it also performs farming operations for other owners of macadamia nut orchards.

Mac Farms

Mac Farms is a privately held limited liability company organized under the laws of the State of Delaware which is engaged in the business of processing and marketing macadamia nuts. It owns an approximately 15 acre parcel of land in South Kona, Island of Hawaii, on which is located various buildings, equipment and storage facilities constituting a macadamia nut processing plant. Its address is 775 Ridge Lake Boulevard, Suite 450, Memphis, Tennessee 38120 and its telephone number is (901) 766-4412.

Kapua

Kapua is a privately held limited liability company organized under the laws of the State of Delaware. It owns approximately 3,998 acres of fee simple land in South Kona, Island of Hawaii and macadamia orchards thereon. Kapua is in the business of growing and selling macadamia nuts. Its address and its telephone number are the same as Mac Farms.

The Acquisition

The Partnership has entered into an Acquisition Agreement dated as of May 24, 2007, as amended, (the “Acquisition Agreement”) with Mac Farms and Kapua which obligates the parties to proceed with the Acquisition, subject to the satisfaction of the conditions set forth therein. The Partnership will acquire substantially all of the tangible personal property of Mac Farms, including factory equipment, farming equipment and rolling stock. It will also acquire the brands, trademarks, distribution contracts, customer list and most of the other intangible property of Mac Farms. It will purchase the current assets of Mac Farms as of the closing date but not including accounts receivable or cash. It will assume the current liabilities of Mac Farms including accounts payable and certain accrued liabilities. The Partnership will issue 650,000 Class A Units to Mac Farms and will pay an amount of cash equal to the net amount of current assets less current liabilities as defined in the Acquisition Agreement of Mac Farms (the “Working Capital”) as of the closing date. Based upon the balance sheet of Mac Farms dated June 30, 2007 it is estimated if the transaction had closed as of that date the amount of cash would be approximately $10,575,000. In addition, on the closing date Mac Farms will lease the land on which the processing plant is located to the Partnership for 20 years and Kapua will lease to the Partnership 3,998 acres of land together with the improvements and macadamia nut orchards thereon for a period of 5 years.

The Strategy

Through the Acquisition, the Partnership will obtain a processing facility for its nuts, as well as a lease of additional macadamia orchards. The Partnership believes that this vertical integration will reduce its risk relating to the volatility of macadamia nut prices, permit it to expand its operations and provide the potential for greater profitability and future growth.

The Amendments to the Partnership Agreement

The proposed Amendments to the Partnership Agreement (“Amendments”) are the following:

Proposal (1)   Authorization to Process and Market Macadamia Nuts.   To expand the permitted business of the Partnership to permit it to engage in the business of processing and marketing macadamia nuts. This proposed amendment must be adopted before the Acquisition can be consummated.

Proposal (2)   Creation of Procedures for Election of Board of Directors of General Partner by Unitholders.   To provide a mechanism whereby the Unitholders may elect the Board of Directors of the General Partner at an annual meeting of the Partnership.

Proposal (1) must be approved by the Unitholders to permit the Partnership to consummate the Acquisition. Approval of Proposal (2) is not a condition precedent to consummation of the Acquisition but has been recommended by the General Partner to modernize the Partnership Agreement. Although the Partnership does not require and is not seeking a vote on approval of the Acquisition, it intends to proceed with the Acquisition if Proposal (1) is approved and the other conditions in the Acquisition Agreement are met.

IF THE UNITHOLDERS DO NOT APPROVE PROPOSAL (1), THE ACQUISITION PROPOSAL, THE PARTNERSHIP CANNOT PROCEED WITH THE ACQUISITION.

Recommendation of the General Partner

The General Partner has determined that the terms of the Amendments are advisable and in the best interest of the Partnership and its Unitholders and has approved and signed the Acquisition Agreement (see Appendix A attached hereto) and has approved the Amendments. Accordingly, the board of directors of the General Partner recommends unanimously that the Unitholders vote “For” adoption of each of the Amendments at the Unitholders Special Meeting.

Conditions to the Acquisition

The Partnership, Mac Farms and Kapua are not obligated to complete the Acquisition unless a number of conditions are satisfied or waived by them. These include:

•       Approval of the Acquisition Proposal by the Unitholders;

•       The continuing accuracy of the parties representations and warranties in the Acquisition Agreement;

•       Receipt of a title insurance commitment relating to the Processing Plant Lease and the Orchard Lease by the Partnership; and

•       Certain other conditions.

Termination of the Acquisition Agreement

Mac Farms and Kapua on the one hand or the Partnership on the other hand may terminate the Acquisition Agreement:

•       By mutual consent at any time;

•       By either party if the Acquisition has not been consummated by December 31, 2007;

•       By either party if the other party fails to comply in a material respect with any covenants or agreements contained in the Acquisition Agreement;

•       By Mac Farms or Kapua in the event the average spot price of macadamia nuts immediately prior to approval by the Unitholders of the Acquisition Proposal is less than $3.25 per pound, subject to the Partnership’s right to avoid termination by paying an adjustment to the purchase price; and

•       By Mac Farms or Kapua in the event the average market price for the Units or the NYSE for the ten days preceding the approval by Unitholders of the Acquisition Proposal is less than $4.72 per Unit, subject to the Partnership’s right to avoid termination by paying an adjustment to the purchase price.

Regulatory Matters

No regulatory approvals are required as a condition to the closing of the Acquisition. The parties have each agreed to use their commercially reasonable efforts to do all things necessary to consummate the Acquisition including making all necessary reports and filings.

Accounting Treatment

The Partnership will account for the Acquisition as a purchase under generally accepted accounting principles in the United States.

The Meeting

The Unitholders Meeting will be held at 10:00 A.M., Hawaii Standard Time, on December     , 2007, at the offices of Carlsmith Ball LLP, located at ASB Tower, Suite 2200, 1001 Bishop Street, Honolulu, HI 96813. The purpose of the Unitholders Meeting is to consider and vote upon (i) the Acquisition Proposal, (ii) the Amendment Proposal and (iii) such other matters as may be properly brought before the meeting.

Votes Required; Record Date

The Partnership.   Only Unitholders of record at the close of business on September     , 2007 (the “Record Date”) will be entitled to vote at the Unitholders Meeting. The affirmative vote of a majority of the Class A Units held by limited partners and outstanding on such date are required to approve each of the Acquisition Proposal and the Amendment Proposal. As of August 31, 2007, there were 7,500,000 Class A Units outstanding and entitled to vote, beneficially held by approximately 8,000 Unitholders. See “THE UNITHOLDERS MEETING.”

As of August 31, 2007, directors and executive officers of the General Partner beneficially owned 3,720 Class A Units or approximately 0.05% of the outstanding Class A Units.

If votes sufficient to approve the Acquisition Proposal and the Amendment Proposal are not received prior to the Unitholders Meeting, Unitholders may be asked to vote to adjourn the Unitholders Meeting to a future date in order to permit further solicitation of proxies. Approval of adjournment requires the affirmative vote of the holders of the majority of the Class A Units present at the Unitholders Meeting and entitled to vote thereon. The granting of a proxy also includes the authority to vote to adjourn the meeting.

Management of the Partnership Following the Amendments and the Acquisition

After approval of the Amendments and consummation of the Acquisition, the current members of the Board of Directors will continue to be directors of the General Partner. If Proposal (2) is approved, directors will be elected by the Unitholders at the next annual meeting of the Partnership.

Following approval of the Amendments and consummation of the Acquisition, the officers and employees of the General Partner will continue to supervise and monitor all operations of the Partnership. There will be no changes in the officers and employees of the General Partner as a result of the Unitholders Meeting unless a new Board of Directors makes such changes. None are contemplated at this time.

Effective Time

The Amendments will become effective upon approval by Unitholders holding more than 50% of the 7,500,000 Class A Units held by them at the Unitholders Meeting (the “Effective Time”).

Certain Federal Income Tax Considerations

In the opinion of counsel for the Partnership, the actions to be taken at the Unitholders Meeting as set forth above will not change the manner in which the Partnership or its Unitholders will be taxed although upon consummation of the Acquisition a new subsidiary of the Partnership will be a subchapter C corporation, subject to corporate income tax. For further information see “Summary of the Acquisition—Proposed Subsidiaries.”

INTRODUCTION

General

This Proxy Statement is being furnished to the limited partners holding Class A Units of the Partnership (the “Unitholders”) in connection with the solicitation of proxies the General Partner of the Partnership, for use at the special meeting of Unitholders to be held at 10:00 A.M., HST, on December     , 2007, at the offices of Carlsmith Ball LLP, ASB Tower, Suite 2200, 1001 Bishop Street, Honolulu, Hawaii 96813, and at any adjournments or postponements thereof ( the “Unitholders’ Meeting”).

At the Unitholders Meeting, Unitholders on the record date will be asked to approve the amendment of the Limited Partnership Agreement of the Partnership to (1) permit the Partnership to engage in the processing and marketing of macadamia nuts and (2) provide procedures for the election of directors of the General Partner directly by the Unitholders (collectively the “Amendments”). Proposal (1), the Acquisition Proposal, must be approved in order to permit the Partnership to consummate the Acquisition. Proposal (2), the Amendment Proposal, is being proposed by the Board of Directors of the General Partner but does not need to be approved in order to consummate the Acquisition. For a description of these and other actions to be taken at the Special Meetings, see “THE UNITHOLDERS MEETING.”

SUMMARY OF THE ACQUISITION

The Importance and Advantages of the Acquisition

Global macadamia prices have historically been quite volatile due to poorly managed swings in both supply and demand. Prices for macadamia kernel hit record highs in 2004, exceeding $6.25 per pound for kernel, equating to between 90 cents and $1.00 per pound on an in-shell basis. Macadamia consumption was increasing at a double digit pace, fueled by a strong economy, good marketing momentum and the inclusion of macadamia nuts in the Atkins diet. With its nut purchase contracts with Mauna Loa scheduled to expire on December 31, 2006, the Partnership was well positioned to take advantage of the high demand and prices. New contracts were signed with all of the major processors in 2004 and 2005, some with attractive fixed pricing and others with market-based pricing mechanisms.

In the past 36 months, macadamia demand has slowed considerably and both kernel and nut-in-shell prices have declined by approximately 50%. Retail consumption has declined and many ingredient nut users dropped out of the market when prices rose too high. As a result, many processors and marketers now have excess inventory and are no longer willing or able to purchase nuts from independent farmers.

Management believes that the Acquisition will:

Enable the Partnership to vertically integrate, which will ensure that the Partnership’s crop will be processed into high quality macadamia kernel once its present nut contracts expire.

Allow the Partnership to grow within its industry and core competence by processing and marketing premium Hawaiian Macadamia nuts on a global basis. This will help to protect and promote the Hawaiian origin, which should benefit all Hawaii growers.

Insulate the Partnership from the risk of price volatility on macadamia nuts which it is now subject to in its present role as the grower of a commodity. Adding processing and marketing capability should provide more attractive retail margins when grower prices are low.

Improve economies of scale and operational synergies by farming additional orchards leased from Kapua.

Increase shareholder value by providing an avenue to grow revenues, profits and cash flow as a marketer of premium consumer products.

For these reasons the General Partner has recommended that the Partnership enter the processing and marketing segments of the business. This decision was intended not only to protect the value of the Partnership’s orchards and production, but also to increase the value to all growers of nuts in Hawaii. Many wholesale buyers of macadamia nuts would prefer to see Hawaii macadamia nuts aggregated as an agricultural commodity with nuts produced in other countries since that would allow them to interchange nuts from various countries in products they produce and take advantage of worldwide supply, pricing and market volatility. The Partnership’s objective is to market Hawaii’s high quality macadamia nuts to consumers as the premier macadamia nut product in the world. The Partnership will seek to differentiate Hawaii macadamia nuts from macadamia nuts grown in other countries and position them as a premium product in order to attempt to achieve premium prices from their sale.

The Acquisition allows the Partnership to acquire the processing and marketing assets of Mac Farms and it allows Kapua to retain ownership of the land while leasing its orchards to the Partnership. In this way the Partnership will have the opportunity to preserve and strengthen the processing and marketing arm of Mac Farms without having to commit capital to acquire the underlying real property.

The Partnership intends to strengthen the marketing capabilities it acquires from Mac Farms and capitalize on the quality, reputation and romantic imagery of the Hawaii grown macadamia nut in the consumer’s mind. The acquisition of a processing plant will enable the Partnership to grow and improve its profits potential. Management is also concerned that acceptance of the status quo will likely result in flat or even declining future revenues and profitability or the possibility that no buyer or processor will purchase its crop after expiration of its current nut purchase contracts.

Mac Farms and Kapua

Mac Farms owns an approximately 15 acre parcel of land adjoining a government road in South Kona, Island of Hawaii. An assortment of buildings, equipment and storage facilities on this parcel form a processing plant. This plant husks nuts which arrive-in husk, thereby removing an outer husk. The nuts are then dried. Next, cracking machines crack the very hard shells to produce nuts which are called kernels. The majority of these kernels are further processed to “value-added” products. These include cans, jars, or pouches of dry-roasted pristine nuts, which are the primary value-added products. These nuts are generally sold under the “MacFarms” label. Other nuts are processed into chocolate covered macadamia nut candy, also sold primarily under the “MacFarms” label. Some nuts and candy are sold to large customers under other brand names, including the “Kona Select” label. Commercial grade kernels or those which exceed the demand for the value-added market are sold on the commodities market as “kernels”. The buyers of these kernels further process the nuts into value-added products under their own labels. Broken nuts and pieces are sold as commodities to processors which use them as ingredients in cookies, cake, ice cream, etc. The processing plant parcel also houses the administrative offices for the entire operation.

Kapua is a sister company of Mac Farms. Both companies are owned by the same parties. It owns approximately 3,998 acres of fee simple land in the region of Kapua, South Kona, Island of Hawaii upon which it cultivates macadamia orchards.

The Kapua orchards were developed during the years 1961-1971 and are, for the most part, mature orchards. The orchards have produced an annual average of about 8,000,000 pounds of wet-in-shell macadamia nuts at 20% moisture over the past ten years. Production was at 12,000,000 pounds during the year 2006, which is higher than normal because of higher than historical rainfall. Kapua leases all of its orchards to Mac Farms.

Assets to be Acquired

The Partnership will purchase substantially all of the tangible personal property of Mac Farms, including factory equipment, farming equipment and rolling stock. The Partnership will purchase substantially all of the current assets of Mac Farms as of the closing date other than accounts receivable and cash. By far the largest portion of the current assets is inventory, which will be valued at the lower of cost or market value. The Partnership will assume liability for substantially all of the current liabilities of Mac Farms, including accounts payable and certain accrued current liabilities. The Partnership will purchase the brands (including the brands “MacFarms” and “Kona Select”), other trademarks, distribution contracts, customer lists, and substantially all of the other intangible property of Mac Farms. The Partnership intends to hire substantially all current employees of Mac Farms at similar compensation and benefit levels after the closing.

Consideration for the Acquisition

The Partnership will issue 650,000 Class A Units to Mac Farms in a private placement. The Partnership is required to file a Registration Statement with the Commission after the closing to register such units under the Securities Act of 1933. The difference between the book value of the current assets acquired and the current liabilities assumed, as defined in the Acquisition Agreement (the “Working Capital”), will be paid in cash on the closing by the Partnership to Mac Farms. If the transaction had closed on June 30, 2007 such payment would have been approximately $10,575,000. The actual amount of Working Capital will be determined as of the closing date and is subject to verification by the Partnership’s independent accountants.

Financing

The Partnership has secured a Loan Commitment from American Ag Credit in the amount of $17,500,000. This loan (the “Financing”) will enable the Partnership to pay off all of its currently existing long-term debt and Mac Farms’ accrued payables at Closing, as well as provide working capital for the future. The Loan is in two segments. The first segment is a term loan in the amount of $7,500,000. It will be used to pay off the Partnership’s current term loan in the amount of $1,200,000 and to pay for all or a portion of the net current assets being acquired. Principal payments under the term loan will be required in the amounts of $400,000 in year one, $600,000 in year two, $750,000 in years 3 through 8, and $1,000,000 in years 9 and 10. The interest rate will be the then current LIBOR rate plus an amount ranging from 1.375% - 2.375% depending on the current financial position of the Partnership. The loan will mature in ten years. The second segment is a Line of Credit in the amount of $10,000,000. This Line of Credit will be used both to provide additional funds for the acquisition of Mac Farms’ Working Capital, if necessary, as well as to provide working capital for current operations. The interest rate will be LIBOR plus an amount ranging from 1.25% - 2.25% depending on the current financial position of the Partnership. The loan will mature in five years. Although the closing of the Acquisition is not conditioned upon the funding of this loan, management believes the loan will be available to the Partnership.

The Processing Plant Lease

On the Closing, Mac Farms will lease to the Partnership the approximately 15 acre processing plant parcel, the nut storage facilities, the husking plant, and all other buildings thereon owned by Mac Farms for a term of twenty years (the “Processing Plant Lease”). There will be no lease rent for the first year. The base lease rent for the second through the tenth years will be $111,111.11 , plus general excise tax, per year on a triple net basis. The base rent will be $200,000 per year for the final ten years. At the end of the fifteenth year of the Processing Plant Lease, Mac Farms must notify the Partnership as to whether the Partnership must vacate the property at the end of twenty years or whether it is willing to extend the Processing Plant Lease for five additional years on the same terms and conditions, except rent, which is to be determined as set forth in the Processing Plant Lease.

Upon two years notice to the Partnership after the fourth year of the Processing Plant Lease, the Partnership will be required, at Mac Farms option, either to (1) relocate or shut down the husking facility (a portion of the processing plant), or (2) take measures to reduce the noise and dust at the husking facility to levels reasonably acceptable to Mac Farms given the use of the surrounding property. The Partnership believes other husking facilities and alternatives should be available if this were to occur.

By the end of both the fifth and sixth years of the Processing Plant Lease, the Partnership must spend at least $250,000 each year for beautification of the commercially zoned land within the leased parcel or the highway frontage within the leased parcel, as will be recommended by Mac Farms. Such beautification must be reasonably satisfactory to both parties.

The Orchard Lease

On the Closing, Kapua will lease to the Partnership 3,998 acres of land, together with all improvements and all of its macadamia nut orchards on the land. The lease (the “Orchard Lease”) will be a triple net lease for a period of five years on a triple net basis where all direct costs of the land, including property taxes, insurance and maintenance are the responsibility of the Partnership. There will be no lease rent for the first year. The rent for the ensuing four years will be $78.135 per acre per year. Kapua has the right to withdraw up to 400 acres per year from the Orchard Lease, provided that Kapua at its own expense secures and pays for all required government approvals. Lease rent will be reduced ratably for withdrawn acreage. Unless lands are withdrawn from the Orchard Lease, annual lease rent for the second through fifth years of the Orchard Lease will be $312,343.75, plus general excise tax, on a triple net basis.

Recommendation of the General Partner

For the reasons stated above, the General Partner and its board of directors unanimously recommend that the Unitholders approve the Acquisition Proposal to permit the Acquisition to proceed and approve the Amendment Proposal to amend the Partnership Agreement.

The Acquisition Agreement

General.   Subject to the terms and conditions of the Acquisition Agreement, the Partnership will acquire substantially all of the operating assets of Mac Farms including tangible and intangible personal property, intellectual property, goodwill and other rights and the Partnership will assume current liabilities of Mac Farms. The Acquisition Agreement was executed as of May 24, 2007 and was amended by the First Amendment thereto as of July 19, 2007. References in this Proxy Statement to the Acquisition Agreement are to the Acquisition Agreement, as amended. The Partnership will also lease land on which the processing plant of Mac Farms is located and lease macadamia orchards from Kapua. The foregoing transactions are referred to as the Acquisition.

The following summary of the material provisions of the Acquisition Agreement is qualified by a reference to the complete text of the Acquisition Agreement, a copy of which is attached as Appendix A to this proxy statement. All Unitholders are encouraged to read the Acquisition Agreement in its entirety for a more complete description of the terms and conditions of the Acquisition.

Structure of the Acquisition.   On the closing of the Acquisition, the Partnership will acquire substantially all of the tangible and intangible personal property of Mac Farms, including but not limited to inventory, equipment, contract rights, tools, vehicles, customer lists, goodwill, trademarks, trade names, books, files and records and other property. The real property owned by Mac Farms upon which the processing plant is located will be leased to the Partnership for twenty (20) years under the Processing Plant Lease. See “Summary of the Acquisition—The Processing Plant Lease”. As of the closing date, the Partnership will assume liabilities of Mac Farms relating to ordinary course trade payables and with respect to capital leases and installment purchase and other liabilities that constitute current liabilities of

Mac Farms under GAAP as well as liabilities with respect to the assets being leased. The Partnership will also execute a five (5) year lease with Kapua to lease 3998 acres of macadamia orchards. See “Summary of the Acquisition—The Orchard Lease”.

Mac Farms is required to form two new subsidiaries (the “Subsidiaries”) prior to the closing date and the Partnership has a right to designate which of the assets being purchased shall be contributed to each of the Subsidiaries. On the closing date, the Partnership will acquire ownership of the Subsidiaries and thereby indirectly ownership of the assets being purchased from Mac Farms. The purchase does not include cash, accounts receivable or real property of Mac Farms. The assets being contributed to the Subsidiaries are required to be contributed free and clear of any and all liens, claims or encumbrances including any existing financing or debt obligations of Mac Farms.

Purchase Price.   The Partnership will issue 650,000 Class A Units of the Partnership to Mac Farms in a private placement. In addition, the Partnership will pay to Mac Farms the net book value of Mac Farms current assets less current liabilities as of the closing date, but excluding Mac Farms’ revolving credit line, short term debt, loans made by affiliates, debt payable, employee benefits and inter-company balances as otherwise set forth in the Acquisition Agreement. Ninety-five percent (95%) of this amount is required to be paid on the closing with five percent (5%) of this amount being retained by an escrow agent pending the outcome of a true-up by the Partnership and Mac Farms of the final balances as of the closing date. If a dispute arises with respect to the true-up, it will be resolved by alternative dispute resolution. The amount of the true-up is required to be paid forty-five (45) days after the closing date. The cash payment is subject to potential adjustments, at the discretion of the Partnership, as discussed below.

Potential Adjustments to Purchase Price.   In the event that the average closing price per Unit of the Partnership on the New York Stock Exchange for the ten trading days immediately preceding the date upon which approval of the Acquisition Proposal by the Unitholders is obtained is less than $4.72 per Unit, Mac Farms or Kapua may terminate the Acquisition Agreement. The Partnership has a right to avoid such termination by agreeing to pay a purchase price adjustment in cash on the closing date equal to the difference between the average closing price as aforesaid and $4.72 per Unit times 650,000. Thus, in the event that the average closing price is $4.70 and Mac Farms elects to terminate the transaction, then the Partnership has the option, but not the obligation, to avoid the termination and pay an additional $13,000 in cash to Mac Farms [$4.72 less $4.70 = $.02 per Unit x 650,000] on the closing date.

If on the day immediately preceding the date on which the Partnership obtains approval of the Acquisition Proposal by the Unitholders, the average of the spot price per pound for bulk premium (Hawaiian and Australian) style II raw macadamia nuts (FOB West Coast) (averaging together container loads and pallet loads) is less than $3.25 per pound, then Mac Farms or Kapua shall have a right to terminate the Acquisition Agreement. In the event Mac Farms or Kapua terminates the Acquisition Agreement for such reason, then the Partnership has an option, but not the obligation, to avoid termination by agreeing to pay to Mac Farms a spot price adjustment. The spot price adjustment shall be determined as of the closing date during the true-up process and shall be paid on the date when payments are otherwise required as part of the true-up. The spot price adjustment will be equal to the difference between the average spot price calculated as set forth above on the closing date and $3.25 times the number of pounds of marketable bulk premium (Hawaiian and Australian) Style II raw or roasted macadamia nuts in Mac Farms inventory on the closing date. As of August 31, 2007, the Partnership estimates that the average spot price was $3.25 per pound.

Representations and Warranties.   The Acquisition Agreement contains a number of representations and warranties that each of the Partnership, Mac Farms and Kapua have made to one another. These representations and warranties include those related to due organization and qualification; authority, execution and delivery and enforceability of the Acquisition Agreement, existence of conflicts or violations under organizational documents or applicable laws; material contracts and organizational documents;

absence of litigation; absence of certain changes or events since stated dates; possession of, effectiveness of and compliance with required governmental licenses or other qualifications; tax matters, identification of real property contracts permits, intellectual property and assets used, customers and sales; insurance; litigation; environmental matters; and disclosure.

Interim Covenants Relating to Conduct of Business.   Under the Acquisition Agreement, each of Mac Farms and Kapua must not engage in any activity relating to the macadamia nut business which is outside the ordinary course of business and there are also specific limitations on their ability to enter into certain contracts and take certain actions without the consent of the Partnership.

Exclusivity.   Under the Acquisition Agreement, Mac Farms and Kapua are not permitted to solicit, entertain or encourage submission of any proposals related to the acquisition of their membership interests, their assets or business operations relating to the macadamia nut business other than the sale of inventory in the ordinary course of business, except for certain third party sales which would include a (i) sale of all of their land and (ii) assets not subject to the Acquisition Agreement.

Access to Information.   During the period prior to the closing of the Acquisition, Mac Farms and Kapua have agreed to give the Partnership, its counsel, accountants and other representatives full access at reasonable times to their headquarters, properties and books and records relating to the macadamia nut business.

Employees.   Mac Farms has agreed to terminate the employment of all employees effective immediately before the closing and the Partnership has a right, but not an obligation, to hire such employees on terms that are mutually agreed between the Partnership and such employees. The Partnership will have no obligation or responsibilities in connection with post-closing employment of any employees of Mac Farms. The Partnership currently intends to seek to employ substantially all of the employees of Mac Farms after the closing.

Conditions To The Completion Of The Acquisition.   The obligations of the parties to consummate the Acquisition are subject to the satisfaction or waiver of specified conditions, including the following:

Conditions To Each Party’s Obligation.

•       Respective representations and warranties of Mac Farms, Kapua and the Partnership are true and correct in all material respects on the closing date and each party shall have performed and complied with each of its covenants under the Acquisition Agreement in all material respects through the closing date;

•       The parties shall have procured any required consents or governmental authorizations to consummate the transaction including the approval of the Acquisition Proposal by the Unitholders of the Partnership. The Acquisition has been approved by the members of Mac Farms and Kapua;

•       There must be no legal requirement, judgment, order, or proceeding which delays, enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by the Acquisition Agreement and no proceeding pending or threatened seeking would have an effect of any of the foregoing; and

•       All the documents to be signed or delivered on or prior to the date of the closing of the Acquisition shall have been signed and delivered.

Conditions To The Partnership’s Obligations.

The Partnership’s obligation to consummate the transactions contemplated by the Acquisition Agreement is conditioned upon the following conditions in addition to those set forth above:

•       Delivery of the Orchard Lease and the Processing Plant Lease as well as all other documents and materials set forth in the Acquisition Agreement;

•       There should be no material adverse effect shall have occurred with respect to Mac Farms and/or Kapua since December 31, 2005;

•       The Partnership and its lenders shall have received an irrevocable commitment for a leasehold title insurance policy in the amount of Five Million Dollars ($5,000,000) insuring that the Partnership on the closing will be the owner of a leasehold interest under the Processing Plant Lease and the Orchard Lease;

•       The Partnership shall have received assurances from certain specified employees of Mac Farms that they intend to enter into the employment of the Partnership immediately after the closing; and

•       The Partnership must have received approval of the Unitholders to the Acquisition Proposal.

Conditions To Mac Farms and Kapua’s Obligations.

The obligations of Mac Farms and Kapua to consummate the transactions contemplated by the Acquisition Agreement are conditioned upon approvals of all members of Mac Farms and Kapua, which condition has been satisfied, no material adverse effect shall have occurred with respect to the Partnership since March 31, 2007 and the performance by the Partnership of its obligations under the Acquisition Agreement including:

•       Delivering to Mac Farms 650,000 Class A Units; and

•       Delivery of the cash required at the closing.

Closing.   The closing of the transactions contemplated by the Acquisition Agreement is scheduled to take place ten (10) business days after the Partnership receives approval of the Unitholders of the Acquisition Proposal or at such other date or place as the parties may mutually determine. The closing date may be postponed by either party provided that the closing date shall not be later than December 31, 2007, without the mutual consent of both parties. The closing is subject to the satisfaction or waiver by the parties of certain conditions, including the approval by the Unitholders of the Acquisition Proposal. See “Conditions to Completion of the Acquisition.”

Registration Rights of Mac Farms.   On the closing, the Partnership is required to execute a registration agreement under which the Partnership is required no later than ninety (90) calendar days after the closing date at its expense to file with the Commission and use reasonable best efforts to cause to be declared effective as promptly as practicable a shelf registration statement under the Securities Act of 1933 relating to the offer and sale of Units by Mac Farms. The Partnership is required to keep such registration in effect for a period of up to two years after its effective date.

Termination.   The transactions contemplated by the Acquisition Agreement may be terminated and/or abandoned at any time prior to the closing of the Acquisition:

•       By the mutual consent of Mac Farms, Kapua and the Partnership;

•       By the other party in the event of a breach of any representation, warranty, or covenant by a party which has not been cured within fifteen (15) calendar days after receipt of notice thereof;

•       By either party if a condition of closing of the terminating party is impossible to satisfy for causes other than a breach of an obligation by such party;

•       By the Partnership, Mac Farms or Kapua if the closing does not occur by December 31, 2007;

•       By Mac Farms or Kapua in the event the average spot price of macadamia nuts is less than $3.25 per pound on the day preceding the date the Partnership received Unitholder approval of the Acquisition Proposal, subject to Partnership’s rights to avoid such termination as discussed above; or

•       By Mac Farms or Kapua in the event the average closing price of the Partnership Units on the New York Stock Exchange for the ten trading days prior to the approval of the Acquisition Proposal by the Unitholders is less than $4.72 per Unit, subject to the right of the Partnership to avoid such termination, as discussed above.

Proposed Subsidiaries.   One of the Subsidiaries that Mac Farms will form will be a Subchapter C corporation, which will be subject to corporate income tax at a state and federal level. The Partnership will instruct Mac Farms to transfer into this corporation all assets related to the processing and marketing of macadamia nuts. These assets will include equipment used in the processing plant operation, all working capital and intellectual property attributable to the processing and marketing operations that are to be transferred to the Partnership.

One of the Subsidiaries that Mac Farms will form will be a limited liability company. The Partnership will instruct Mac Farms to transfer into this company all assets related to the farming operations. These assets primarily will include farming equipment.

At the closing, Mac Farms will transfer to the Partnership ownership of the Subchapter C corporation and the limited liability company. Therefore, at the completion of the closing, the Partnership will own 100% of the stock of the Subchapter C corporation which will engage in the business of processing and marketing macadamia nuts. It will also be the only member of the limited liability company which will lease the orchards from Kapua and engage in the business of farming macadamia nuts. The creation of the Subchapter C corporation was required to comply with tax laws relating to master limited partnerships.

Other Terms.    The Acquisition Agreement and the rights and obligations of the parties thereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties, except as otherwise set forth in the Acquisition Agreement. The Acquisition Agreement is governed by and construed under the laws of the State of Hawaii. Except as otherwise provided in the Acquisition Agreement, each party is required to bear its own costs and expenses (including legal fees and disbursements) incurred in connection with the Acquisition Agreement or any related agreement and the transactions contemplated thereby.

THE UNITHOLDERS MEETING

Date, Time and Place

The Unitholders Meeting will be held at 10:00 A.M., Hawaii Standard Time, on December     , 2007, at the offices of Carlsmith Ball LLP, ASB Tower, Suite 2200, 1001 Bishop Street, Honolulu, Hawaii 96813.

Purpose

The purpose of the Unitholders Meeting is to consider and vote to upon the Acquisition Proposal and the Amendment Proposal and to consider and vote upon any other matters that may be properly brought before the meeting

Record Date; Voting Rights

The close of business on September   , 2007, has been fixed by the Board of Directors of the General Partner as the record date (the “Record Date”) for the determination of the Unitholders entitled to notice of, and to vote at, the Unitholders Meeting and any adjournment thereof. As of August 31, 2007, there were 7,500,000 Class A Units issued and outstanding and entitled to vote, beneficially held by approximately 8,000 Unitholders. The Class A Units held by limited partners are entitled to one vote per Class A Unit on the respective matters upon which such holders are entitled to vote.

Proxies and Revocability of Proxies

All Class A Units represented at the Unitholders Meeting by valid proxies will be voted in accordance with the instructions contained in such proxies. If a proxy is signed and returned without indication as to how the Unitholder desires his Class A Units to be voted, such Class A Units will be voted in favor of the Acquisition Proposal and the Amendment Proposal. The General Partner does not intend to bring any matters before the Unitholders Meeting other than approval of the Acquisition Proposal and the Amendment Proposal, and does not know of any other matters sought to be brought before the Unitholders Meeting by others. If any business other than the Acquisition Proposal and the Amendment Proposal is properly brought before the Unitholders Meeting, the Class A Units represented by proxies will be voted in accordance with the judgment of the persons voting them.

The execution of a proxy will not affect a Unitholder’s right to attend the Unitholders Meeting and vote in person. A Unitholder who has given a proxy may revoke it at any time before it is exercised at the Unitholders Meeting. A proxy may be revoked by delivery of a written notice to the Depositary stating that the proxy is revoked, by execution of a proxy bearing a later date, or by attendance at the Unitholders Meeting and voting in person.

Cost of Solicitation of Proxies

The Partnership will bear all costs relating to the solicitation of proxies and will reimburse brokers or other persons holding Class A Units in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of Class A Units. In addition to such solicitation and the solicitation made hereby, certain officers, directors, regular employees, and authorized agents of the General Partner may solicit proxies by mail, e-mail, telephone, and personal interview.

Vote Required

The affirmative vote of more than 50% of the 7,500,000 Class A Units held by limited partners on the Record Date for the Unitholders Meeting is required to approve the Acquisition Proposal and the Amendment Proposal.

The Partnership Agreement provides that voting rights of the Unitholders shall not be exercised unless the General Partner obtains an opinion of counsel stating that the exercise of such rights would not cause the loss of limited liability of the Unitholders or the treatment of the Partnership as an association taxable as a corporation for federal income tax purposes. Such opinion will be rendered by Carlsmith Ball LLP, counsel for the Partnership

Quorum; Adjournment

The presence at the Unitholders Meeting either in person or by proxy of Unitholders who are limited partners and who are record holders of more than 50% of the Class A Units entitled to notice of, and to vote at, the Unitholders Meeting is necessary to constitute a quorum. In the absence of a quorum, the Unitholders Meeting may be adjourned from time to time by the vote of a majority of the Class A Units held by limited partners represented either in person at the meeting or by proxy.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed if the time and place of the adjourned meeting is announced at the meeting at which the adjournment is taken, unless such adjournment is for more than 45 days. At an adjourned meeting, the Partnership may transact any business which may have been transacted at the original meeting.

Other Matters

Neither the Partnership (or any affiliate thereof) nor any other person (including the General Partner) has authorized any person to give any information or make any representation in connection with the solicitation of proxies other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, in any circumstances, create any implication that the information herein is still correct after the date of this Proxy Statement.

BENEFICIAL OWNERSHIP OF PRINCIPAL UNITHOLDERS
AND MANAGEMENT—THE PARTNERSHIP

As of August 31, 2007, the persons (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Partnership or the General Partner to be the beneficial owner of more than 5% of the Class A Units are set forth below.

Beneficial Owner Name and Address	Class A Units Owned	Percent of Class A Units
Ebrahimi Family Group	686,400	9.2%
1800 Grant Street Denver, CO 80203
Berggruen Holdings North America, Ltd.	380,000	5.1%
1114 Avenue of the Americas, 41st Floor New York, NY 10036

As of August 31, 2007, the General Partner owned 75,757 Class A Units. These units will not be voted at the Meeting. No director or officer of the General Partner owned more than 1% of the Class A Units.

The table below sets forth certain information as to the Class A Units beneficially owned by all directors of the General Partner, and all directors and officers of the General Partner as a group, as of August 31, 2007.

Beneficial Owner	Class A Units Owned	Percent of Class A Units
John K. Kai	100	*
James S. Kendrick	1,500	*
Jeffrey M. Kissel	3,177	*
All directors	4,777	*
All directors and officers as a group; (8 persons)	4,877	0.06%

*                    Less than 0.1%

FORWARD-LOOKING STATEMENTS

Some of the information in this proxy statement constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intend,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•       discuss future expectations;

•       contain projections of future results of operations or financial condition; or

•       state other “forward-looking” information.

The Partnership believes it is important to communicate its expectations to its Unitholders. However, there may be events in the future that the Partnership is not able to accurately predict or over which the Partnership has no control. The cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by the partnership in its forward-looking statements, including among other things:

•       the number and percentage of Unitholders voting against the Acquisition Proposal;

•       changing interpretations of generally accepted accounting principles;

•       outcomes of litigation, claims, inquiries or investigations;

•       world market conditions relating to macadamia nuts;

•       the weather and local conditions in Hawaii affecting macadamia nut production;

•       legislation or regulatory environments, requirements or changes adversely affecting the businesses in which the Partnership is engaged;

•       statements about industry trends;

•       general economic conditions; and

•       geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to the Partnership or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, the Partnership undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Pro Forma Balance Sheet

The following table shows the unaudited balance sheet of the Partnership as of June 30, 2007, the unaudited balance sheet of Mac Farms as of June 30, 2007 and a pro forma combined balance sheet which has been prepared based upon the assumption that the Acquisition and the Financing had taken place on June 30, 2007.

Pro Forma Balance Sheet
ML Macadamia Orchard, L.P. (“MLMO”) and Mac Farms of Hawaii, LLC (“MFH”)
June 30, 2007
(in thousands)

	MLMO	MFH	Adjustments		Combined
Assets
Current assets
Cash and cash equivalents	$ 495	$ —	$ —		$ 495
Accounts receivable, net	997	—	(524	)A	473
Inventory
Farming supplies	295	—	—		295
Finished goods	—	9,218	—		9,218
Work-in-progress	—	359	—		359
Packaging material and supplies	—	878	—		878
Deferred farming costs	2,894	1,065	—		3,959
Other current assets	—	307	—		307
Total current assets	4,987	11,827	(524)		16,290
Land, orchards, buildings and equipment, net	46,406	3,414	—		49,820
Good will	306	—	—		306
Intangible assets, net	12	21	—		33
Total assets	$ 51,711	$ 15,262	$ (524)		$ 66,449
Liabilities and members’ equity
Current liabilities
Bank overdraft
Revolving line-of-credit	$ 1,200	$ 2,995	—		$ 4,195
Current portion of long-term debt	—	400	—		400
Accounts payable	41	1,549	$ (524	)A	1,066
Cash distribution payable	375	—	—		375
Accrued payroll and benefits	562	—	—		562
Other current liabilities	56	—	—		56
Total current liabilities	1,434	4,944	(524)		5,854
Non-current benefits	406	—	—		406
Long-term debt	—	7,100	—		7,100
Deferred income tax liability	1,208	—	—		1,208
Total liabilities	3,848	12,044	(524)		15,368
Commitments and contingencies
Partners’ capital
General partner	81	—	—		81
Class A limited partners, no par or assigned value, 7,500 units issued and outstanding	47,852	—	—		47,852
Class A limited partners, no par or assigned value, 650 units issued and outstanding	—	3,218	—		3,218
Shareholders’ equity
Accumulated other comprehensive loss	(70)	—	—
Total partners’ capital and shareholders’ equity	47,863	3,218	—		51,081
Total liabilities and partners’ capital and Shareholders’ equity	$ 51,711	$ 15,262	$ (524)		$ 66,449

A—eliminates intercompany receivables and payables.

The pro forma set forth above is based upon selected historical financial information from the financial information provided to the Partnership by Mac Farms. This pro forma eliminates items which will not continue after the closing of the Acquisition.

Financial Forecast

The final forecast set forth below has been prepared based upon the assumption that the Acquisition and Financing will occur on December 31, 2007 and shows the forecasted results of the Partnership for the twelve months ended December 31, 2008. Our independent accounting firm has neither examined nor compiled this forecast and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

The forecast below is a forward looking statement that is subject to risk and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. See “Forward-Looking Statements” beginning on Page 15 of this proxy statement. The forecast is subject in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments which may occur in the future. Although presented with numerical specificity, the forecast is based upon a variety of estimates and hypothetical assumptions made by management some of which are set forth below. Some or all of these assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Partnership’s control. Such uncertainties and contingencies can generally be expected to increase with the passage of time from the date of preparation of the forecast. Accordingly, the assumptions made in preparing the forecast might not prove accurate, and actual results might differ materially. Certain of the assumptions are set forth in the notes below the forecast.

For these reasons, the inclusion of the forecast in this proxy statement should not be regarded as an indication that the forecast will be an accurate prediction of future events, and it should not be relied on as such. No one has made, or makes, any representation concerning the information contained in the forecast and we do not intend to update or otherwise revise the forecast to reflect circumstances existing after the date when made or to reflect the occurrences of future events. Although this is provided for general information, you are cautioned not to rely on this information in making a decision whether to vote in favor of adoption of the Acquisition Proposal, the approval of which is a condition precedent to the consummation of the Acquisition.

Forecast Income Statement

ML Macadamia Orchard, L.P. (“MLMO”) and Mac Farms of Hawaii, LLC (“MFH”)
For the Year Ended December 31, 2008
(in thousands)

	MLMO	MFH	Adjustments		Combined
Macadamia product sales	$ —	$ 20,000	$ —		$ 20,000
Macadamia nut sales	11,036	—	(2,964	)A	8,072
Contract farming revenue	4,050	—	—		4,050
Total revenue	15,086	20,000	(2,964)		32,122
Cost of macadamia product sales	—	15,000	(2,964	)A	12,036
Cost of macadamia nut sales	10,139	—	—		10,139
Cost of contract farming revenue	3,645	—	—		3,645
Total cost of goods and services	13,784	15,000	(2,964)		25,820
Gross income	1,302	5,000	—		6,302
General and administrative costs	1,915	1,200	—		3,115
Selling costs	—	2,500	—		2,500
Total general and administrative and selling costs	1,915	3,700	—		5,615
Operating income (loss)	(613)	1,300	—		687
Other income	12	—	—		12
Interest income	17	—	—		17
Interest expense	(214)	(700)	—		(914)
Income (loss) before taxes	(798)	600	—		(198)
Income taxes	46	210	—		256
Net income (loss)	$ 844	$ 390	$ —		$ (454)
Net cash flow	724	418			1,142
Net cash flow per unit	$ 0.10	$ 0.64			$ 0.14

A—Eliminates intercompany sales and related cost of goods

Assumptions Used in Forecast Income Statement for the Year Ended December 31, 2008

Set forth below are certain assumptions which have been utilized by the Partnership to prepare the forecast income statement set forth above. Although these assumptions are believed to be reasonable by the Partnership, there is no assurance that these assumptions will be accurate and, accordingly, actual results may differ materially. See “Forward Looking Statements” and “Unaudited Pro Forma Financial Information—Financial Forecast” for further cautions concerning these assumptions.

            1) Production of macadamia nuts in the orchards currently owned or leased by the Partnership will be consistent with historical averages of 20-21 million field pounds.

            2) Macadamia nut prices and demand will be soft through the first half of 2008 but will improve during the second half of 2008.

            3) Nut contract prices with Mauna Loa, Mac Farms and Island Princess will be consistent with prevailing prices during the last six months of 2007. One-half (approximately 3 million pounds) of the nuts processed by HMNC will be sold at breakeven prices with the remaining one-half in inventory at the end of 2008.

            4) Contract farming revenue and expenses remain consistent with prior years and operational expenses will be consistent with historical percentages. Interest expenses are estimated based upon assumed borrowing for the acquisition and inventory receivable carrying costs averaging approximately $10 million.

            5) Net cash flow per unit for the Partnership prior to adjustment is based on 7.5 million Units outstanding. Combined cash flow per Unit assumes an additional 650,000 Units have been issued to Mac Farms in the Acquisition.

            6) Mac Farms sales (which include sale of production from Kapua’s orchards which will be under lease to the Partnership) are projected at $20 million, an increase of 6.6% over the estimate for 2007, although below 2005 and 2006 sales.

            7) Mac Farms gross margin is forecasted at 25% based upon a sales mix of higher retail sales and lower ingredient sales. This reflects lower material costs based upon assumed macadamia nut prices and reflects and additional cost saving resulting from a new co-pack arrangement.

            8) Mac Farms selling, general and administrative expenses are based on historical cost percentages after elimination of lease rent ($500,000), management fees ($400,000) and outside services expenses ($400,000) offset by additional costs of management ($350,000).

            9) At the end of 2007, higher than normal inventory levels will exist given the current status of the macadamia nut market.

     10) Income taxes of the new Subsidiaries are forecast at a blended rate of 35% of pretax income.

     11) Adjustments include adjustments to eliminate macadamia nut sales on an intercompany basis.

SUMMARY OF THE AMENDMENTS

Set forth below is a summary of the Amendments to be voted upon by Unitholders at the Unitholders Meeting. The Amendments must be approved by a vote of a majority of the 7,500,000 Class A Units held by limited partners. PROPOSAL (1) MUST BE APPROVED BY THE UNITHOLDERS IN ORDER FOR THE PARTNERSHIP TO COMPLETE THE ACQUISITION.

Proposal (1) Authorization to Process and Market Macadamia Nuts.   Section 2.3 of the Partnership Agreement permits the Partnership to engage in the ownership, acquisition, management, operation, development, leasing and disposition of macadamia nut orchard properties and businesses and acts relating to or arising therefrom. Proposal (1) expands the permitted business of the Partnership to provide that the Partnership may also engage in the processing and marketing of macadamia nuts, together with related operations. Appended to this Proxy Statement as Appendix B is the full text of the existing Section 2.3 and Section 2.3 as amended by Proposal (1).

Proposal (2) Creation of Procedures for Election of Board of Directors of the General Partner.   At the time the Partnership was formed in 1986 the general partner was a wholly-owned subsidiary of C. Brewer and Company, Limited (“CBCL”) which elected its directors. In January, 2005, the Partnership bought 100% of the stock of Resources from the successor to CBCL. At this time, the Board of Directors of the General Partner must elect successors to any vacancy created by the death, resignation, retirement, or inability to act of any director. In addition there is no requirement that the Partnership hold annual meetings. Proposal (2) would add new Sections 6.14 and 6.15 to the Partnership Agreement. Section 6.14 would require annual meetings of the Unitholders commencing in 2008 at which the Board of Directors of the General Partner would be elected by the Unitholders. Section 6.15 provides constraints and procedures to facilitate the election of the Board of Directors of the General Partner by the Unitholders, requires the General Partner to cause the individuals elected by the Unitholders to be appointed to the Board of Directors of the General Partner and includes provisions relating to the number of directors, bylaws of the General Partner, removal of directors, nominations, and other relevant matters. Please refer to Sections 6.14 and 6.15 set forth on Appendix B for the exact language of the proposed amendment.

Adoption of Proposal (2) is not required before the Partnership can close the Acquisition, but is desirable for long-term management of the Partnership.

OTHER BUSINESS

The Partnership does not know of any business other than that described in this Proxy Statement which will be presented for consideration at the Unitholders Meeting. If any other business properly comes before the Unitholders Meeting or at any and all adjournments or postponements thereof, the Proxy holders named in the accompanying Proxies will vote their respective shares represented by such Proxies in accordance with their best judgment and, as applicable, in accordance with said Proxies.

It is important that all outstanding Class A Units be represented at the Unitholders Meeting. Because the vote of a majority of all the votes that are eligible to be cast by the Unitholders at the Unitholders Meeting is required to approve each of the Amendments, abstentions and broker non-votes will in effect be votes against the Amendments. YOU ARE THEREFORE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE WHICH IS ENCLOSED FOR YOUR CONVENIENCE. Unitholders who are present at the Unitholders meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

INFORMATION ABOUT THE PARTNERSHIP

General Description of the Business

The Partnership is a publicly traded partnership, organized under the laws of the State of Delaware, and engaged in the business of growing and farming macadamia nuts in Hawaii. The Partnership believes that it is one of the world’s largest growers of macadamia nuts. The Partnership owns or leases approximately 4,190 tree acres of macadamia nut orchards in three locations within a 50-mile radius on the island of Hawaii. (“Tree acres” are acres of the Partnership’s owned or leased lands utilized for macadamia nut orchards. “Gross acres” includes areas not utilized for orchards.) The Partnership previously sold all of its macadamia nut production to Mauna Loa Macadamia Nut Corporation (“Mauna Loa”) under four nut purchase contracts. Three of the nut purchase contracts with Mauna Loa, totaling approximately 16 million pounds, expired December 31, 2006 and the other contract totaling approximately 6.3 million pounds expires December 31, 2011.

The Partnership has executed nut purchase agreements with Hamakua Macadamia Nut Company, Inc. (“Hamakua”), Mac Farms and Purdyco International, Ltd. dba Island Princess (“Island Princess”) beginning January 1, 2007. The contracts call for Hamakua to purchase about 6 million field pounds, Mac Farms to purchase about 4.5 to 5.5 million pounds at 20% moisture, 30% SK/DIS recovery, and Island Princess to purchase about 2.2 million pounds at 20% moisture, 30% SK/DIS recovery. Additional information can be found in section (c) under the heading Nut Purchase Contracts.

The Partnership farms its own orchards and approximately 2,008 additional acres of macadamia orchards for other orchard owners. The Partnership is managed by its general partner, ML Resources, Inc. (“MLR” or the “General Partner”). On August 1, 2001, all of the stock of the General Partner was purchased by D. Buyers Enterprises, LLC (“DBE”) from CBCL. On January 6, 2005, the stock of ML Resources, Inc. was purchased from DBE by the Partnership for $750,000.

Ownership of Class A Units confers no direct or indirect interest in CBCL, DBE or any of their affiliated entities, or in Mauna Loa, or Hamakua, Mac Farms, or Island Princess.

The Partnership commenced operations in June 1986, following its acquisition of interests in approximately 2,423 tree acres of macadamia nut orchards from subsidiaries of CBCL. In December 1986 and October 1989, respectively, the Partnership acquired from subsidiaries of CBCL interests in approximately 266 and 1,260 additional tree acres of macadamia orchards. In September 1991 the Partnership acquired approximately 78 tree acres of producing macadamia orchards. In April 2006 the Partnership acquired approximately 21 tree acres of producing macadamia orchards.

On May 1, 2000, the Partnership purchased 142 acres of macadamia orchards and the macadamia farming operations from subsidiaries of CBCL. The farming operations consist of farming contracts, farming equipment, vehicles, a husking plant, irrigation well, office buildings, garages and warehouses, office furniture and equipment and material inventories related to macadamia farming. All the assets and operations are located on the island of Hawaii.

As reported on Form 8-K filed May 31, 2007, the Partnership signed an Acquisition Agreement to purchase substantially all of the assets of Mac Farms and lease the macadamia orchards owned by Kapua. For further information see “SUMMARY OF THE ACQUISITION.”

Mac Farms owns the second largest macadamia nut processing facility in Hawaii and markets macadamia nuts both industrially and under the brand names MacFarms®, Kona Select® and Hula Princess®. Kapua owns the largest contiguous macadamia orchard in the world.

Financial Information about Industry Segments

Information relating to Industry Segments is contained in Note 4 of the Notes to the Audited Annual Financial Statements of the Partnership.

Narrative Description of the Business

Owned-orchard Segment

The Partnership sold all of the macadamia nuts from its orchards to Mauna Loa under four nut purchase contracts in 2006. Mauna Loa processes and markets the nuts under the Mauna Loa® brand name and is believed to be one of the largest processors and marketers of macadamia nuts in the world. The Partnership was Mauna Loa’s largest single supplier of macadamia nuts in 2006. Mauna Loa was a subsidiary of CBCL until its sale in September 2000 to The Shansby Group. In December 2004 Mauna Loa was purchased from the Shansby Group by The Hershey Company (NYSE: HSY). On May 1, 2000, the Partnership began farming its own macadamia orchards. Prior to that date, subsidiaries of CBCL performed the farming activities for the Partnership under long-term farming contracts.

Nut Purchase Contracts.   The Partnership is a party to a nut purchase contract signed June 1, 2006, with an effective date of January 1, 2006, with Mauna Loa. The contract is for approximately 6.3 million pounds annually and expires December 31, 2011. It had a nut purchase price of $0.74 per pound WIS at 20% moisture and 30% SK/DIS. The purchase price increases by $0.01 each year except 2008 until it reaches $0.78 per pound in 2011.

On December 16, 2004, a new nut purchase contract was signed with Hamakua for the annual delivery of six million WIS pounds, starting January 1, 2007. The contract provides for a minimum price of $0.75 per pound and a maximum price of $0.95 per pound WIS at 20% moisture and 30% SK/DIS. The pricing formula includes a fixed component of $0.85 and a second component based on Hamakua’s average selling price for bulk kernel. In February 2007, the Partnership negotiated an amendment to the contract which provides the Partnership an option to have the nut-in-shell processed into kernel for a fee in lieu of selling the nuts to Hamakua.

On January 5, 2006, a new nut purchase contract was signed with Island Princess for the annual delivery of approximately two million WIS pounds, effective January 1, 2007. The nut price will be determined every six months by mutual agreement based on prevailing market price for kernel from Hawaii and Australia. The effective price for January – June 2007 was $0.608 and for July – December 2007 is $0.494 each at 20% moisture and 30% SK/DIS recovery.

On January 6, 2006, a new nut purchase contract was signed with Mac Farms for the annual delivery of between four and one-half million and five and one-half million WIS pounds, effective January 1, 2007. The nut price will be determined every six months by mutual agreement based on prevailing market price for kernel from Hawaii and Australia. The effective price for January – June 2007 was $0.608 and from July through December 2007 is $0.494 each at 20% moisture and 30% SK/DIS recovery.

Competition.   In addition to the State of Hawaii, mature macadamia nut orchards are located in Australia, Africa, and Central America. For the 2006 crop, Hawaii was expected to supply 22% of the world crop, and Australia, the world’s largest producer, was expected to supply 39%. A general decline in macadamia nut prices could also adversely affect the Partnership’s revenues.

Macadamia Farming Segment

Since the May 2000 purchase of the macadamia farming operations, the Partnership farms its own 4,190 acres of macadamia orchards and approximately 2,008 additional acres of macadamia orchards owned by other growers. Three of the farming contracts comprising approximately 465 acres terminated December 31, 2005 reducing the total acres covered by farming contracts for 2006 to 2,029 acres. In April of 2006 the Partnership purchased a 21-acre macadamia orchard that was previously farmed under contract by the Partnership, thereby reducing the total acres covered by farming contracts to about 2,008 acres.

All the orchards are located in three separate regions on the island of Hawaii (“Keaau”, “Ka’u” and “Mauna Kea”). Because each region has different terrain and weather conditions, farming methods vary somewhat among the three locations.

Farming Contracts.   The Partnership currently services approximately seventeen farming contracts which were assigned to the Partnership with the May 2000 acquisition. Services under these contracts include cultivation, weed and pest control, fertilization, pruning and hedging, replanting, harvesting, and husking. These contracts also provide a management fee to the Partnership, which is based as either a fixed fee per acre farmed, or as a percent of reimbursed costs, ranging from 5% to 20%. Approximately 150 acres are year-to-year contracts, approximately 635 acres expire March 31, 2009, approximately 70 acres expire June 30, 2013, approximately 410 acres expire July 31, 2029, approximately 280 acres expire June 30, 2033 and approximately 470 acres expire September 30, 2080.

Orchard Maintenance.   Maintenance of an orchard is essential to macadamia nut farming. Pruning and hedging of trees is necessary to allow space for mechanical harvesting and cultivating equipment to operate safely and efficiently and to remove dead branches. Where mechanical equipment is used, the orchard floor must be maintained in a condition that will permit its operation. Soil and gravel are used to repair mud holes and other surface irregularities caused by soil erosion from heavy rain and by farming equipment. Pruning and surface maintenance are usually performed between harvest seasons.

Orchard management also requires the proper selection and application of fertilizers, pesticides (to control rodents, insects and fungi) and herbicides (to control weeds). Insects, rodents and fungi, as well as wild pigs, if not controlled, can cause losses to nut production.

Harvesting.   The harvest period begins in the late summer and runs through the following spring. Mature nuts fall from the trees and are harvested using mechanized harvest equipment when the orchard floor is level enough to permit its use. Nuts are harvested by hand when the orchard floor is too uneven to permit mechanical harvesting, when the nut drop is very light and when nuts remain after harvesting. At Keaau, Ka’u and Mauna Kea, seasonal labor for hand harvesting and other operations is generally available from nearby Hilo, adjacent communities and foreign labor sources.

Mechanical harvesting is less costly than hand harvesting, but mechanical harvesting is possible only where the orchard floor is relatively flat. Approximately 70% of the orchards in Ka’u, 59% in Keaau and 94% in Mauna Kea are currently mechanically harvested. The remaining acres are too uneven for mechanical harvesting and must be harvested by hand.

During the harvest season, the nuts are collected every six to ten weeks. Nuts suffer loss in quality if they remain on the ground too long. The harvested nuts are then transported to the husking facilities, which are located in Ka’u and Keaau. The Keaau husking facility is owned and operated by Mauna Loa, and the Ka’u husking facility is owned and operated by the Partnership. Nuts harvested in the Mauna Kea region are transported to the husking facility in Keaau. At the husking facility, the outer husk is removed and the nuts, still in their shell, are weighed and sampled to determine moisture content. Kernel quality is determined from samples taken. Title to the nuts husked in Keaau passes to buyer after weighing. Title to the nuts husked at Ka’u pass to buyer after delivery to the buyer’s processing plant. The nuts are then moved to a drying facility.

Processing.   The nuts purchased by Mauna Loa from the Partnership and from the other orchards farmed by the Partnership are primarily processed at Mauna Loa’s processing plant located adjacent to the orchards located in the Keaau area. The plant was built in 1966 and is presently capable of handling approximately 210,000 pounds of dry-in-shell (commonly abbreviated “DIS”) nuts per day. Processing at the plant includes drying, cracking, roasting, inspecting and limited packaging. The plant also includes separate warehouses, a machine shop, storage facilities, husking facilities, nut drying facilities, a generator and a 10,000 square foot chocolate processing plant. None of these processing facilities are owned by the Partnership.

At Mauna Loa’s plant in Keaau, the harvested nuts pass by conveyors over metal screens, blowers and rock separators that remove extraneous material from the in-husk nuts. The husks are then split and removed by pressing the nuts between steel roller bars and a rubber pad. At this stage, the nut kernels are still encased in their hard round shells and roughly 20% of their weight is attributable to moisture content. At this point, the nuts are referred to as wet-in-shell (commonly abbreviated “WIS”). The WIS weight of the nuts is used to determine payments to be made by Mauna Loa under the Nut Purchase Contracts. Approximately 20% of the WIS weight of the nuts will become dry salable kernels when all further processing is completed.

After the nuts are weighed, the moisture content of the nuts is reduced by blowing warm air over them, which produces dry-in-shell (“DIS”) nuts. Metal rollers are used to crack the nuts and remove the shell. Mechanical and optical equipment, as well as hand sorting, are used to separate the salable kernels from unusable nuts and pieces of broken shell.

The dry nut kernels are roasted and then sorted into retail and commercial grades. At this stage, some of the nuts are bulk-packed and sent to various co-packers on the U.S. mainland for packaging. At Mauna Loa’s plant in Keaau the nuts may be salted, or covered with chocolate or one of several coatings, and finally packaged, labeled and readied for shipment.

Stabilization Payments

In December 1986, the Partnership acquired a 266-acre orchard that was several years younger than other orchards of the Partnership. Because of the relative immaturity of the newer orchard, its productivity (and therefore its cash flow) was expected to be correspondingly lower for the first several years than for the other older orchards.

Accordingly, the seller of this orchard Ka’u Agribusiness Company, Inc. (“KACI”) agreed to make cash stabilization payments to the Partnership for each year through 1993 in which the cash flow (as defined) from this orchard fell short of the target cash flow level, which equaled $507,000. Stabilization payments for any given year were limited to the lesser of the amount of the shortfall or a maximum payment amount. For the years from 1987 through 1993, inclusive, the Partnership received a total of $1,628,000 (including a 4% Hawaii general excise tax) in stabilization payments under this agreement.

The Partnership accounted for stabilization payments (net of the 4% Hawaii general excise tax) as a reduction in the cost basis of the orchard. As such, these payments are being reflected in the Partnership’s net income ratably through 2019 as a reduction to the depreciation expense reported for this orchard.

In return, the Partnership is obligated to pay the seller (the Olson Trust who purchased KACI’s interest) 100% of any year’s cash flow from this orchard in excess of the target cash flow as additional percentage rent until the aggregate amount of the additional percentage rent paid equals 150% of the total amount of stabilization payments previously received. Thereafter, the Partnership is obligated to pay the seller 50% of this orchard’s cash flow in excess of the target cash flow as additional incentive rent. Additional rent of $62,000 was paid in 2006. No additional rent was due in 2004 or 2005.

Risks Involved in Operating Macadamia Orchards

Before deciding to purchase, hold or sell our units, you should carefully consider the risks described below in addition to the other cautionary statements and risks described elsewhere, and the other information contained, in this proxy statement. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on the Partnership, our business, financial condition and results of operations could be seriously harmed.

Macadamia nut trees are subject to damage or destruction from diseases, pests, floods, droughts, windstorms, hurricanes, volcanic activity and other natural causes. Partnership tree replacements for all orchards from all causes were 0.6% in 2004, 0.2% in 2005, and 0.5% in 2006. Both crop and tree insurance are in place to protect the Partnership against material losses.

Diseases and Pests.   The Partnership’s Keaau orchards experienced tree replacements of 1.4% in 2004, 0.6% in 2005, and 1.0% in 2006. Other macadamia growers in the vicinity have also experienced losses due to a problem known as “Macadamia Quick Decline” (“MQD”). Based upon research by the University of Hawaii and other experts, it is believed that the situation is due to fungi associated with high moisture conditions and poor drainage conditions. It is also believed that a particular variety of macadamia nut tree (cv. HAES 333) is most susceptible to MQD. Approximately 9% of the trees in the Partnership’s orchards have the variety HAES 333 with most of these trees located at the drier Ka’u region where the incidence of MQD is benign. Another tree variety (cv. HAES 344) has also been identified as being somewhat more susceptible to MQD than other commercial varieties and this cultivar represents approximately 45% of the trees in the Partnership’s orchards. Both the Keaau and Mauna Kea orchards are areas with high moisture conditions, and may be more susceptible to the MQD problem. Afflicted trees in these regions are replaced with cultivars that are tolerant to MQD.

There are also two types of fungal diseases, which can affect nut production but are not fatal to the trees themselves. One of these is Phytophthora, which affects the macadamia flowers and developing nuts, and the other, Botrytis cinerea, causes senescence of the macadamia blossom before pollination is completed. These types of fungal disease are generally controllable with fungicides. Historically, these fungi have attacked the orchards located in Keaau during periods of persistent inclement weather. A light infestation of Phytophthora occurred in late January-early February 2001 and a light-moderate infestation occurred in March 2006.

Rainstorms and Floods.   The Partnership’s orchards are located in areas on the island of Hawaii that are susceptible to heavy rainstorms. In November 2000 the Ka’u region was affected by flooding. This flooding resulted in expected 2000 harvesting being done in 2001. Since the flood in 2000 heavy rain in the Ka’u region has not produced flooding of any consequence.

Windstorms.   Some of the Partnership’s orchards are located in areas on the island of Hawaii that are susceptible to windstorms. Twenty-five major windstorms have occurred on the island of Hawaii since 1961, and four of those caused material losses to Partnership orchards. Most of the Partnership’s orchards are surrounded by windbreak trees, which provide limited protection. Younger trees that have not developed extensive root systems are particularly vulnerable to windstorms.

Insurance.   The Partnership secures tree insurance each year under a federally subsidized program. The tree insurance for 2007 provides coverage up to a maximum of approximately $19.8 million against loss of trees due to wind, fire or volcanic activity. Crop insurance was purchased for the 2006-2007 crop year and provides coverage up to a maximum of approximately $11.0 million against loss of nuts due to wind, fire, volcanic activity, earthquake, adverse weather, wildlife damage and failure of irrigation water supplies.

Volcanoes.   The orchards are located on the island of Hawaii, where there are two active volcanoes. To date, no lava flows from either volcano have affected or threatened the orchards.

Rainfall.   The productivity of orchards depends in large part on moisture conditions. Inadequate rainfall can reduce nut yields significantly, while excessive rain without adequate drainage can foster disease and hamper harvesting operations. While rainfall at the orchards located in the Keaau and Mauna Kea areas has generally been adequate, the orchards located in the Ka’u area generally receive less rainfall and, as a result, a portion of the Ka’u orchards is presently irrigated. Irrigation can mitigate the effects of a drought, but it cannot completely protect a macadamia nut crop from the effect of a drought. Recorded rainfall at each of the three locations of the Partnership’s orchards for the past five years is shown below:

Year	Ka’u		Keaau		Mauna Kea
2002	58.5	”	139.4	”	156.1	”
2003	22.8	”	94.8	”	117.4	”
2004	54.9	”	142.7	”	151.5	”
2005	34.7	”	133.8	”	171.8	”
2006	70.9	”	138.7	”	178.3	”

During 2006 the Ka’u, Keaau and Mauna Kea areas recorded 156%, 102% and 120% of the normal average annual rainfall in their area of the island, respectively.

Water Supply for Irrigation

With the May 2000 acquisition, the Partnership acquired an irrigation well (the “Sisal Well”), which supplies water to the Partnership’s orchards in Ka’u which were purchased in June 1986 and 1989. The Sisal Well is situated on land owned by Mauna Kea Agribusiness Company, Inc. (“MKACI”). On May 1, 2000 the Partnership entered into a license agreement with MKACI, which allows the Partnership necessary access to maintain and operate the Sisal Well, as well as the use of roads to access, maintain and operate the Partnership’s macadamia orchards. Annual rent for the license agreement is One Dollar. The license agreement terminates on the earlier of the termination of the May 1, 2000 lease between Partnership and KACI, or June 30, 2045.

Prior to the May 2000 acquisition, the Partnership and KACI were parties to a water agreement to which KACI agreed to supply water to those portions of the June 1986 Orchards and October 1986 Orchards located at Ka’u and which had been irrigated historically.

If the amount of water provided by the Sisal Well becomes insufficient to irrigate the above named orchards, the Partnership may consider increasing the capacity of the Sisal Well, drilling an alternative well into the historical source which provides water to the Sisal Well or obtaining water from other sources.

On a historical basis, the quantity of water available from the Sisal Well has been generally sufficient to irrigate these orchards in accordance with prudent farming practices. The irrigated portion of the Ka’u II Orchards is expected to need greater quantities of water as the orchards mature. The Partnership anticipates that the amount of water available from the Sisal well will be generally sufficient, assuming average levels of rainfall, to irrigate the irrigated orchards in accordance with prudent farming practices for the next several years. If no irrigation water is available to the Irrigated Orchards, then, based on historical average rainfall levels, diminished yields of macadamia nut production can be expected.

Market and customers.   A general decline in world macadamia nut prices would adversely affect the price paid under the nut purchase contracts with Mac Farms and Island Princess, as the contract price is determined based upon the prevailing world market price of macadamia nut kernel for each six-month period January through June and July to December throughout the contract term. Even though the Partnership will increase its customers from one to four in 2007 there are a limited number of customers available to purchase the Partnership’s nut production. If our customers’ were to be unable to perform under their contracts or if their purchase of product should change from Hawaii-based to foreign sourced kernel, it would have a material adverse impact on our business as there are virtually no replacement customers for the Partnership’s production.

Nut Purchase Agreements.   The Partnership has four contracts at January 1, 2007. The terms of the contracts vary from two to six years, fixed prices and market determined prices and 30 day payment terms. The Partnership relies upon the financial ability of the buyers of the Partnership’s nuts to abide by the payment terms of the nut purchase agreements. If any or all of the buyers were unable to pay for the macadamia nuts delivered by the Partnership to them it could result in the Partnership’s available cash resources being depleted. If any or all buyers were late in payment the Partnership would stop the delivery of macadamia nuts to the buyer. The Partnership would need to negotiate a nut purchase agreement with another buyer which might not be at the same terms or price. It is also possible that the Partnership might not be able to find a buyer for the nuts. There are a significant number of Hawaii macadamia growers that were unable to find a processor to purchase and process their crop in 2006 due to the currently depressed market.

Employees

As of December 31, 2006, the Partnership employed 215 people, of which 136 were seasonal employees. Of the total, 20 are in farming supervision and management, 182 in production, maintenance and agricultural operations, and 13 in accounting and administration.

With the May 2000 acquisition, the Partnership agreed to the assumption of three bargaining agreements with the ILWU Local 142. These agreements cover all production, maintenance and agricultural employees of the Ka’u Orchard Division, of the Keaau Orchard Division and of the Mauna Kea Orchard Division. These labor contracts became effective May 1, 1997 and expired on April 30, 2002, but were extended until April 30, 2005. The parties have agreed to a three-year contract, which will expire on April 30, 2008. The Partnership believes that relations with its employees and the ILWU are generally very good.

The Partnership employs foreign contract labor to supplement hand harvesters during the peak harvesting season. If the Partnership was unable to employ contract laborers it might have to lengthen the time between harvest rounds which could result in a lower quality of nuts produced and a lower effective price.

Certain key personnel are critical to our business. Our future operating results depend substantially upon the continued service of our key personnel who are not bound by employment or non-competition agreements. Our future operating results also depend in significant part upon our ability to attract and retain qualified management, technical and support personnel. We cannot ensure success in attracting or retaining qualified personnel. There may be only a limited number of persons with the requisite skills and relevant industry experience to serve in those positions and it may become increasingly difficult for us to hire personnel over time. Our business, financial condition and results of operations could be materially adversely affected by the loss of any of our key employees, by the failure of any key employee to perform in his or her current position, or by our inability to attract and retain skilled employees.

Unresolved staff comments.   There are no unresolved staff comments.

Available Information.   The Partnership files annual, quarterly and current reports and other information with the Commission. These filings are available free of charge through the Partnership’s Internet website at www.mlmacadamia.com as soon as reasonably practicable after the Partnership electronically files such material with, or furnishes it to, the Commission. Any unit holder, who so requests, may obtain a printed copy of these documents from the Partnership, by contacting the Partnership at 808-969-8057, or in writing at 26-238 Hawaii Belt Road, Hilo, Hawaii 96720.

Properties

Location.   The Partnership owns or leases approximately 4,190 tree acres of macadamia orchards on the island of Hawaii. The orchards are located in three areas: Ka’u, Keaau and Mauna Kea. The Ka’u area is located in the south part of the island about fifty miles from Hilo. The Keaau area is located six miles south of Hilo on the east side of the island, and the Mauna Kea area is located three miles north of Hilo on the east side of the island.

The majority of macadamia nut trees grown in the State of Hawaii are grown on the island of Hawaii in volcanic soil that permits drainage during heavy rainfall. While the orchards are located approximately within a 50-mile radius, the climate and other conditions that affect the growing of macadamia nuts are different. These differences are the result of prevailing wind patterns and island topography, which produce a variety of microclimates throughout the island.

Age and Density.   The productivity of macadamia nut orchards depends on several factors including, among others, the age of the trees, the number of trees planted per acre, soil condition, climate, rainfall and/or irrigation. Assuming adequate moisture, the most significant characteristic affecting yields is maturity. The trees in a macadamia nut orchard generally begin to produce nuts at a commercially acceptable level at around nine years of age. Thereafter, nut yields increase gradually until the trees reach maturity at approximately 15 years of age, after which the nut yield remains relatively constant except for variances produced by rainfall, cultivation practices, pest infestation and disease.

Macadamia orchards normally reach peak production after fifteen to eighteen years of age. All of the 4,190 tree acres of macadamia orchards owned or leased by the Partnership are over twenty years of age. About 2% of trees are lost to various causes each year and are replaced.

Rainfall.   Macadamia trees grow best in climates with substantial and evenly distributed rainfall (or equivalent irrigation) and in soil that provides good drainage. Inadequate rainfall can significantly reduce nut yields, while excessive rain without adequate drainage can impede healthy tree growth, promote the growth of harmful fungal diseases and produce mud holes that require repair of the orchard floor. At

Keaau, normal rainfall is adequate without irrigation, and the volcanic soil provides good drainage. However, short droughts and occasional flooding have occurred. At Mauna Kea, normal rainfall is adequate without irrigation and the volcanic soil provides adequate drainage. In the event of a very long drought, production at Keaau and Mauna Kea might be affected. At Ka’u, located on the drier side of the island, the rainfall averages are substantially less than at Keaau, particularly at the lower elevations. Approximately 652 acres at the lower elevations of Ka’u are irrigated to provide for additional water when required. Under extremely dry conditions at Ka’u, such as a prolonged drought, irrigation is not sufficient, and production will be adversely affected.

Orchards.   The following table lists each of the orchards, the year acquired, tree acres, tenure, and lease rents:

Orchard	Acquired	Tree Acres	Tenure	Lease Expiration	Min. Rent per Annum
Keaau I	June 1986	1,467	Fee simple
Ka’u I	June 1986	456	Fee simple
“	June 1986	500	Leasehold(1)	2019	$25,000
Ka’u Green Shoe I	Dec. 1986	266	Leasehold(1)	2019	$5,586
Keaau II	Oct. 1989	220	Fee simple
Ka’u II	Oct. 1989	327	Leasehold(2)	2034	$23,544
“	Oct. 1989	175	Leasehold(1)	2028	$17,314
“	Oct. 1989	26	Leasehold(3)	2029	$2,041
“	Oct. 1989	186	Leasehold(1)	2031	$18,585
Mauna Kea	Oct. 1989	326	Leasehold(2)	2034	$23,508
Keaau Lot 10	Sept. 1991	78	Fee simple
Ka’u O	May 2000	142	Leasehold(1)	2045	$10,224
Ka’u 715/716	April 2006	21	Fee Simple
Total acres		4,190

(1)          Lease of land only; trees may be removed at termination of lease.

(2)          Lease of land only; lessor may purchase trees from lessee at any time after June 30, 2019.

(3)          Lease of land; trees revert to lessor upon termination of lease.

In addition to the minimum annual lease payment amount, all the leases require the Partnership to pay various expenses with respect to the leased premises as well as an additional rental payment based on the USDA farm price per pound of macadamia nuts sold in Hawaii.

With respect to the Ka’u Green Shoe I Orchard, the lease requires the Partnership to pay the Olson Trust, the seller and lessor, additional rent equal to 100% of any year’s cash flow generated by such orchard in excess of a target level of $507,000 until the aggregate amount paid equals 150% of the aggregate amount of the stabilization payments previously received by the Partnership. Thereafter, the Partnership is required, with respect to any year prior to the expiration of the lease, to pay as additional rent, 50% of the cash flow generated by such orchard for such year in excess of a target level of $507,000 of cash flow. For additional information, see “Stabilization Payments” on page 23.

Legal Proceedings

Neither the Partnership nor its projects are subject to any material pending legal proceedings.

MARKET FOR REGISTRANT’S CLASS A UNITS AND RELATED UNITHOLDER MATTERS

The Partnership’s Class A Depositary Units are listed for trading on the New York Stock Exchange (symbol = NUT). There were 1,010 registered holders of Class A Depositary Units on December 31, 2006.

Distributions declared and high and low sales prices of the Class A Depositary Units, based on New York Stock Exchange daily composite transactions, are shown in the table below:

		Distribution	High	Low
2007:	2nd Quarter	0.050	5.72	4.98
	1st Quarter	0.050	6.27	5.47
2006:	4th Quarter	$0.050	6.55	5.35
	3rd Quarter	0.050	5.61	5.25
	2nd Quarter	0.050	5.99	5.30
	1st Quarter	0.050	6.00	5.65
2005:	4th Quarter	$0.050	6.09	5.60
	3rd Quarter	0.050	6.19	5.30
	2nd Quarter	0.050	6.19	5.45
	1st Quarter	0.050	6.26	5.45

Restrictions on Cash Distributions

In connection with the Partnership’s Credit Agreement with American AgCredit Capital Markets, cash distributions to partners are restricted unless the Partnership is in compliance with specified terms and conditions of the Credit Agreement, including restrictions on further indebtedness, sales of assets, and maintenance of certain financial ratios. In connection with the Partnership’s Credit Agreement with American AgCredit Capital Markets, cash distributions to partners are restricted unless the Partnership is in compliance with specified terms and conditions of the Credit Agreement, including restrictions on further indebtedness, sales of assets, and maintenance of certain financial ratios. The credit agreements with American AgCredit, PCA, contain various financial covenants. The Partnership was in compliance with all debt covenants at December 31, 2005. At December 31, 2006 the Partnership was in compliance with all debt covenants except for minimum tangible net worth. The Partnership was less than 0.4% below the required amount. The lender has provided a waiver to the loan covenant for the year ended December 31, 2006. In July 2007, this Credit Agreement was modified to reduce this covenant so that the Partnership will be in compliance for 2007 at currently anticipated levels of tangible net worth. Had the lender not waived and modified this requirement the Partnership would have been restricted in its ability to pay distributions to the limited partners.

SELECTED FINANCIAL DATA OF THE PARTNERSHIP

(In thousands, except per pound and per unit data)

	2006	2005	2004	2003	2002
Financial:
Total revenue	$17,072	$17,378	$13,665	$15,426	$14,556
Net cash provided by operating activities(1)	8,241	1,913	368	2,262	2,166
Income (loss) before taxes	904	900	(1,644)	111	(447)
Net income (loss)	804	771	(1,649)	69	(480)
Distributions declared	1,500	1,500	1,515	1,212	1,515
Total working capital	3,882	3,429	2,931	4,165	3,220
Total assets	53,963	58,046	58,438	60,069	61,803
Long-term debt, non current	1,200	1,600	2,034	2,468	2,920
Total partners’ capital	48,623	49,389	50,542	53,706	54,849
Class A limited partners’ capital	48,612	49,308	50,037	53,169	54,300
Net cash flow as defined in the partnership agreement(2)	2,323	2,501	466	2,157	1,592
Operations:
Acres harvested	4,190	4,169	4,169	4,169	4,169
Macadamia nuts harvested (lbs.)(3)	21,194	21,707	18,933	21,196	21,404
Net price $/lb.(3)(4)	$0.6093	$0.5550	$0.4972	$0.4857	$0.4748
Per Class A Unit(5):
Net income (loss)	0.11	0.10	(0.22)	0.01	(0.06)
Net cash flow as defined in the partnership agreement(2)	0.31	0.33	0.06	0.28	0.21
Distributions	0.20	0.20	0.20	0.16	0.20
Partners’ capital	6.48	6.57	6.67	7.09	7.24

(1)          See “Statements of Cash Flows” in the financial statements for method of calculation.

(2)          See Footnote 5 in the notes to financial statements for method of calculation.

(3)          Wet-in-shell at 25% moisture.

(4)          Weighted average for all orchards.

(5)          7,500,000 Class A Units were issued and outstanding for all periods presented.

Contractual obligations as of December 31, 2006 for the Partnership are detailed in the following:

		Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-Term Debt and Interest	$1,792,000	$487,000	$896,000	$409,000	$—
Operating Leases	3,453,000	337,000	466,000	272,000	2,378,000
Total	$5,245,000	$824,000	$1,362,000	$681,000	$2,378,000

Supplemental Financial Information

	2005				2006				2007
Quarter	1st	2nd	3rd	4th	1st	2nd	3rd	4th	1st	2nd
Net Sales	$3,056	$1,501	$3,737	$9,084	$1,523	$1,288	$5,487	$8,774	$3,365	$1,225
Gross Profit (net sales less cost of sales)	627	218	608	1,449	272	444	437	1,574	790	100
Income (loss) Before Extraordinary Items and Change in Accounting	(27)	26	118	654	(100)	(27)	85	846	346	(356)
Income Before Extraordinary Items and Change in Accounting Per Share	(0.00)	0.00	0.02	0.08	(0.01)	(0.00)	0.01	0.11	0.05	(0.05)
Net Income Per Share	(0.00)	0.00	0.02	0.08	(0.01)	(0.00)	0.01	0.11	0.05	(0.05)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with the financial statements and the related notes included elsewhere in this proxy statement.

Significant Accounting Policies and Estimates

The Partnership prepares its Financial Statements in conformity with accounting principles generally accepted in the United States of America. Certain of our accounting policies, including the estimated lives assigned to our assets, determination of bad debt, deferred farming costs, asset impairment, goodwill and goodwill impairment, self-insurance reserves, assumptions used to determine employee benefit obligations and the calculation of our income tax liabilities, require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. Our judgments are based on our historical experience, terms of existing contracts, our observance of trends in the industry and crop, information provided by our customers and information available from outside sources, as appropriate. There can be no assurance that the actual results will not differ from our estimates. To provide an understanding of the methodology we apply, our significant accounting policies are discussed where appropriate in this discussion and analysis and in the notes to consolidated financial statements.

Annual Financial Statements

Results of operations—2006, 2005, 2004

Owned-Orchard Segment—Production and Yields

Production and yield data for the eight orchards are summarized below (expressed in wet-in-shell pounds at 25% moisture):

			2006	Average Yield per Acre
Orchard	Acquired	Acreage	Production	2006	2005	2004
Keaau I	June 1986	1,467	6,645,746	4,530	3,953	3,880
Keaau II	Oct. 1989	220	628,416	2,856	2,758	2,729
Keaau Lot 10	Sept. 1991	78	279,961	3,589	3,168	3,221
Ka’u I	June 1986	956	5,343,929	5,590	7,948	5,353
Ka’u Green Shoe I	Dec. 1986	266	1,984,649	7,461	6,399	6,632
Ka’u II	Oct. 1989	714	3,917,556	5,487	4,957	5,067
Ka’u O	May 2000	142	703,974	4,958	5,655	4,464
Ka’u 715/716	April 2006	21	107,904	5,138
Mauna Kea	Oct. 1989	326	1,581,635	4,852	4,327	3,851
Totals (except yields which are averages)		4,190	21,193,770	5,058	5,207	4,541

The Partnership reports on a calendar year basis, though the natural crop year generally begins in August and runs through April. 2006 production is reported on the 2005 contract basis for comparative purposes. Production for 2006 is reported under the contracts effective for 2006 and compared to 2005 and 2004 production.

Production in 2006 was 1.6% lower than 2005 and 11.6% greater than 2004. Production in 2005 was 14.6% greater than 2004 and 2.4% greater than 2003. Production in 2004 was 10.7% lower than 2003 and 11.5% lower than 2002. Significant factors affecting the crop were as follows:

1.      The drought in the Ka’u orchards in 2003 affected the nut set, development and production for the spring of 2004.

2.      The above average rainfall in the Keaau and Mauna Kea orchards negatively impacted the pollination and nut set in 2004.

3.      The Ka’u region recorded above average rainfall in 2004. The rainfall replenished the soil moisture and improved yields in the region for the spring of 2005.

4.      The maturation of the crop was delayed by the weather conditions which resulted in less production in the fall of 2004 and improved yields in the spring of 2005.

5.      The Ka’u region recorded below average rainfall in 2005. The shortfall during the early spring to fall of 2005 reduced yields in the spring of 2006. Above average rainfall from November 2005 through February 2006 contributed a positive effect on the fall 2006 production.

6.      A late and abbreviated flower season in the Keaau and Mauna Kea regions resulted in lower production in the fall of 2005 and the spring of 2006. Cool night temperatures from November 2005 through May 2006 contributed to an early and extended flower/nut set season that had a positive effect on the fall 2006 production despite the occurrence of a light-moderate flower disease in March 2006. The extended flowering period will also have a positive effect on the spring 2007 nut production

The Ka’u Green Shoe I orchard and the Mauna Kea orchard are fully mature. As a result, the yields from these orchards are expected to produce on average with the Partnership’s mature orchards. At full maturity under favorable growing conditions, a macadamia orchard can produce between 4,500 and 7,500 WIS pounds of macadamia nuts per acre each year at Ka’u and between 2,500 and 6,000 WIS pounds of macadamia nuts per acre each year at Keaau and Mauna Kea.

Owned-Orchard Segment—Nut Revenue

Macadamia nut revenues depend on the number of producing acres, yields per acre and the nut purchase price. The impact of these factors is summarized in the following table using 2006 actual contracts and implied as if using old contracts for 2006 compared to actual for 2005. The implied 2006 is presented for the purpose of comparing the new contracts on equivalent terms with prior year, such that contract pounds delivered and nut price are on an equal basis:

For the Twelve Months
Ended December 31, 2006

	Actual Contracts
	WIS @ 20%	Implied	Actual	2006-2005
	SK/DIS @ 30%	WIS @ 25%	WIS @ 25%	Change
	2006	2006	2005	WIS @ 25%
Field pounds delivered (000’s)	21,362	21,362	21,636	-1%
Trash adjustment (000’s)	(785)	68	(276)	+125%
Quality adjustment SK/DIS (000’s)	(2,642)	(804)	(644)	-25%
Moisture adjustment WIS (000’s)	(563)	568	991	-43%
Contract pounds delivered (000’s)	17,372	21,194	21,707	-2%
Nut price ($/per pound)	$0.7433	$0.6093	$0.5550	+10%
Net nut sales ($000’s)	$12,913	$12,913	$12,048	+7%
2004/2005 nut price adjustment ($000’s)	$343	$343	$636
Total nut sales ($000’s)	$13,256	$13,256	$12,684	+5%

The following table presents the comparison of information to derive the Owned-Orchard Segment nut revenue using the 2005 contracts for all information therefore implied for 2006 and actual for 2005 and 2004. The implied 2006 is used so that the comparisons are presented on an equivalent basis.

				2006	2005
	Implied	Actual	Actual	vs	vs
	2006	2005	2004	2005	2004
Trees acres harvested	4,190	4,169	4,169	+01%	—
Average yield (WIS lbs./acre)	5,058	5,207	4,541	-03%	+15%
Nuts harvested (000’s WIS lbs.)	21,194	21,707	18,933	-02%	+15%
Nut price ($/WIS lbs. @ 25%)	0.6093	0.5550	0.4972	+10%	+12%
Gross nut sales ($000)	$12,913	$12,048	$9,414	+07%	+28%
Prior year nut price settlement	343	576	—
2003 early harvest settlement	—	—	—
2004 Mac Farms settlement	—	60	—
Recorded nut sales ($000s)	$13,256	$12,684	$9,414

The 2006 analysis of average yields, nuts harvested and nut price is based upon the contracts which were in effect prior to January 1, 2006 and therefore are implied results. The 2006 gross nut sales, prior year price settlement and recorded nut sales are actual results. Based upon the 2005 and earlier contracts the following would apply. Under three of the nut purchase contracts with Mauna Loa, the price for nuts delivered is based 50% on the two-year trailing average of USDA published macadamia nut prices and 50% on a “netback component”. The netback component is determined by subtracting from Mauna Loa’s gross revenues from the sale of macadamia products (i) allocable processing, packaging, marketing, selling and advertising costs and (ii) a 20% capital charge on the difference between those aggregate gross revenues and aggregate allocable costs.

In mid-December 2004, Mauna Loa notified the Partnership that it would be unable to accept deliveries over a five-day period during the height of the harvest season. The Partnership advised Mauna Loa that this was unacceptable for both financial and operational reasons and arrangements would be made to deliver the nuts to another processor. After alternative deliveries had been committed to, Mauna Loa notified the Partnership that it was willing to accept delivery. As a result of the alternative commitment, the Partnership delivered approximately 240,000 pounds of nuts to Mac Farms of Hawaii at a price of 93 cents per pound over a two-day period. In late December, Mauna Loa notified the Partnership that it intended to deduct $118,000 from future nut payments as damages. The Partnership notified Mauna Loa that the deduction was a violation of our various contracts and the Partnership would consider termination of the contracts if such deduction were made. Mauna Loa has since withdrawn their notice of deduction, but the Partnership reserved $118,000 in 2004. A settlement was reached with Mauna Loa whereby the Partnership paid Mauna Loa approximately $58,000. As a result the Partnership recorded $60,000 of nut revenue in 2005 from the 2004 reserve.

In 2005 and 2004 the net-back component of the nut purchase price was not determined in a timely manner by Mauna Loa. The Partnership used information provided by Mauna Loa to determine the nut purchase price for each of the years. After Mauna Loa provided the final net-back component the Partnership determine the final nut purchase price and recognized the additional revenue at the time it became known.

The following table sets forth the manner in which the nut purchase price per pound was determined for 2005 and 2004 ($/lb.). This table does not include 2006 as the contracts were renegotiated in 2006 and there is no available net-back component:

	2005	2004
USDA price—two years prior(a)	0.5391	0.5666
USDA price—one year prior(a)	0.5769	0.5391
USDA price—two year trailing average	0.5580	0.5528
Gross revenues	2.1093	1.3929
Less allocable processing, packaging, marketing, sales and advertising costs	1.4268	0.8515
Less 20% capital charge	0.1365	0.1083
Net-back component	0.5460	0.4331
USDA price—two year trailing average	0.5580	0.5528
Net-back component	0.5460	0.4331
Average of USDA two year trailing average price and net-back component	0.5520	0.4929
Plus Hawaii general excise tax (0.5%)	0.0028	0.0025
Net purchase price(b)(c)(d)(e)	0.5548	0.4954

(a)           Mauna Loa’s own purchases comprise a substantial portion of nut purchases reported to the USDA. Therefore, the USDA price component of the purchase price is, to a substantial degree, the average price that Mauna Loa has paid to purchase macadamia nuts from the Partnership and from third parties during the previous two years.

(b)          The nut purchase price for the 1986 and 1989 orchards was the same for 1999 and all previous years. With the change of ownership of Mauna Loa in 2000, a quality conversion factor in the nut purchase contracts was initiated. The effect was to cause a slightly different price of $0.4951 for the 1989 orchards in 2004, and $0.5542 in 2005.

(c)           The nut purchase contract covering nut production from the 78 acre Keaau Lot 10 orchard acquired in September 1991 defines the “two-year trailing average” provision slightly differently from the 1986 and 1989 nut purchase contracts, and thus results in a different nut price. This was in effect for the first six months of 2003. A new contract was negotiated with a fixed price for all nuts with unusables in a range of 10% to 13%. The nut price for this orchard was $0.6000 in 2006, 2005 and 2004. This orchard accounts for less than 2% of the Partnership’s macadamia nut production.

(d)          The nut purchase contract for the Ka’u O orchards purchased in May 2000 uses only the two-year trailing USDA average to determine its nut price, which was $0.6912 in 2006, $0.5610 in 2005 and $0.5560 in 2004.

(e)           Mauna Loa has provided the final 2004 audited nut price to the Partnership resulting in an additional $576,000 paid in 2005.

(f)             Mauna Loa has provided the final 2005 audited nut price to the Partnership resulting in an additional $343,000 paid in 2006.

The 2005 average nut price from all orchards increased 12% from 2004 before 2004 adjustments realized in 2005. If the 2004 nut price was adjusted by those adjustments the average nut price increase for 2005 compared to 2004 would be 5%. The USDA portion increased 1% in 2005 and decreased 2% in 2004. The netback increased 26% in 2005 compared to 2004 and increased 10% in 2004 compared to 2003. The current netback price reflects the operating performance of Mauna Loa.

The USDA published price for the 2004-2005 crop year was $0.7018 per pound (WIS at 25% moisture), which is 22% higher than the 2003-2004 crop year of $0.5769.

In 2006 five contracts were in place: 1) the 1986 contracts were replaced with a fixed price contract—$0.75 per pound at WIS 20% moisture and 30% SK/DIS; 2) the 1989 contracts were replaced with a fixed price contract—$0.74 per pound at WIS 20% moisture and 30% SK/DIS; 3) the Lot 10Z contract remained effective—$0.60 @ WIS 25% adjusted for trash; 4) the Ka’u “O” contract remained effective which uses a two-year trailing average USDA price which was $0.6912 and; 5) the macadamia nut orchard purchased April 2006 has a fixed price contract of $0.98 per pound at WIS 20% moisture and 30% SK/DIS.

Owned-Orchard Segment—Cost of Goods Sold

Agricultural unit costs depend on the operating expenses required to maintain the orchards and to harvest the crop as well as on the quantity of nuts actually harvested.

The Partnership’s unit costs (expressed in dollars per wet-in-shell pound at 25% moisture) are calculated by dividing all agricultural costs for each orchard (including lease rent, property tax, tree insurance and depreciation) by the number of pounds of macadamia nuts produced by that orchard and are summarized below ($/lb.):

		Cost per pound
Orchard	Acquired	2006	2005	2004
Keaau I	June 1986	0.5646	0.5866	0.5767
Keaau II	Oct. 1989	0.6985	0.6501	0.5545
Keaau Lot 10	Sept. 1991	0.4095	0.3836	0.4491
Ka’u I	June 1986	0.5193	0.4289	0.5211
Ka’u Green Shoe I	Dec. 1986	0.3278	0.2769	0.3409
Ka’u II	Oct. 1989	0.4420	0.4112	0.3938
Ka’u O	May 2000	0.4829	0.4226	0.4226
Ka’u 715/716	April 2006	0.2952	—	—
Mauna Kea	Oct. 1989	0.5649	0.7119	0.4976
All Orchards		0.5130	0.5062	0.4582

Cost of goods sold was $669,000 higher in 2006 than 2005 and $535,000 higher in 2005 than in 2004. The cost per pound in 2006 was 1.3% higher than 2005 and 10.5% higher in 2005 than 2004. The higher production costs in 2006 were the results of higher harvesting costs, cultivation costs, land lease costs, and higher insurance costs offset by lower depreciation. The higher production costs in 2005 were the results of higher harvesting and husking costs because of more pounds handled. The lower production costs in 2004 compared to 2005 and 2006 were the result of lower harvesting costs, cultivation costs, land lease costs and insurance costs.

Farming Segment—Farming Service Revenue

As a result of the acquisition of the farming operation in 2000, the Partnership acquired approximately twenty farming contracts (now seventeen contracts) to farm macadamia orchards owned by other growers. These contracts cover macadamia orchards in the same three locations on the island of Hawaii where the Partnership owns orchards. The farming contracts provide the Partnership to be reimbursed for all direct farming costs (cultivation, irrigation and harvesting), collect a pro-rata share of indirect costs and overheads, and charge a management fee or fixed fee. The management fee is based on the number of acres farmed or on a percentage of total costs billed. Revenues from farming services were $3.8 million in 2006, $4.7 million in 2005, and $4.3 million in 2004. The 2006 farming service revenues were less than 2005 because of the termination of three farming contracts, the purchase of the macadamia orchard which previously had been farmed under contract and the timing of the harvest at the end of the year which resulted is harvesting occurring in the spring of 2007 for some of the orchards under contract. The 2005 farming service revenues were less than anticipated because of a windstorm which destroyed a large percentage of trees in three contract orchards. The 2004 farming service revenues were less than expected because of the late drop of nuts in the fall crop. Three farming service contracts terminated on December 31, 2005 which reduces the number of farming service contracts to about seventeen totaling about 2,039 acres. The farming service revenue in 2005 for these three contracts was about $492,000 with management fees of about $70,000. Additionally, the Partnership purchased about 21 acres which was under farming contract bringing the total acres under farming contract to about 2,008. Approximately 150 acres are year-to-year contracts, approximately 635 acres expire March 31, 2009, approximately 70 acres expire June 30, 2013, approximately 410 acres expire July 31, 2029, approximately 280 acres expire June 30, 2033 and approximately 470 acres expire September 30, 2080.

Farming Segment—Cost of Services Sold

The cost of services sold relating to the farming contracts was $3.5 million in 2006, $4.3 million in 2005 and $3.9 million in 2004. These costs were all reimbursed to the Partnership.

General and Administrative Costs

General and administrative expenses are comprised of accounting and reporting costs, reimbursements to the General Partner for directors’ fees, office expenses and liability insurance. In addition, general and administrative costs are also incurred in connection with the farming operations. Previous to the May 2000 acquisition, general and administration costs relating to the Partnership’s orchards were included in the Partnership’s farming expenses.

General and administrative costs for 2006 were $247,000 higher than for 2005 which is attributed to increased legal costs and proxy statement for the 2006 special meeting, legal costs related to the potential acquisition of Mac Farms and higher costs associated with Sarbanes Oxley implementation. General and administrative costs for 2005 were $48,000 lower than for 2004, which is attributed to lower legal costs, offset by higher costs associated with Sarbanes Oxley preparation and accounting. In 2004 legal costs of $464,000 were related to the lawsuit, initiated and settled, to prevent Mauna Loa from acquiring Mac Farms.

A management fee based on Partnership cash flow is payable annually to the General Partner. The amount paid was $9,000 in 2004. There was no management fee in 2006 and 2005 as the Partnership acquired MLR, the general partner, and the fees are eliminated in consolidation.

Interest Income and Expense

The Partnership recorded interest expense of $204,000 in 2006, $237,000 in 2005, and $182,000 in 2004. This was due to (1) the long-term loan used to acquire the farming operations, (2) the assumption of several capitalized equipment leases, and (3) interest expense on a revolving line of credit.

The Partnership funds its working capital needs through funds on hand and, when needed, from short-term borrowings, generating interest expense in the process. Net interest income or expense, therefore, is partly a function of any balance carried over from the prior year, the amount and timing of cash generated and distributions paid to investors in the current year, as well as the current level of interest rates. Interest was earned in the amount of $17,000 in 2006, $5,000 in 2005 and $11,000 in 2004.

Other income of $206,000 was recorded in 2006 of which $169,000 was from crop insurance. Other income of $151,000 was recorded in 2005 of which $147,000 was from crop insurance. Other income of $32,000 was recorded in 2004 from crop insurance.

Inflation and Taxes

In general, prices paid to macadamia nut farmers fluctuate independently from inflation. Macadamia nut prices are influenced strongly by prices for finished macadamia products, which depend on competition and consumer acceptance. Farming costs, particularly labor and materials, and general and administrative costs do generally reflect inflationary trends.

The Partnership is subject to a gross income tax as a result of its election to continue to be taxed as a partnership rather than to be taxed as a corporation, as allowed by the Taxpayer Relief Act of 1997. This tax is calculated at 3.5% on partnership gross income (net revenues less cost of goods sold) beginning in 1998. The gross income tax was $100,000 in 2006, $129,000 in 2005, and $5,000 in 2004.

Liquidity and Capital Resources

Net cash provided by operations was $8.2 million in 2006 compared to $1.9 million in 2005. The significant increase of $6.3 million is a result of the payment terms of the nut purchase contracts changing from quarterly to 30 days from date of delivery. Net cash provided by operations was $1.9 million in 2005, an increase of approximately $1.6 million compared to 2004. Net cash provided by operations in 2004 was $368,000.

At December 31, 2006 the Partnership’s working capital was $3.9 million and its current ratio was 2.54 to 1, compared to $3.4 million and 1.59 to 1 in 2005. In 2005 the Partnership’s working capital was $3.4 million and its current ratio 1.59 to 1, compared to $2.9 million and 1.63 to 1 in 2004. In 2004 the Partnership’s working capital was $2.9 million and its current ratio was 1.63 to 1, compared to $4.2 million and 2.55 to 1 in 2003. In 2006 the increase in working capital compared to 2005 was the result of lower cost of goods sold, interest expense, income taxes, higher interest income and other income offset by higher general and administrative costs. In 2005 the increase in working capital compared to 2004 was result of higher revenue and lower general and administrative costs. In 2004 the decrease in working capital compared to 2003 was a result of lower revenue and higher general and administrative costs.

The Partnership was in compliance with the terms and conditions of the Credit Agreement at December 31, 2006 and December 31, 2005.

Capital expenditures in 2006, 2005 and 2004 were $509,000, $83,000, and $172,000, respectively. The increase in 2006 was attributed to the purchase of 21 tree acres of macadamia orchards for $440,000, computers, a vehicle and upgrades to operating machinery. The decrease in 2005 was the result of fewer computer purchases and modifications to farming equipment than 2004. Capital expenditures in 2004 were the result of purchases of expiring leases. Capital expenditures planned for 2007 are about $500,000 and are expected to be financed by way of new equipment leases, either capital or operating leases.

Macadamia nut farming is seasonal, with production peaking late in the fall. However, farming operations continue year round. As a result, additional working capital is required for much of the year. The Partnership meets its working capital needs with cash on hand, and when necessary, through short-term borrowings under a $5.0 million revolving line of credit. The line of credit was obtained on May 2, 2000 and expires May 1, 2008. At December 31, 2006 the Partnership had a cash balance of $3,351,000 and no line of credit drawings outstanding. At December 31, 2005 the Partnership had a cash balance of $378,000 and line of credit drawings outstanding of $2,900,000. The cash balance was $196,000 at the end of 2004, and the line of credit drawings were $2,200,000 at December 31, 2004.

As a Limited Partnership, the Partnership expects to pay regular cash distributions to the Partnership’s unit holders if the cash flow from operations, as defined in the Management Agreement, exceeds the operating and capital resource needs of the Partnership, as determined by management. These cash distributions are expected to be paid from operating cash flow and / or other resources. The Partnership has declared and paid cash distributions for 83 consecutive quarters. The Partnership paid cash distributions for the fourth quarter and for the first and second quarter of 2007 of $0.05 per Class A unit (a total of $375,000) per quarter.

It is the opinion of management that the Partnership has adequate cash on hand and borrowing capacity available to meet anticipated working capital needs for operations as presently conducted. The nut purchase contracts require the buyers to make nut payments 30 days after the delivery of the nuts to 15 days after the end of the month in which the nuts were delivered. During certain parts of the year, if payments are not received, as the contracts require, available cash resources could be depleted.

Critical Accounting Policies and Estimates

Management has identified the following critical accounting policies that affect the Partnership’s more significant judgments and estimates used in the preparation of the Partnership’s financial statements. The preparation of the Partnership’s financial statements in conformity with accounting principles generally accepted in the United States of America requires the Partnership’s management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates those estimates, including those related to asset impairment, accruals for self-insurance, compensation and related benefits, revenue recognition, allowance for doubtful accounts, contingencies and litigation. The Partnership states these accounting policies in the notes to the financial statements and in relevant sections in this discussion and analysis. These estimates are based on the information that is currently available to the Partnership and on various other assumptions that management believes to be reasonable under the circumstances. Actual results could vary from those estimates.

The Partnership believes that the following critical accounting policies affect significant judgments and estimates used in the preparation of it financial statements:

The Partnership maintains an accrual for workers compensation claims to the extent that the Partnership’s current insurance policies will not cover such claims. This accrual is included in other accrued liabilities in the accompanying balance sheet. Management determines the adequacy of the accrual by periodically evaluating the historical experience and projected trends related to outstanding and potential workers compensation claims. If such information indicates that the accrual is over or understated, the Partnership will adjust the assumptions utilized in the methodologies and reduce or provide for additional accrual as appropriate.

Retirement and Severance Benefits: The Partnership sponsors a non-contributory defined benefit pension plan for regular union employees and a severance plan for intermittent union employees. Several statistical and other factors which attempt to anticipate future events are used in calculating the expense and liabilities related to this plan. These factors include assumptions about the discount rate, expected return on plan assets, withdrawal and mortality rates and the rate of increase in compensation levels. The actuarial assumptions used by the Partnership may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter mortality of participants. These differences may impact the amount of retirement and severance benefit expense recorded by the Partnership in future periods.

The Partnership reviews long-lived assets held and used, or held for sale for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the estimated undiscounted future cash flows associated with the asset are compared to the asset’s carrying amount to determine if an impairment charge is required. All long-lived assets for which management has committed to a plan of disposal are reported at the lower of carrying amount or fair value. Changes in projected cash flows generated by an asset based on new events or circumstances may indicate a change in fair value and require a new evaluation of recoverability of the asset.

The Partnership has replaced three of the nut purchase contracts it had with Mauna Loa with two contracts signed June 1, 2006, effective January 1, 2006. The first of the contracts is a fixed price contract at $0.75 per pound at WIS 20% moisture and 30% SK/DIS, terminating December 31, 2006, and accounts for about 15 million pounds of nuts. The second contract is a fixed price contract at $0.74 per pound a WIS 20% moisture and 30% SK/DIS, terminating December 31, 2011, and accounts for about 6 million pounds of nuts. The second contract increases by $0.01 per pound each year except 2008 until it reaches $0.78 per pound in 2011.

The Partnership recognizes revenue under all of its fixed price contracts using the best information available to the Partnership at the time it files its quarterly and annual financial statements. Additional information can be found in section (c) under the heading Nut Purchase Contracts on page 3.

Interim Periods

Results of Operations

In general, the macadamia nut crop season runs from July to June with harvesting activity from August through April. The second quarter normally accounts for less than 4% of the fiscal year’s total harvest and farming revenues. However, cool night temperatures that extended the flower/pollination season into the summer of 2006 and adequate distribution of rainfall in the last two quarters of 2006 led to better than expected nut production in the spring of 2007.

The Partnership’s financial results are principally driven by nut production, which is seasonal and highly contingent upon Hawaii’s climactic conditions, and nut prices which are either fixed or market based. In general, nut production is highest during the third and fourth quarters of the fiscal year, with very low production in the first and second quarters.

The Partnership generated a net loss of $356,000 for the second quarter of 2007 on revenues of $1.2 million. Net loss for the second quarter of 2006 was $27,000 from revenues of $1.3 million, including a positive price adjustment of $343,000 paid in June 2006. Net loss per Class A Unit for the second quarters of 2007 and 2006 amounted to $0.05 and $0.00, respectively. Net cash flow per Class A Unit for the second quarters of 2007 and 2006, as defined in the Partnership Agreement, was ($0.09) and ($0.04), respectively.

Net loss for the six-month period ended June 30, 2007 was $10,000 from revenues of $4.6 million. Net loss for the six-month period ended June 30, 2006 was $127,000 from revenues of $2.8 million. Net loss per

Class A Unit for the six-month periods ended June 30, 2007 and 2006 amounted to $0.00 and $0.02, respectively. Net cash flow per class A unit for the six-month periods ended June 30, 2007 and 2006 amounted to $0.01 and $(0.04), respectively.

Owned-orchard Segment

For the three months and the six months ended June 30, 2007 and 2006, nut production, nut prices and nut revenues based upon the contract terms with moisture at 20% (WIS @ 20%) and recovery at 30% (SK/DIS @ 30%) were as follows:

	For the Three Months Ended June 30,
	2007	2006	Change
Nuts harvested (000’s pounds @ WIS 20% and SK/DIS @ 30%)	771	558	38%
Nut price (per pound)	0.7769	0.7313	6%
Net nut sales ($000’s)	599	408	47%
2005 nut price adjustment	0	343
1st quarter 2006 price adjustment	0	(16)
Total nut sales ($000’s)	599	735	-19%

	For the Six Months Ended June 30,
	2007	2006	Change
Nuts harvested (000’s pounds @ WIS 20% and SK/DIS @ 30%)	4,070	1,344	203%
Nut price (per pound)	0.7182	0.7378	-3%
Net nut sales ($000’s)	2,923	992	195%
2005 nut price adjustment	0	343
Total nut sales ($000’s)	2,923	1,335	119%

Contract pounds delivered for the second quarter of 2007 were 38% greater than 2006 compared at WIS @ 20% and SK/DIS @ 30%. Contract pounds delivered for the six-month period ended June 30, 2007 were 203% greater than 2006 compared at WIS @ 20% and SK/DIS @ 30%. The increase was primarily attributable to the timing of nuts falling from trees. Between March and December 2005 the rainfall was approximately 54% of historical averages, which adversely affected the spring 2006 nut production. The cool night temperatures extended the flower/pollination season into the summer of 2006 and adequate distribution of rainfall in the last two quarters of 2006 led to spring 2007 production of 4.1 million pounds as compared to 1.3 million pounds in the spring of 2006.

The average nut price received for the second quarter of 2007 was $0.78 per pound compared to $0.73 in 2006 based on WIS @ 20% and SK/DIS @ 30%. The average nut price received for the six-month period ended June 30, 2007 was $0.72 compared to $0.74 in 2006 based on WIS @ 20% and SK/DIS @ 30%. The increase in the second quarter 2007 was primarily attributable to the effect of the pricing of the new contracts and selling kernel processed by Hamakua Macadamia Nut Corporation (“HMNC”) as compared to the all nuts being sold in 2006 to Mauna Loa under their new contracts. The decrease in the average nut price for the six-month period ended June 30, 2007 compared to the same period ended June 30, 2006 was primarily attributable to the effect of the pricing of the new contracts. The market price contracts with Mac Farms and Island Princess were at $0.608 per pound based on WIS @ 20% and SK/DIS @ 30%.

Production costs are based on annualized standard unit costs, using field pounds, for interim reporting purposes, however the additional cost of processing the nut to kernel by HMNC is included in the cost of goods sold in the three-month period ended June 30, 2007. Before kernel processing costs, costs of good sold (owned-orchards segment) was $0.42 per pound for the three-month period ended June 30, 2007 as compared to $0.40 per pound in 2006. After kernel processing costs, cost of goods sold for the three-month period ended June 30, 2007 was $552,000 or $0.72 per pound. The increase in costs is the result of secondary processing of nuts to saleable kernel by HMNC as well as higher expected annual costs per pound resulting from normal cost increases for labor, benefits and materials. For the six-month period ended June 30, 2007, costs of good sold before the kernel processing costs was $0.43 per pound (owned-orchards segment) as compared to $0.41 per pound in 2006. Total cost of goods sold after kernel processing costs was $2.2 million, or $0.53 per pound for the six-month period ended June 30, 2007. The increase in costs is a result of secondary processing of nuts to saleable kernel by HMNC as well as higher expected annual costs per pound resulting from normal cost increases for labor, benefits and materials and a determination by management to shorten the interval between harvest rounds to improve the quality of the nuts delivered to the buyers.

The spring nut production quality is historically lower than the annual average because of the seasonality of the nut drop and longer related harvest intervals. As a greater quantity of nuts fall, the harvest intervals are shortened, improving the quality of the nuts harvested.

Crop Year Production Results

Macadamia nut production for the 2006-2007 crop year (July 1 to June 30) totaled 24.3 million pounds, which was 5.5 million pounds more that the 2005-2006 crop year. The Keaau and Mauna Kea regions experienced cooler temperature conditions that extended the flower/pollination season into the summer of 2006 and combined with adequate rainfall during the nut development period resulted in above average production levels. The Ka’u region experienced distribution of normal rainfall throughout the calendar year 2006. This condition combined with an extended flower season contributed to a nut production that surpassed expectations.

Comparative crop year results by orchard area are shown below (in thousands of pounds):

	For the Crop Year			2007	2006
	Ended June 30,			Over	Over
	2007	2006	2005	2006	2005
Keaau	8,932	6,478	6,629	+38%	-2%
Ka’u	13,634	10,832	12,736	+26%	-15%
Mauna Kea	1,731	1,500	1,557	+15%	-4%
Total Production	24,297	18,810	20,922	+29%	-10%

A review of the orchards by the Partnership’s operations personnel indicates that the annual nut production for calendar year 2007 should be near historical levels of 20 to 21 million pounds. The changes in weather have resulted in a maturation pattern that has affected nut production such that the annual production should approximate historical trends even though the spring production is greater than normal.

Farming Segment

Revenue generated from the farming of macadamia orchards owned by other growers was $626,000 for the second quarter 2007, 13% greater than 2006. Farming expenses for the second quarter of 2007 were $573,000, which included $34,000 of depreciation expense. Farming revenues for the first half of 2007 amounted to $1.7 million, 13% greater than 2006. Farming expenses for the first half of 2007 were $1.5 million, including $68,000 in depreciation. The increase in farming revenues was primarily attributable to higher production during the first half of 2007 compared to 2006.

General and Administrative Expense

General and administrative expense amounted to $443,000 for the second quarter 2007, compared to $405,000 in 2006. General and administrative expense for the six-month period ended June 30, 2007 was $870,000 compared to $734,000 in 2006. The increase in general and administrative expense is mainly attributable to professional fees and other costs related to the Partnership’s potential acquisition of Mac Farms of Hawaii, LLC.

Other Income and Expenses

Interest expense for the second quarter of 2007 was $28,000 compared to $45,000 in 2006. For the six month period ended June 30, 2007 interest expense was $61,000 compared to $105,000 in 2006. The decrease in interest expense is primarily due to less debt and no borrowing on the revolving line of credit.

Interest income for the second quarter of 2007 was $19,000 compared to $2,000 in 2006. Interest income for the six-month period ended June 30, 2007 was $49,000 compared to $13,000 in 2006, primarily due to higher interest rates and higher cash balances.

Other income for the first and second quarters of 2007 and 2006 was primarily attributable to cash distributions received from American AgCredit, PCA in the amount of $14,000 and $15,000, respectively.

Liquidity and Capital Resources

Macadamia nut farming is seasonal, with production normally peaking in the fall and winter, however, farming operations continue year round. In general, a significant amount of working capital is required for much of the harvesting season.

The Partnership has a master Credit Agreement with American AgCredit, PCA comprised of a $5 million revolving line of credit and a 10-year, $4 million term loan. The Credit Agreement contains certain restrictions, which are discussed in Part II—Item 2 below.

At June 30, 2007, the Partnership had a cash balance of $495,000 with no borrowings on its line of credit. At June 30, 2006, the Partnership had a cash balance of $909,000 and $1 million outstanding on the line of credit. For the six-month period ended June 30, 2007, cash used by operating activities was $1.6 million, which were used to pay distributions to unit holders, acquire capital assets and repay debt. For the six-month period ended June 30, 2006, cash flows from operating activities totaled $4.0 million, which were used to pay distributions to unit holders, purchase a macadamia nut orchard of approximately 20 acres and repay debt. At June 30, 2007 the Partnership’s working capital was $3.6 million and its current ratio 3.48 to 1, compared to $2.7 million and 2.09 to 1 at June 30, 2006, primarily due to a decrease in cash, increase in accounts receivable, and a decrease in line-of-credit borrowing.

For the three months ended June 30, 2007 net cash used by operations was $2.3 million compared to net cash used by operations for the three months ended June 30, 2006 of $356,000. For the six months ended June 30, 2007 net cash used by operations was $1.6 million compared to $4.0 million at June 30, 2006.

At June 30, 2007, the Partnership had $1.2 million in outstanding debt, comprised of $1.2 million under the 10-year term loan with no drawings on the revolving line of credit.

The Partnership anticipates borrowing from the revolving line of credit as necessary to fund working capital needs arising from the normal seasonal requirements of macadamia nut farming. It is the opinion of management that the Partnership has adequate cash on hand and borrowing capacity available to meet anticipated working capital needs for operations as presently conducted. However, the Partnership’s nut purchase contracts require all purchasers to make nut payments 30 days after the date of delivery. During certain parts of the year, if payments are not received as the contracts require, available cash resources could be depleted.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Partnership is exposed to market risks resulting from changes in interest rates. The Partnership has market risk exposure on its Credit Agreement due to its variable rate pricing that is based on rates based on LIBOR, the Farm Credit Discount Note Rate and the Farm Credit Medium Term Note Rate. As of June 30, 2007, a one percentage point increase or decrease in the applicable rate under the Credit agreement will result in an annual interest expense fluctuation of approximately $12,000.

The Partnership is exposed to market risks resulting from changes in the market price of macadamia kernel. Pricing for two of its nut purchase contracts is adjusted every six months based upon the prevailing market price of macadamia kernel from Australia and Hawaii. During the first half of 2007 there has been a decrease in global macadamia prices. A $0.25 increase or decrease in the kernel price would affect the price received by the Partnership by $0.038 per pound at 20% WIS and 30% SK/DIS. The market price nut purchase contracts for the second half of 2007 will reflect a decrease in kernel price of $0.75, resulting in a price decrease of $0.114 per pound on deliveries under these contracts.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On April 16, 2007 PricewaterhouseCoopers LLP (“PwC”) completed their services related to the financial statements of the Partnership as of and for the year ended December 31, 2006 and the Partnership’s Form 10-K for the year ended December 31, 2006, and PwC’s termination as the independent registered public accounting firm for the Partnership was finalized (see the Partnership’s Item 4.01 Form 8-K dated March 23, 2007 for additional information). PwC’s reports on the Partnership’s financial statements as of and for the fiscal years ended December 31, 2005 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended December 31, 2005 and 2006 and through April 16, 2007, there were no disagreements with PwC on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused PwC to make a reference thereto in connection with its reports on the financial statements for such years. During the fiscal years ended December 31, 2005 and 2006 and through April 16, 2007, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Partnership requested that PwC furnish it with a letter indicating whether or not PwC agreed with the above disclosures. A copy of such letter was attached as Exhibit 16.1 to the Partnership’s Form 10-K for the year ended December 31, 2006 filed with the Commission on April 16, 2007.

INFORMATION ABOUT MAC FARMS

Description of Business

Overview

Mac Farms owns or leases and operates a 3,998-acre macadamia nut orchard and a processing facility, located in the South Kona district on the west coast of the Big Island of Hawaii. Mac Farms is engaged in the production, processing and marketing of macadamia nuts for the retail and industrial markets.

History

The original orchard was planted during the 1960’s by Honomalino Agricultural Co., Ltd., while Mac Farm’s processing plant was built in 1980. In 1988 and thereafter, the orchard was expanded with the acquisition of neighboring orchards, which increased the total land area controlled by Mac Farms to its current size.

During its development years, the business had a succession of owners. In 2000, Blue Diamond Growers acquired the orchards and processing plant from Campbell Soup Company. Blue Diamond subsequently sold the business to Mac Farms in June 2003.

Business

Mac Farms leases from Kapua and operates a 3,998-acre macadamia nut orchard. In 2006, the orchard produced approximately 13.6 million WIS pounds of macadamia nuts. Mac Farms also purchases macadamia nuts from selected other Hawaiian growers and macadamia kernels from processors in Australia and Costa Rica. Mac Farms generally sells foreign-purchased kernel solely in the mainland United States.

Mac Farms’ processing plant uses proprietary technology to enhance the production of high-quality kernels to meet the specifications of its customers. The plant currently has the capacity to process approximately 18.0 million WIS pounds annually.

Mac Farms produces roasted and salted macadamia nuts, chocolate covered macadamia nuts, macadamia nut cookies and roast-salted products. In the industrial market, Mac Farms offers graded and sized wholes, pieces and diced macadamia nuts for ice cream, baked goods and confectionery manufacturing.

Ownership, Dividends and Other Information

MFH Investors, LLC and Greater Pacific Food Holdings, LLC own 67% and 33%, respectively, of each of Mac Farms which owns the processing facility and the underlying land and manages the business, and Kapua which owns the land, water rights and macadamia trees. There is no established public trading market for the securities of Mac Farms or Kapua. On February 10, 2005, Mac Farms paid a total dividend of $322,985 to MFH Investors, LLC and Greater Pacific Food Holdings, LLC on a pro rata basis. Since February 10, 2005, Kapua has paid no dividends to its members. There are no securities of Mac Farms or Kapua authorized for issuance under equity compensation plans of those entities.

SELECTED FINANCIAL DATA OF MAC FARMS OF HAWAII, LLC

Set forth below is Selected Financial Data of Mac Farms for 2005 and 2006. Mac Farms did not commence operations until June 2003 and prior to December 31, 2004, as a closely held, privately owned company, did not maintain its financial statements in accordance with generally accepted accounting principles. Accordingly, comparable related financial data for 2003 and 2004 is not available and has not been presented.

	2006	2005
	(In thousands except per pound and per unit data)
Financial:
Total revenue	$21,312	$28,231
Net cash provided by operating activities	1,036	736
Income (loss) before taxes	(1,916)	1,185
Net income (loss)	(1,916)	1,185
Distributions Paid	0	295
Total working capital	8,155	10,399
Total assets	14,454	16,487
Long-term debt, non current	10,748	9,974
Total members’ capital	1,027	2,943
Net cash flow	2	31
Operations:
Macadamia nut kernel pounds sold	3,248,041	4,264,424
Net average price $/lb	$6.56	$6.62

Supplemental Financial Information

	2005				2006				2007
Quarter	1st	2nd	3rd	4th	1st	2nd	3rd	4th	1st	2nd
Net sales	$7,989	$6,768	$5,573	$7,901	$5,709	$4,713	$5,498	$5,393	$3,724	$3,039
Gross profit	1,753	1,485	1,223	1,733	762	629	924	906	1,199	979
Income (loss)	335	284	234	332	(604)	(498)	(411)	(403)	(108)	(89)

Annual results have been audited for the years ended December 31, 2005 and 2006. Comparative financial statements have been prepared for the periods ended June 30, 2006 and June 30, 2007. Post closing adjustments have been allocated to quarterly results on a pro-rata basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with Mac Farms’ financial statements and its related notes included elsewhere in this proxy statement.

Significant Accounting Policies and Estimates

Mac Farms prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. Certain of our accounting policies, including the determination of the useful lives of property and equipment, asset impairment, the allowance for doubtful accounts and the allowance for excess and obsolete inventory, require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. Our judgments are based on our historical experience, our observance of trends in the industry, information provided by our customers and information available from outside sources, as appropriate. There can be no assurance that the actual results will not differ from our estimates. To provide an understanding of the methodology we apply, our significant accounting policies are discussed where appropriate in this discussion and analysis and in the notes to the financial statements.

Annual Results of Operations for 2006 and 2005

Production and yield data for the orchard and outside purchases from growers are summarized below. Nut-in-shell (NIS) is expressed at field moisture.

	Pounds Nut-In-Shell (NIS)				Average Yield per Acre (NIS)
Orchard	2006	2005	Variance	Acreage	2006	2005	Variance
Leased Orchard	13,316,043	11,479,781	1,836,262	3,929	3,389	2,922	467
Grower Purchases	2,080,067	5,889,337	(3,809,270)	NA
Total	15,396,110	17,369,118
Kernel Produced (lbs)	2,907,261	4,007,713	(1,100,452)

	2006	2005	Variance
Annual Rainfall (inches)	31.89	28.67	3.22

Production from the leased orchards was greater in 2006 due to continued better than average rainfall that began in 2004. The projected yield for 2007 is slightly lower than 2006 due to a reversal of the rainfall trend. Rainfall has historically affected production with the annual average yield in the leased orchards being in the 7,000,000 to 10,000,000 NIS pounds range.

Factory capacity limits the amount of outside grower purchases Mac Farms can make. As the leased orchard yield increases, the outside grower purchases will decline.

Kernel production is not directly proportional to NIS delivered as a result of the differing operating cycles. The difference in the NIS production and the kernel production is reflected as work-in-progress inventory.

Sales

Mac Farms is primarily in the business of selling macadamia products in retail markets in Hawaii and on the U.S. mainland. Retail sales are not generally impacted by short term changes in the market price of macadamia kernel but are considered discretionary purchases and thus are influenced by economic conditions both in Hawaii and on the U.S. mainland. The average selling price per lb. of macadamia nuts in retail products is impacted, however, by changes in product mix.

Mac Farms also sells macadamia kernel in the industrial market in Hawaii and on the U.S. mainland on an opportunistic basis. Industrial macadamia nut prices are subject to market supply and demand influences creating fluctuations in the market price of macadamia kernel. However, since Mac Farms’ primary business is retail, industrial sales volume is somewhat discretionary.

On an overall average per pound basis, sales in 2006 were comparable to 2005. Sales in 2006 averaged $6.56 per pound of macadamia nuts compared to $6.62 in 2005. The primary reason for the decrease in total net sales from 2005 to 2006 was a decrease in total pounds sold, from 4,264,424 in 2005 to 3,248,041 in 2006. This was primarily due to a declining industrial market price caused by an oversupply in 2006.

Cost of Goods Sold

Total cost of goods sold as a percentage of sales are higher in 2006 versus 2005 primarily as a result of the impact of fixed costs on the lower sales in 2006. Production in 2006 was less than 2005, as noted above, which increases unit costs. In addition, conversion yields were below average in 2006.

Cost of goods sold in 2006 also included approximately $250,000 of product loss costs due to spoilage from mold on product in outside storage. In addition, 2006 costs included the cost of a significant amount of product rejected by a customer with no corresponding sale.

Operating Expenses

Commissions to affiliate are based on agreed upon rates depending on the category of product sold for Mac Farms. Rates range from 2.0 % to 11.5%. The average for 2006 was 6.7% and the average for 2005 was 5.4% primarily due to differences in the mix of products sold. Additional commissions are sometimes paid to outside brokers on a limited basis.

General and administrative expenses increased approximately 4.7% from 2005 to 2006 primarily due to increases in bad debt expense, insurance expense, computer equipment repairs and maintenance, and legal and accounting fees partly offset by reduced costs in other cost categories.

Selling expenses increased approximately 4.1% from 2005 to 2006 primarily due to increased cost of promotions, merchandisers, and warehousing partly offset by a net reduction in other cost categories.

Other Income and Expense

Interest expense increased from 2005 to 2006 due primarily to increased interest rates on variable rate debt and to some extent, an increase in borrowing.

Liquidity and Capital Resources

Net cash provided by operations in 2006 was $1,035,850 compared to $736,044 in 2005. Reductions in accounts receivable and inventory offset a net loss in 2006.

Working capital was $8,155,649 at December 31, 2006 compared to $10,398,820 at December 31, 2005. The reduction was primarily the result of lower accounts receivable and inventory, and lower accounts payable in 2006 compared to 2005.

Capital expenditures in 2006 were $1,371,886 compared to $862,709 in 2005. In 2006, Mac Farms invested in a significant increase in ambient storage capacity to allow the factory to hold nuts harvested during peak production periods without the need for outside storage. Mac Farms incurred significant product losses due to mold on product that was stored in outside storage in 2006.

Macadamia nut production is seasonal, with production peaking late in the fall. However, processing operations and sales continue during most of the year. Mac Farms maintains a significant inventory balance and as a result, additional working capital is required for much of the year. Mac Farms meets its working capital needs with cash on hand, and when necessary, through short-term borrowings under an $8.0 million revolving line of credit. At December 31, 2006, Mac Farms had a cash balance of $42,810, bank overdraft of $121,113 and line of credit drawings outstanding of $5,945,000. At December 31, 2005, Mac Farms had a cash balance of $41,185, bank overdraft of $621,258 and line of credit drawings outstanding of $5,005,000. It is the opinion of management that Mac Farms has adequate cash on hand and borrowing capacity available to meet anticipated working capital needs for operations as presently conducted.

MacFarms of Hawaii, LLC
Contractual Obligations as of December 31, 2006
In thousands

Contractual obligations as of December 31, 2006:

		Payments Due by Period
Contractual Obligations:	Total	Less Than 1 year		1-3 years		3-5 years		More Than 5years
Long-Term Obligations	$7,251	$137		$6,591		$297		$227
Other Long-Term Obligations (due to affiliate, net)	$3,634							$3,634	(B)
Purchase Obligations	$11,304	$2,394	(C)	$4,455	(C)	$4,455	(C)	$0	(C)
Operating Lease Obligations	$524	$524	(A)
Total	$22,713	$3,055		$11,046		$4,752		$3,861

(A)       Includes $500,000 per year for agricultural lease of Kapua orchards that is subject to termination by either party at any time. Because the lease is cancellable by either party, payments beyond 1 year cannot be determined and are therefore excluded.

(B)        There are no scheduled payments on intercompany obligations so the entire amount is shown in the more than 5 years category.

(C)        Agreements to purchase the output of certain orchards of various macadamia nut growers expire in 2007-2011. Amounts greater than one year are estimated at minimum contractual quantities. The price in effect for the second half of 2007 is used as market price which cannot be predicted with accuracy.

INTERIM RESULTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

Sales

On an overall average per pound basis, sales for the six month period ended June 30, 2007 were comparable to the six month period ended June 30, 2006. Sales for the six month period ended June 30, 2007 averaged approximately $6.60 per pound of macadamia nuts compared to approximately $6.53 for the six month period ended June 30, 2006. The primary reason for the decrease in total net sales from the six month period ended June 30, 2006 to the six month period ended June 30, 2007 was a decrease in total pounds sold, from approximately 1,600,000 during the first half of 2006 to approximately 1,000,000 in during the first half of 2007. This was primarily due to a declining industrial market, a general sales decline in the retail market and a reduction in sales to one major customer.

Cost of Goods Sold

Total cost of goods sold as a percentage of sales are lower for the six month period ended June 30, 2007 primarily as a result of lower unit costs during the first half of 2007. Product conversion yields are improved for the six month period ended June 30, 2007 over for the six month period ended June 30, 2006 partly due to elimination of mold losses that were incurred during the first half of 2006.

Macadamia nut harvest and delivery is seasonal while the cost of farming leased orchards is ongoing throughout the year. For interim reporting purposes, costs to unharvested crop are deferred. At June 30, 2007, deferred farming costs were $1,065,053 compared to $452,866 at June 30, 2006.

Operating Expenses

Commissions to an affiliate are based on agreed upon rates depending on the category of product sold for Mac Farms. Rates range from 2.0 % to 11.5%. The average for the six month period ended June 30, 2006 was 6.3% and the average for the six month period ended June 30, 2007 was 6.6% primarily due to differences in the mix of products sold. Additional commissions are sometimes paid to outside brokers on a limited basis.

General and administrative expenses decreased approximately 4.7% from the six month period ended June 30, 2006 compared to the same period in 2007 primarily due to cost savings in nearly all cost categories with the exception of a significant increase in consulting fees associated with the pending sale transaction.

Selling expenses declined approximately 30.7% from the six month period ended June 30, 2006 compared to the six month period ended June 30, 2007 primarily due to reduced cost of advertising and promotions, and freight, partly offset by increases in samples and warehousing with a net reduction in other cost categories.

Other Income and Expense

Interest expense increased from the six month period ended June 30, 2006 compared to the six month period ended June 30, 2007 due primarily to increased interest rates on variable rate debt combined with an increase in borrowing.

Liquidity and Capital Resources

Net cash used in operations for the six month period ended June 30, 2007 was $3,196,088 compared to cash provided of $195,125 for the six month period ended June 30, 2006. The cash used in operations during the first half of 2007 was primarily the result of $2,707,158 in increased inventory and $1,065,053 of deferred farming costs.

Working capital was $1,765,010 at June 30, 2007 compared to $8,155,649 at December 31, 2006. The reduction was primarily the result of reclassifying the balance of the revolving line of credit as current because the maturity date is prior to June 30, 2008.

Macadamia nut production is seasonal, with production peaking late in the fall. However, processing operations and sales continue during most of the year. Mac Farms maintains a significant inventory balance and as a result, additional working capital is required for much of the year. Mac Farms meets its working capital needs with cash on hand, and when necessary, through short-term borrowings under an $8.0 million revolving line of credit. At June 30, 2007, Mac Farms had a cash balance of $43,485, bank overdraft of $647,513 and line of credit drawings outstanding of $7,660,000. In addition, Mac Farms had a note payable to an affiliated company of $1,050,000 at June 30, 2007. At December 31, 2006 Mac Farms had a cash balance of $42,810, bank overdraft of 121,113 and line of credit drawings outstanding of

$5,945,000. It is the opinion of management that Mac Farms has adequate cash on hand and borrowing capacity available to meet anticipated working capital needs for operations as presently conducted.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Mac Farms is exposed to market risks resulting from changes in interest rates. The interest rates on certain of Mac Farms’ credit agreements are variable and fluctuate based on the changing market rates of interest. As of December 31, 2006, a one percent increase or decrease in the applicable rate under the credit agreements would result in an interest expense fluctuation of approximately $73,478.

Mac Farms is primarily in the business of selling macadamia products in retail markets in Hawaii and on the U.S. mainland. Retail sales are not generally impacted by short term changes in the market price of Macadamia kernel but are considered discretionary purchases and thus are influenced by economic conditions both in Hawaii and on the U.S. mainland.

Mac Farms also sells macadamia kernel in the industrial market in Hawaii and on the U.S. mainland on an opportunistic basis. Industrial sales are subject to market supply and demand influences, and Mac Farms is exposed to market risks resulting from fluctuations in the market price of Macadamia kernel. However, since Mac Farms’ primary business is retail, industrial sales volume is somewhat discretionary and this risk is limited.

RELATIONSHIP WITH MAC FARMS

The Partnership had the following transactions and relationships with Mac Farms, Kapua and their affiliates from January 1, 2004 to date. On January 6, 2006, in the ordinary course of business, the Partnership entered into a nut purchase contract with Mac Farms which became effective on January 1, 2007 and terminates on December 31, 2011. The contract provides that the Partnership will sell between 4.5 million and 5.5 million pounds of macadamia nuts each year to Mac farms on the terms set forth in the contract. See “Information About the Partnership-Owned Orchard Segment—Nut Purchase Contract”.

PROPOSALS OF UNITHOLDERS

The Partnership is not required to hold annual Unitholder meetings. To the extent it holds an annual or special Unitholder’s meeting, Unitholder proposals intended to be included in the Partnership’s proxy statement and voted on at the meeting must be received at the Partnership’s offices at 26-238 Hawaii Belt Road, Hilo, Hawaii 96720, Attention: Dennis Simonis, a reasonable time prior to the time the Partnership begins to print and send its proxy materials pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Applicable SEC Rules and Regulations govern the submission of Unitholder proposals and the Partnership’s consideration of them for inclusion in next year’s proxy statement and form of proxy. If the Amendment Proposal is adopted, the Partnership intends to commence annual Unitholder meetings in 2008.

DISSENTER RIGHTS

Unitholders do not have appraisal or dissenter rights as a result of the vote on the Amendments or upon consummation of the Acquisition.

DESCRIPTION OF PARTNERSHIP UNITS

The Partnership currently has outstanding 7,500,000 Class A Units which are evidenced by depository receipts trading on the New York Stock Exchange under the trading symbol “NUT.” An additional 75,000 Class A Units are held by the General Partner. Holders of Class A Units have no preemptive rights and may not take part in the operation, management or control of the Partnership. Among other attributes, ownership of Class A Units evidences entitlement to participate in a percentage of the Partnership’s profits, losses and distributions in accordance with the percentage interest in the Partnership represented thereby. The percentage interest represented by outstanding Class A Units will be subject to dilution in the event that the Partnership issues more Class A Units or other classes of securities. If the Acquisition is consummated the number of outstanding Class A Units will increase by 650,000. For further information see “Summary of the Acquisition.”

INDEPENDENT ACCOUNTANTS

Representatives of the principal accountants for the current year and for the most recently completed year are not expected to be present at the Unitholders meeting and, therefore, will not have the opportunity to make a statement if they desire to do so nor be available to respond to appropriate questions from Unitholders.

WHERE YOU CAN FIND MORE INFORMATION

The Partnership is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the “Commission”). The reports, proxy statements, and other information filed by the Partnership with the Commission may be inspected and copied at the Commission’s public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission’s regional offices located at 7 World Trade Center, New York, NY 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material may be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Certain of such reports, proxy statements, and other information are also available from the Commission over the Internet at http://www.sec.gov. Class A Limited Partner Depositary Receipts evidencing the Class A Units are listed on the New York Stock Exchange (“NYSE”). The reports, proxy statements, and other information filed by the Partnership with the Commission may also be inspected at the offices of the NYSE, 20 Broad Street, New York, NY 10005.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED (OR INCORPORATED BY REFERENCE) IN THIS PROXY STATEMENT). ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES. THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE PARTNERSHIP SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF.

By Order of the Board of Directors of Mauna Loa Resources Inc., as General Partner of ML Macadamia Orchards, L.P.

Wayne W. Roumagoux Secretary
October , 2007
Hilo, Hawaii

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners
ML Macadamia Orchards, L.P.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, partners’ capital, and cash flows, present fairly, in all material respects, the financial position of ML Macadamia Orchards, L.P. and its subsidiary at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Honolulu, Hawaii
April 16, 2007

ML Macadamia Orchards, L.P.
Consolidated Balance Sheets
(in thousands)

	December 31,
	2006	2005
Assets
Current assets
Cash and cash equivalents	$3,351	$378
Accounts receivable	2,688	8,433
Inventory of farming supplies	272	270
Other current assets	98	178
Total current assets	6,409	9,259
Land, orchards and equipment, net	47,232	48,722
Goodwill	306	—
Intangible assets, net	16	65
Total assets	$53,963	$58,046
Liabilities and partners’ capital
Current liabilities
Current portion of long-term debt	$400	$434
Short-term borrowings	—	2,900
Accounts payable	406	770
Cash distributions payable	375	375
Accrued payroll and benefits	858	935
Other current liabilities	488	416
Total current liabilities	2,527	5,830
Non-current benefits	405	—
Long-term debt	1,200	1,600
Deferred income tax liability	1,208	1,227
Total liabilities	5,340	8,657
Commitments and contingencies
Partners’ capital
General partner	81	81
Class A limited partners, no par or assigned value, 7,500 units issued and outstanding	48,612	49,308
Accumulated other comprehensive loss	(70)	—
Total partners’ capital	48,623	49,389
Total liabilities and partners’ capital	$53,963	$58,046

See accompanying notes to consolidated financial statements.

ML Macadamia Orchards, L.P.
Consolidated Income Statements
(in thousands, except per unit data)

	2006	2005	2004
Macadamia nut sales	$13,256	$12,684	$9,414
Contract farming revenue	3,816	4,694	4,251
Total revenues	17,072	17,378	13,665
Cost of goods and services sold
Costs of macadamia nut sales	10,871	10,202	9,667
Costs of contract farming services	3,474	4,274	3,860
Total cost of goods and services sold	14,345	14,476	13,527
Gross income	2,727	2,902	138
General and administrative expenses
Costs expensed under management agreement with related party	—	—	177
Legal fees—related party	196	32	495
Other	1,646	1,563	971
Total general and administrative expenses	1,842	1,595	1,643
Extinguishment of management agreement	—	(326)	—
Operating income (loss)	885	981	(1,505)
Interest expense	(204)	(237)	(182)
Interest income	17	5	11
Other income	206	151	32
Income (loss) before tax	904	900	(1,644)
Income tax expense	(100)	(129)	(5)
Net income (loss)	$804	$771	$(1,649)
Net cash flow (as defined in the Partnership Agreement)	$2,323	$2,501	$466
Net income (loss) per Class A Unit	$0.11	$0.10	$(0.22)
Net cash flow per Class A Unit (as defined in the Partnership Agreement)	$0.31	$0.33	$0.06
Cash distributions per Class A Unit	$0.20	$0.20	$0.20
Class A Units outstanding	7,500	7,500	7,500

See accompanying notes to consolidated financial statements.

ML Macadamia Orchards, L.P.
Consolidated Statements of Partners’ Capital
(in thousands)

	2006	2005	2004
Partners’ capital at beginning of period:
General partner	$81	$505	$537
Class A limited partners	49,308	50,037	53,169
	49,389	50,542	53,706
Acquisition of ML Resources, Inc.	—	(424)	—
	—	(424)	—
Allocation of net income (loss):
General partner	—	—	(17)
Class A limited partners	804	771	(1,632)
	804	771	(1,649)
Cash distributions paid and / or declared:
General partner	—	—	15
Class A limited partners	1,500	1,500	1,500
	1,500	1,500	1,515
Partners’ capital at end of period:
General partner	81	81	505
Class A limited partners	48,612	49,308	50,037
Accumulated other comprehensive loss
Change in pension and severance obligations	(70)	—	—
	$48,623	$49,389	$50,542

See accompanying notes to consolidated financial statements.

ML Macadamia Orchards, L.P.
Consolidated Statements of Cash Flows
(in thousands)

	2006	2005	2004
Cash flows from operating activities:
Cash received for goods and services	$23,001	$16,795	$13,947
Cash paid to suppliers and employees	(14,463)	(14,568)	(13,393)
Income tax paid	(118)	(82)	(15)
Interest received	17	5	11
Interest paid	(196)	(237)	(182)
Net cash provided by operating activities	8,241	1,913	368
Cash flows from investing activities:
Proceeds from sale of equipment	75	14	—
Capital expenditures	(509)	(83)	(172)
Net cash used in investing activities	(434)	(69)	(172)
Cash flows from financing activities:
Proceeds from drawings on line of credit	5,800	8,800	5,400
Repayment of long term debt	(400)	(400)	(400)
Repayment of line of credit	(8,700)	(8,100)	(3,600)
Loan cost	—	—	(20)
Acquisition of general partner’s units	—	(424)	—
Capital lease payments	(34)	(35)	(52)
Cash distributions paid	(1,500)	(1,503)	(1,364)
Net cash provided by (used in) financing activities	(4,834)	(1,662)	(36)
Net increase in cash	2,973	182	160
Cash and cash equivalents at beginning of period	378	196	36
Cash and cash equivalents at end of period	$3,351	$378	$196
Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (loss)	$804	$771	$(1,649)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,953	2,165	2,571
Gain on sale of capital assets	(21)	—	—
(Increase) decrease in accounts receivable	5,745	(1,341)	(566)
Deferred income tax expense (credit)	(19)	20	(7)
Increase in inventories	(2)	(125)	(4)
(Increase) decrease in other current assets	80	(25)	(10)
Increase in other assets	—	(32)	(7)
Increase (decrease) in accounts payable	(364)	32	245
Increase (decrease) in accrued payroll	(106)	62	26
Increase (decrease) in current liabilities	72	386	(231)
Increase in non-current benefits payable	(99)	—	—
Total adjustments	7,437	1,142	2,017
Net cash provided by operating activities	$8,241	$1,913	$368
Supplemental schedule of noncash financing activities
Distributions declared but not paid	$375	$375	$379

See accompanying notes to consolidated financial statements.

ML Macadamia Orchards, L.P.
Notes to Consolidated Financial Statements

(1)   OPERATIONS AND OWNERSHIP

ML Macadamia Orchards, L.P. (the “Partnership”) owns and farms 4,190 tree acres of macadamia orchards on the island of Hawaii. Once the nuts are harvested, the Partnership sells them to another entity, which processes and markets the finished products. The Partnership farms approximately 2,008 additional acres of macadamia orchards on Hawaii for other orchard owners.

The Partnership is owned 99% by limited partners and 1% by the managing general partner, ML Resources, Inc. (“MLR”). On January 6, 2005, the stock of ML Resources, Inc. was purchased by the Partnership for $750,000 in cash. The transaction was accounted for as an asset purchase as opposed to a business combination since MLR had no substantive operations and its principal purpose was to own and hold 75,757 general partner units of the Partnership. The acquisition of the general partner units held by MLR results in the Class A limited partners effectively owning 100% of the Partnership.

The purchase price was allocated between the acquired general partner units and the extinguishment of the management contract between MLR and the Partnership. The fair value of the general partner units at the date of acquisition was determined to be $424,000 which was recorded as a reduction in partners’ capital. The fair value of the general partner units was determined based on the quoted market value of Class A limited partner units. No discounts for lack of marketability or premiums for control preferences were applied in determining the fair value of the general partner units. The remaining $326,000 representing the extinguishment of the management contract was charged to expense.

As a result of the transaction, MLR’s operations have been included in the Partnership’s consolidated financial statements beginning with the first quarter of 2005.

Limited partner interests are represented by Class A Units, which are evidenced by depositary receipts that trade publicly and are listed on the New York Stock Exchange.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)   Cash and Cash Equivalents.   Cash and cash equivalents include unrestricted demand deposits with banks and all highly liquid deposits with an original maturity of less than three months. The cash equivalents are not protected by federal deposit insurance.

(b)   Financial Instruments.   The fair value of the line of credit and a portion of the long-term financial instruments is approximately the carrying value as they have variable interest rates. The remaining portion of the long-term financial instrument has a fixed rate and the fair value compared to carrying value is disclosed.

(c)   Consolidation.   The consolidated financial statements include the accounts of the Partnership, and from 2005, ML Resources, Inc. All significant intercompany balances and transactions, including management fees and distributions, have been eliminated.

(d)   Farming Costs.   The Partnership considers each orchard to be a separate cost center, which includes the depreciation/amortization of capitalized costs associated with each orchard’s acquisition and /or development and maintenance and harvesting costs directly attributable to each orchard. In accordance with industry practice in Hawaii, orchard maintenance and harvesting costs for commercially producing macadamia orchards are charged against earnings in the year that the costs are incurred.

However, the timing and manner in which farming costs are recognized in the Partnership’s financial statements over the course of the year is based on a standard cost system. For interim financial reporting purposes, farming costs are recognized as expense based on a standard cost to produce a pound of macadamia nuts. Management calculates a standard cost per pound for each orchard based on the estimated annual costs to farm each orchard and anticipated annual production from each orchard. The amount of farming costs recognized as expense throughout the year is calculated by multiplying each orchard’s standard cost by actual production from that orchard. The difference between actual farming costs incurred and the amount of farming costs recognized as expense is recorded as either an increase or decrease in deferred farming costs, which is reported as an asset in the balance sheet. Deferred farming costs accumulate throughout the year, typically peaking mid-way through the third quarter, since nut production is lowest during the first and second quarters of the year. Deferred farming costs are expensed over the remainder of the year since nut production is highest at the end of the third quarter through year end.

Management evaluates the validity of each orchard’s standard cost on a monthly basis based on actual production and farming costs incurred, as well as any known events that might significantly affect forecasted annual production and farming costs for the remainder of the year.

(e)   Inventory.   Supplies inventory is relieved on an average cost basis to cost of farming expense as used.

(f)   Land, Orchards and Equipment.   Land, orchards and equipment are reported at cost, net of accumulated depreciation and amortization. Net farming costs for any “developing” orchards are capitalized on the balance sheet until revenues from that orchard exceed expenses for that orchard (or nine years after planting, if earlier). Developing orchards historically do not reach commercial viability until about 12 years of age.

Depreciation of orchards and other equipment is reported on a straight-line basis over the estimated useful lives of the assets (40 years for orchards and between 5 and 12 years for other equipment). A 5% residual value is assumed for orchards. The macadamia orchards acquired in 1986 situated on leased land are being amortized on a straight-line basis over the terms of the leases (approximately 33 years from the inception of the Partnership) with no residual value assumed. The macadamia orchards acquired in 1989 situated on leased land are being amortized on a straight-line basis over a 40 year period (the terms of these leases exceed 40 years) with no residual value assumed. For income tax reporting, depreciation is calculated under the straight line and declining balance methods over Alternative Depreciation System recovery periods.

Repairs and maintenance costs are expensed unless they exceed $5,000 and extend the useful life beyond the depreciable life.

The Partnership reviews long-lived assets held and used, or held for sale for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the estimated undiscounted future cash flows associated with the asset are compared to the asset’s carrying amount to determine if an impairment charge is required. If an impairment charge is required the Partnership would write the assets down to fair value. All long-lived assets for which management has committed to a plan of disposal are reported at the lower of carrying amount or fair value as determined by quoted market price or a present value technique. Changes in projected cash flows generated by an asset based on new events or circumstances may indicate a change in fair value and require a new evaluation of recoverability of the asset.

(g)   Goodwill and Other Intangible Assets

Under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), goodwill and other indefinite-lived intangible assets are not amortized but are reviewed for impairment at least annually and if a triggering event were to occur in an interim period. The Partnership’s annual impairment testing is performed in the 4th quarter each year. The goodwill is allocated to the farming reporting unit. Goodwill impairment is determined using a two-step process for each reporting unit. The first step of the impairment test is used to identify potential impairment by comparing the fair value of a reporting unit to the book value, including goodwill. This evaluation utilizes a discounted cash flow analysis and multiple analyses of the historical and forecasted operating results of the Partnership’s reporting unit. If the fair value of a reporting unit exceeds its book value, goodwill of the reporting unit is not considered impaired, and the second step of the impairment test is not required. If the book value of a reporting unit exceeds its fair value, the second step of the impairment test is performed to measure the amount of impairment loss, if any. The second step of the impairment test compares the implied fair value of the reporting unit’s goodwill with the book value of the goodwill. If the book value of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination.

(h)   Income Taxes.   The accompanying income statements do not include a provision for corporate income taxes, as the income of the Partnership is not taxed directly; rather, the Partnership’s tax attributes are included in the individual tax returns of its partners. Neither the Partnership’s financial reporting income nor the cash distributions to unit holders can be used as a substitute for the detailed tax calculations which the Partnership must perform annually for its partners.

The Partnership is subject to a gross income tax as a result of its election to continue to be taxed as a partnership rather than to be taxed as a corporation, as allowed by the Taxpayer Relief Act of 1997. This tax is calculated at 3.5% on partnership gross income (net revenues less cost of goods sold) beginning in 1998.

Deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial reporting and tax reporting basis of assets and liabilities.

(i)   Revenue.   Macadamia nut sales are recognized when nuts are delivered to the buyer. Contract farming revenue and administrative services revenues are recognized in the period that such services are completed, that is upon the incurrence of direct labor or equipment hours incurred on behalf of an orchard owner. The Partnership is paid for its services based upon a “time and materials” basis plus a percentage fee or fixed fee based upon each farming contract’s terms. Contract farming includes the regular maintenance of the owners’ orchards as well as harvesting of their nuts. The Partnership provides these services on a continuing basis throughout the year.

(j)   Pension Benefit and Intermittent Severance Costs.   The actuarial method used for financial accounting purposes is the projected unit credit method.

(k)   Estimates.   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(l)   Net Income Per Class A Unit.   In 2006 and 2005 net income per Class A Unit is calculated by dividing 100% of Partnership net income by the average number of Class A Units outstanding for the period. In 2004 net income per Class A Unit is calculated by dividing 99% of the Partnership net income by the average number of Class A Units outstanding for the period.

(m)   Accumulated Comprehensive Income.   Accumulated comprehensive income represents the change in Partners’ capital from transactions and other events and circumstances arising from non-unitholder sources. Accumulated comprehensive income consists of deferred pension and intermittent severance gains or losses. As of December 31, 2006, our Consolidated Balance Sheet reflected Accumulated Other Comprehensive Loss in the amount of $70,000 in deferred pension and intermittent severance loss.

(n)   Recent Accounting Pronouncements.   In September 2006, the FASB issued Statement No. 157. This statement provides a single definition of fair value, a framework for measuring fair value, and expanded disclosures concerning fair value. Previously, different definitions of fair value were contained in various accounting pronouncements creating inconsistencies in measurement and disclosures. Statement No. 157 applies under those previously issued pronouncements that prescribe fair value as the relevant measure of value. This pronouncement is effective for fiscal years beginning after November 15, 2007. We do not expect the adoption of Statement No. 157 to have a material impact on our financial position, results of operations, or cash flows.

In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, (an amendment of FASB Statements No. 87, 88, 106. and 132R (“Statement No. 158”), that requires an employer to recognize in its statement of financial position an asset for a plan’s over funded status or a liability for a plan’s under funded status, measure a plan’s asset and its obligations that determine it funded status as of the end of the employer’s fiscal year (with limited exceptions), and recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. We adopted the recognition provisions of Statement No. 158 in our December 31, 2006 financial statements. The incremental affects of applying Statement No. 158 related to Partnership’s defined pension plan and intermittent severance plan as of December 31, 2006, were as follows:

Increase in pension obligation	$68,000
Increase in intermittent severance obligation	18,000
Decrease in prepaid pension obligation	7,000
$93,000

The adoption on SFAS No. 158 had no effect on the net income or cash flows of the Partnership.

(3)   SEGMENT INFORMATION

The Partnership has two reportable segments, the owned-orchard segment and the farming segment, which are organized on the basis of revenues and assets. The owned-orchard segment derives its revenues from the sale of macadamia nuts grown in orchards owned or leased by the Partnership. The farming segment derives its revenues from the farming of macadamia orchards owned by other growers. It also farms those orchards owned by the Partnership.

Management evaluates the performance of each segment on the basis of operating income. The Partnership accounts for intersegment sales and transfers at cost and such transactions are eliminated in consolidation.

The Partnership’s reportable segments are distinct business enterprises that offer different products or services.

(1) Revenues from the owned-orchard segment are subject to long-term nut purchase contracts and tend to vary from year to year due to changes in the calculated nut price per pound and pounds produced.

(a)   Nut Purchase Contracts.   The Partnership is a party to two nut purchase contracts signed June 1, 2006, with an effective date of January 1, 2006, with Mauna Loa which were negotiated in 2006. The two contracts cover all nuts produced by the orchards acquired in June 1986, December 1986, and October 1989. Of the two contracts, one for approximately 15 million pounds expired December 31, 2006 and has a nut purchase price for 2006 of $0.75 per pound wet-in-shell (WIS) at 20% moisture and 30% saleable kernel recovery (SK) to dry-in-shell (DIS). Two other contracts, of approximately 1 million pounds, also expired December 31, 2006, one with a nut purchase price of $0.60 per pound WIS 25% adjusted for trash and the other with a nut purchase price based on a two-year trailing average USDA price at WIS 25%. The last contract for about 5 million pounds expires December 31, 2011 and has a nut purchase price for 2006 of $0.74 per pound WIS at 20% moisture and 30% SK/DIS. The purchase price increases by $0.01 each year except 2008 until it reaches $0.78 per pound in 2011. The purchase contract for the macadamia nut orchard purchased in April 2006 is with Mac Farms and accounts for about 100,000 pounds and has a nut purchase price of $0.98 per pound WIS 20% moisture and 30% SK/DIS.

On December 16, 2004, a new nut purchase contract was signed with Hamakua for the annual delivery of six million WIS pounds, starting January 1, 2007. The contract provides for a minimum price of 75 cents per pounds and a maximum price of 95 cents per pound. The pricing formula includes a fixed component of 85 cents and a second component based on Hamakua’s average selling price for bulk kernel. In February 2007, the Partnership negotiated an amendment to the contract which provides the Partnership an option to have nut-in-shell processed into kernel for a fee in lieu of selling the nuts to Hamakua.

On January 5, 2006, a new nut purchase contract was signed with Island Princess for the annual delivery of approximately two million WIS pounds, effective January 1, 2007. The nut price will be determined every six months by mutual agreement based on prevailing market price for kernel from Hawaii and Australia. The effective price for January – June 2007 is $0.608 at 20% moisture and 30% SK/DIS recovery.

On January 6, 2006, a new nut purchase contract was signed with MacFarms for the annual delivery of between four and one-half million and five and one-half million WIS pounds, effective January 1, 2007. The nut price will be determined every six months by mutual agreement based on prevailing market price for kernel from Hawaii and Australia. The effective price for January – June 2007 is $0.608 at 20% moisture and 30% SK/DIS recovery.

(b)   Husking Activities   Husking activities for the Keaau and Mauna Kea orchards are performed at Mauna Loa’s Keaau facility. Operation of the Keaau husking facility which had been performed by the Partnership was transferred to Mauna Loa in July of 2006. Payments or reimbursements made to Mauna Loa were $440,000 in 2004, $603,000 in 2005, and $559,000 in 2006 for husking as the contracts agree that the Partnership will deliver husked nuts.

(c)   Stabilization Payments.   In December 1986, the Partnership acquired a 266-acre orchard that was several years younger than its other orchards. Because of the relative immaturity of the newer orchard, its productivity (and therefore its cash flow) was expected to be correspondingly lower for the first several years than for the other older orchards.

Accordingly, the seller of this orchard (KACI) agreed to make cash stabilization payments to the Partnership for each year through 1993 in which the cash flow (as defined) from this orchard fell short of a target cash flow level of $507,000. Stabilization payments for a given year were limited to the lesser of the amount of the shortfall or a maximum payment amount.

The Partnership accounted for the $1.2 million in stabilization payments (net of general excise tax) as a reduction in the cost basis of this orchard. As a result, the payments will be reflected in the Partnership’s net income ratably through 2019 as a reduction to depreciation for this orchard.

In return, the Partnership is obligated to pay KACI 100% of any year’s cash flow from this orchard in excess of the target cash flow as additional percentage rent until the aggregate amount of additional percentage rent equals 150% of the total amount of stabilization payments previously received. Thereafter, the Partnership is obligated to pay KACI 50% of this orchard’s cash flow in excess of the target cash flow as additional incentive rent. Additional rent of $62,000 was due for 2006 and no additional rent was due in 2004, or 2005.

(d)   Cash Flow Warranty Payments.   In October 1989, the Partnership acquired 1,040 acres of orchards that were several years younger on average than the Partnership’s other orchards. Their productivity (and therefore their cash flow) was expected to be lower for the first several years than for the Partnership’s older orchards.

Accordingly, the sellers of these orchards (subsidiaries of CBCL) agreed to make cash flow warranty payments to the Partnership for each year through 1994 in which the cash flow (as defined) from these orchards fell short of a cash flow target level. Warranty payments for any year were limited to the lesser of the amount of the shortfall or a maximum payment amount.

The Partnership accounted for the $13.8 million received in cash flow warranty payments as reductions in the cost basis of the orchards. As a result, these payments will be reflected in the Partnership’s net income ratably through 2030 as reductions to depreciation for these orchards.

(2) The farming segment’s revenues are based on long-term farming contracts which generate a farming profit based on a percentage of farming cost or based on a fixed fee per acre and tend to be less variable than revenues from the owned-orchard segment.

The following is a summary of each reportable segment’s operating income and the segment’s assets as of and for the period ended December 31, 2006, 2005 and 2004.

Segment Reporting for the Year ended December 31, 2006 (in thousands)

	Owned Orchards	Contract Farming	Intersegment Elimination	Total
Revenues	$13,256	$14,533	$(10,717)	$17,072
Composition of Intersegment revenues	—	10,717	—	10,717
Operating income (loss)	222	663	—	885
Depreciation expense	1,737	216	—	1,953
Segment assets	48,731	5,232	—	53,963
Expenditures for property and equipment	479	30	—	509

Segment Reporting for the Year ended December 31, 2005 (in thousands)

	Owned Orchards	Contract Farming	Intersegment Elimination	Total
Revenues	$12,684	$12,131	$(7,437)	$17,378
Composition of Intersegment revenues	—	7,437	—	7,437
Operating income (loss)	377	604	—	981
Depreciation expense	1,949	216	—	2,165
Segment assets	52,206	5,840	—	58,046
Expenditures for property and equipment	51	32	—	83

Segment Reporting for the Year ended December 31, 2004 (in thousands)

	Owned Orchards	Contract Farming	Intersegment Elimination	Total
Revenues	$9,414	$9,502	$(5,251)	$13,665
Composition of Intersegment revenues	—	5,251	—	5,251
Operating income (loss)	(1,684)	179	—	(1,505)
Depreciation expense	1,671	900	—	2,571
Segment assets	52,984	5,454	—	58,438
Expenditures for property and equipment	76	96	—	172

(4)          RELATED PARTY TRANSACTIONS

(a)   Management Costs and Fee.   On January 6, 2005 the Partnership purchased the stock of its managing partner, MLR. As a result of the transaction, MLR’s operations have been included in the Partnership’s consolidated financial statements beginning with the first quarter of 2005. The Partnership Agreement provides the managing general partner reimbursement of administrative costs (which consist primarily of compensation costs, board of directors fees, insurance costs and office expenses) incurred under the agreement as well as a management fee equal to two percent of the Partnership’s operating cash flow (as defined) in 2004. The management fee is eliminated in consolidation in 2005 and 2006. Those reimbursable costs totaled $168,000 in 2004. The managing general partner earned a management fee of $9,000 in 2004.

In addition to a management fee, the managing general partner is entitled, under the existing Partnership Agreement, to receive an annual incentive fee equal to 0.5% of the aggregate fair market value (as defined) of the Class A Units for the preceding calendar year provided that net cash flow (as defined) for the preceding calendar year exceeds specified levels. No incentive fee was earned in 2006, 2005 and 2004.

(b)   Legal Services.   The Partnership paid $196,000, $134,000, and $495,000 in legal fees in 2006, 2005 and 2004, respectively. A former Director of the Partnership is a former partner and currently of counsel to one of the law firms used by the Partnership. The Partnership paid said law firm $196,000 in 2006, $32,000 of the $134,000 in 2005 and $495,000 in 2004.

(c)   Management Services Contract.   The Partnership provides administrative services to D. Buyers Enterprises, LLC (“DBE”) for which it was compensated $104,000 in 2004 and, $102,000 in 2005. DBE owned the stock of the Partnership’s general partner until January 2005.

(d)   Office Lease.   Since September 2001, the Partnership has leased approximately 4000 square feet of office space in Hilo for its accounting staff from DBE, which was the owner of the General Partner until January 2005.  The lease amount was $90,000 in 2005 and 2004.

(5)          CASH FLOW PERFORMANCE

Cash flow performance (based on definitions used in the Partnership Agreement) for the past three years is shown below (000’s):

	2006	2005	2004
Gross revenues (including interest and other income)	$ 17,295	$ 17,534	$ 13,708
Less:
Farming costs	12,391	12,311	10,951
Administrative costs	1,842	1,595	1,643
Extinguishment of management agreement	—	326	—
Income tax expense	100	129	5
Payments of principal and interest	639	672	634
Operating cash flow	2,323	2,501	475
Less:
Management fee	0	0	9
Net cash flow (as defined in the Partnership Agreement)	$ 2,323	$ 2,501	$ 466

All of net cash flow in 2006 and 2005, and $451,000 in 2004 was allocated to Class A Units. This cash flow measure is used to determine the management fee paid annually to the general partner and forms the basis of distributable cash per unit. No management fee is recorded in 2006 and 2005 as the Partnership purchased the stock of the managing partner MLR in January 2005 and the management fee is eliminated in consolidation.

(6)          LAND, ORCHARDS AND EQUIPMENT

Land, orchards and equipment, stated at cost, consisted of the following at December 31, 2006 and 2005 (000’s):

	2006	2005
Land	$ 8,255	$ 8,168
Improvements	1,850	1,929
Machinery and equipment	4,266	4,252
Irrigation well and equipment	1,184	1,155
Producing orchards	67,631	67,267
Capital leases	161	161
Land, orchards and equipment (gross)	83,347	82,932
Less accumulated depreciation and amortization	36,115	34,210
Land, orchards and equipment (net)	$ 47,232	$ 48,722

The Partnership’s interest in trees situated on certain leased macadamia orchard properties are subject to repurchase at the option of the lessors. Such repurchase options grant the lessors the right to purchase all or a portion of these trees after June 30, 2019, at fair market value, as defined in the respective farming lease agreements. If the repurchase options are not exercised prior to expiration of the lease agreements and the lessors do not offer to extend the lease agreements at the then current market lease rates, the lessors are required to repurchase these trees at fair market value at lease expiration. The lessors will be released from their repurchase obligation in the event that the Partnership declines to accept an extension offer from the lessors at fair market lease rates.

(7)          SHORT-TERM AND LONG-TERM CREDIT

At December 31, 2006 and 2005, the Partnership’s long-term debt comprises (000’s):

	2006	2005
Term debt	$ 1,600	$ 2,000
Other	—	34
	1,600	2,034
Current portion	400	434
	$ 1,200	$ 1,600

On May 2, 2000 the Partnership entered into a credit agreement with Pacific Coast Farm Credit Services, ACA (currently American AgCredit Capital Markets) comprised of a $5 million revolving line of credit and a $4 million promissory note.

The line of credit expires on May 1, 2008. Drawings on the line of credit bear interest at the prime lending rate. From and after the first anniversary date, the Partnership is required to pay a facility fee of 0.30% to 0.375% per annum, depending on certain financial ratios on the daily unused portion of credit. The Partnership, at its option, may make prepayments without penalty.

There were no drawings outstanding on the line of credit at December 31, 2006 and drawings outstanding at December 31, 2005 amounted to $2,900,000, with interest at 7.50%.

At December 31, 2006, the outstanding balance on the promissory note amounted to $1.6 million. The note is scheduled to mature in 2010 and bears interest at rates ranging from 6.37% to 7.50%. Principal payments are due annually on May 2 in the amount of $400,000.

The estimated fair values of the Partnership’s financial instrument has been determined by estimated market price of 6.75% in 2005 and 7.00% in 2006 using a life equal to that remaining on the current financial instrument. The Partnership has not considered the lender fees in determining the estimated fair value.

The estimated fair values of the Partnership’s financial instrument are as follows (000’s):

	2006		2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Long-term debt	$ 1,600	$ 1,312	$ 1,150	$ 1,004

Of the total $1.6 million in 2006 the long-term debt of $680,000 has a fixed interest rate for one and one-third years. Of the total $2.0 million in 2005 the long-term debt of $850,000 has short-term fixed rates that approximate fair value. The $920,000 and $1,150,000 in 2006 and 2005, respectively, have interest rates that are fixed over the remaining life of the debt.

Both the revolving credit loan and the term debt are collateralized by all personal property assets of the Partnership. The credit agreement contains certain restrictions associated with partner distributions, further indebtedness, sales of assets, and maintenance of certain financial minimums. Significant restrictive financial covenants consist of the following:

1.                Minimum working capital of $2.5 million.

2.                Minimum current ratio of 1.5 to 1.

3.                Cumulative cash distributions beginning January 1, 2000 cannot exceed the total of cumulative net cash flow beginning January 1, 2004 plus a base amount of $3.3 million.

4.                Minimum tangible net worth of $49.9 million (reduced by the amount of allowed cash distributions over net income).

5.                Maximum ratio of funded debt to capitalization of 20%.

6.                Minimum debt coverage ratio of 2.5 to 1.

At December 31, 2006, the Partnership’s working capital was $3.9 million and its current ratio 2.54 to 1. The Partnership was in compliance with all covenants of the Credit Agreement at December 31, 2006 and December 31, 2005

Capital and Operating Leases.   The Partnership has no capital leases as of December 31, 2006 and had $34,000 in capital leases as of December 31, 2005. The Partnership has operating leases for equipment and operating leases for land. The operating leases for equipment are four to five year leases.

Land Leases.   The partnership leases the land underlying 1,948 acres of its orchards under long-term operating leases which expire through dates ending 2045. Operating leases provide for changes in minimum rent based on fair value at certain points in time. Each of the land leases provides for additional lease payments based on USDA-reported macadamia nut price levels. Those contingent lease payments totaled $18,000 in 2004, $19,000 in 2005, and $115,000 in 2006. Total lease rent for all land operating leases was $150,000 in 2004, $147,000 in 2005, and $256,000 in 2006.

Equipment Operating Leases.   The Partnership leases equipment for the farming operation to include vehicles, blower sweepers and harvester. The operating lease cost was $206,000, $249,000 and $285,000 in 2006, 2005 and 2004, respectively.

Contractual obligations for the year ended December 31, 2006 for the Partnership are detailed in the following (000’s):

Contractual Obligations	Total	2007	2008	2009	2010	2011	Remaining
Long-Term Debt and Interest	$ 1,792	$ 487	$ 461	$ 435	$ 409	$ —	$ —
Operating Leases	3,453	337	275	191	146	126	2,378
Total	$ 5,245	$ 824	$ 736	$ 626	$ 555	$ 126	$ 2,378

(8)          INCOME TAXES

The components of income tax expense for the years ended December 31, 2006, 2005 and 2004 were as follows (000’s):

	2006	2005	2004
Currently payable	$ 119	$ 109	$ 12
Deferred	(19)	20	(7)
	$ 100	$ 129	$ 5

The provision for income taxes equates to the 3.5% federal tax rate applied to gross income (net revenues less cost of goods sold) for the years ended December 31, 2006, 2005 and 2004.

The components of the net deferred tax liability reported on the balance sheet as of December 31, 2006 and 2005 are as follows (000’s):

	2006	2005
Deferred tax liabilities:
Financial statement bases of land, orchards, inventory and equipment is greater than tax bases	$ 719	$ 717
Financial statement bases of capitalized leases, long-term debt on capitalized leases and interest expense on capitalized leases is greater than tax bases	(4)	(4)
Excess of tax depreciation over financial statement depreciation	493	514
	$ 1,208	$ 1,227

(9)          PENSION PLAN

The Company established a defined benefit pension plan in conjunction with the acquisition of farming operations on May 1, 2000. The plan covers employees that are members of a union bargaining unit. The projected benefit obligation includes the obligation for the employees of their previous employer that became Company employees.

The following reconciles the changes in the pension benefit obligation and plan assets for the years ended December 31, 2006, 2005, 2004 to the funded status of the plan and the amounts recognized in the balance sheets at December 31, 2006, 2005, 2004 (000’s).

	2006	2005	2004
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$ 518	$ 411	$ 357
Service cost	59	57	56
Interest cost	28	23	21
Actuarial (gain) loss	(80)	35	(12)
Benefits paid	(35)	(8)	(11)
Projected benefit obligation at end of year	490	518	411
Change in plan assets:
Fair value of plan assets at beginning of year	258	205	169
Actual return on plan assets	31	10	3
Employer contribution	168	51	44
Benefits paid	(35)	(8)	(11)
Fair value of plan assets at end of year	422	258	20
Funded status	(68)	(261)	(206)
Unrecognized prior service cost	—	62	69
Unrecognized net actuarial loss (gain)	—	89	44
Amount recognized in balance sheet	$ (68)	$ (110)	$ (93)
Amounts recognized in the balance sheets consist of:
Accrued pension liability (current)	(68)	(152)	(103)
Intangible asset	—	42	10
Net amount recognized	$ (68)	$ (110)	$ (93)

The amounts recognized in accumulated other comprehensive loss at December 31, 2006 was as follows:

2006
Net actuarial gain	$ (4)
Prior service cost	56
$ 52

The estimated net actuarial gain and prior service cost that will be amortized from accumulated other comprehensive loss into net periodic benefit cost for the year ending December 31, 2007 is $7,000.

Prior to the adoption of Statement No. 158, the plan was over funded by $7,000.

The computation of the prepaid pension obligation at December 31, 2006 and required minimum liability and additional minimum liability at December 31, 2005 are shown below:

	2006	2005
Accumulated benefit obligation	$ (415)	$ (410)
Fair value of plan assets	422	258
Required prepaid pension obligation (minimum liability)	$ 7	$ (152)
Liability recognized for accrued benefit costs	—	110
Prepaid pension obligation (additional minimum liability)	$ 7	$ (42)

The components of net periodic pension cost for the years ended December 31, 2006, December 31, 2005 and December 31, 2004 were as follows:

	2006	2005	2004
Service cost	$ 59	$ 57	$ 56
Interest cost	28	23	21
Expected return on plan assets	(23)	(19)	(15)
Amortization of net actuarial loss and prior service cost	9	7	7
Net periodic pension cost	$ 73	$ 68	$ 69

The weighted average actuarial assumptions used to determine the pension benefit obligations at December 31, 2006, 2005 and 2004 and the net periodic pension cost for the years then ended are as follows:

	2006	2005	2004
Pension benefit obligation:
Discount rate	5.90%	5.50%	5.75%
Compensation increases	2.00%	2.00%	2.00%
Net periodic pension cost:
Discount rate	5.90%	5.75%	6.00%
Compensation increases	2.00%	2.00%	2.00%
Return on assets for the year	8.50%	8.50%	8.50%

The expected long-term rate of return on plan assets was based primarily on historical returns as adjusted for the plan’s current investment allocation strategy.

The Partnership employs an investment strategy whereby the assets in our portfolio are evaluated to maintain the desired target asset mix. The funds are invested in stock mutual funds, fixed income mutual funds and money market funds. Evaluation of the actual asset mix is evaluated on a quarterly basis and adjusted if required to maintain the desired target mix. Therefore, the actual asset allocation does not vary significantly from the targeted asset allocation.

The plan’s asset allocation percentages at December 31, 2006 and 2005 were as follows:

	2006	2005
Pooled fixed income funds	23.00%	21.00%
Money market funds	10.00%	16.00%
Stock mutual funds	67.00%	63.00%
Total	100.00%	100.00%

The Partnership expects to contribute approximately $100,000 to the plan in 2007.

The following pension benefit payments, which reflect expected future services, as appropriate, are expected to be paid:

Years Ending December 31,
2007	$ 8,372
2008	11,073
2009	12,168
2010	17,546
2011	17,201
2012-2016	145,551

(10) UNION BARGAINING UNIT INTERMITTENT EMPLOYEES SEVERANCE PLAN

The Partnership provides a severance plan, since the acquisition of the farming operations on May 1, 2000, that covers union members that are not part of the defined benefit pension plan and are classified as intermittent employees per the bargaining union agreement.  The severance plan provides for the payment of 8 days of pay for each year worked (upon the completion of 3 years of continuous serve) if the employee becomes physically or mentally incapacitated, is part of a Partnership mass layoff, or reaches the age of 60 and is terminated or voluntarily terminates.  The Partnership accounts for the benefit by determining the present value of the future benefits based upon an actuarial analysis. The projected benefit obligation includes the obligation for the employees of their previous employer that became Company employees.

The following reconciles the changes in the severance benefit obligation and plan assets for the years ended December 31, 2006, 2005, 2004 to the funded status of the plan and the amounts recognized in the balance sheets at December 31, 2006, 2005, 2004 (000’s).

Change in Severance Obligation

	2006	2005	2004
Severance obligation at beginning of year	$376	$384	$363
Service cost	23	24	24
Interest cost	20	21	21
Actuarial (gain) loss	(36)	(14)	9
Benefits paid	(48)	(39)	(33)
Severance obligation at end of year	$335	$376	$384

Change in Plan Assets

	2006	2005	2004
Fair value of plan assets at of year	$0	$0	$0
Employer contributions	48	39	33
Benefits paid	(48)	(39)	(33)
Fair value of plan assets at end of year	$0	$0	$0

Funded Status

Benefit obligation	$(335)	$(376)	$(384)
Unrecognized net actuarial loss	18	55	72
Prepaid (accrued) benefit cost	$(317)	$(321)	$(312)

As of December 31, 2006, the accrued benefit cost of $317,000 was recorded in accrued liabilities—current portion $27,000, representing amounts to be paid in 2007, non-current liabilities $290,000 and the unrecognized actuarial gain of $18,000 was recorded in accumulated other comprehensive income. On adoption of SFAS 158 the Partnership recorded an adjustment to other comprehensive income of $18,000 for the under funded status of the severance benefit plan at December 31, 2006.

Components of Net Periodic Cost

Service cost	$23	$24	$24
Interest cost	20	21	21
Recognized net (gain) loss	1	3	2
Net periodic cost (credit)	$44	$48	$47

Reconciliation of Severance Liability

(a) Accrued severance beginning of year	$(321)	$(312)	$(298)
(b) Contributions during fiscal year	48	39	33
(c) Net periodic pension cost	(44)	(48)	(47)
(d) Accrued severance cost at end of year	$(317)	$(321)	$(312)

Weighted Average Assumptions

Discount rate	5.87%	5.78%	5.74%
Expected return on plan assets	0.00%	0.00%	0.00%
Rate of compensation increase	1.65%	1.65%	1.65%

As discussed in Note 14, the Partnership initially recorded its liability for the severance plan in 2006 following its determination that such obligation had not properly been accounted for as part of prior year purchase price allocations.  The Partnership has provided disclosures for those years for comparative purposes.  As disclosed above, benefit costs in 2004 and 2005 did not differ materially form contribution amounts expensed in such years.

(11) EMPLOYEES SAVINGS PLAN

The Partnership sponsors a 401(k) plan, which allows participating employees to contribute up to 25% of their salary, subject to annual limits.  The plan provides for the Partnership to make matching contributions up to 50% of the first 4% of salary deferred by employees. During the years ended December 31, 2006, 2005 and 2004, Partnership matching contributions were $32,000, $29,000 and $27,000, respectively.

(12) SALARIED DEFINED CONTRIBUTION PLAN

The Partnership sponsors a defined contribution plan for its non-bargaining unit employees. This plan provides for the Partnership to make annual contributions to the 401(k) plan on behalf of participating employees.  Contributions are based upon age, length of service, and other criteria on an annual basis, subject to annual limits.  During the years ended December 31, 2006, 2005, and 2004 Partnership contributions were $106,000, $96,000 and $98,000, respectively.

(13) QUARTERLY OPERATING RESULTS (Unaudited)

The following chart summarizes unaudited quarterly operating results for the years ended December 31, 2006, 2005, and 2004 (000's omitted except per unit data):

		Gross Income	Net Income	Net Income (Loss)
	Revenues	(Loss)	(Loss)	per Class A Unit
2006
1st Quarter	$1,523	$272	$(100)	$(0.01)
2nd Quarter	1,288	444	(27)	0.00
3rd Quarter	5,487	437	85	0.01
4th Quarter	8,774	1,574	846	0.11
2005
1st Quarter	$3,056	$627	$(27)	$0.00
2nd Quarter	1,501	218	26	0.00
3rd Quarter	3,737	608	118	0.02
4th Quarter	9,084	1,449	654	0.09
2004
1st Quarter	$2,052	$208	$(95)	$(0.01)
2nd Quarter	787	140	(161)	(0.02)
3rd Quarter	3,275	(67)	(817)	(0.11)
4th Quarter	7,551	(143)	(576)	(0.08)

(14) CBCL ACQUISITION ADJUSTMENTS

During 2006, the Partnership concluded it should have recorded certain employee severance and vacation benefits in connection with its allocation of the purchase price of the macadamia farming operation from CBCL on May 1, 2000.  The Partnership has re-evaluated and revised the original purchase price allocation and accordingly has recorded in 2006, goodwill of $306,000 and a corresponding liability for the fair value of such benefits as of the acquisition date.  The changes in the liability for the period from May 1, 2000 to December 31, 2005 of $159,000 have been included in the 2006 Consolidated Statement of Income.  Prior year financial statements were not materially impacted by this matter.

ML Macadamia Orchards, L.P.
Consolidated Balance Sheets
(in thousands)

	June 30,		December 31,
	2007	2006	2006
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$495	$909	$3,351
Accounts receivable	997	706	2,688
Inventory
Supplies	295	302	272
Deferred farming costs	2,894	2,990	—
Other current assets	306	221	98
Total current assets	4,987	5,128	6,409
Land, orchards and equipment, net	46,406	48,200	47,232
Goodwill	306	—	306
Intangible assets, net	12	62	16
Total assets	$51,711	$53,390	$53,963
Liabilities and partners’ capital
Current liabilities
Current portion of long-term debt	$400	$416	$400
Short-term borrowing	—	1,000	—
Accounts payable	41	16	406
Cash distributions payable	375	375	375
Accrued payroll and benefits	562	614	858
Other current liabilities	56	30	488
Total current liabilities	1,434	2,451	2,527
Non-current accrued benefits	406	—	405
Long-term debt	800	1,200	1,200
Deferred income tax liability	1,208	1,227	1,208
Total liabilities	3,848	4,878	5,340
Commitments and contingencies
Partners’ capital
General partner	81	81	81
Class A limited partners, no par or assigned value, 7,500 units issued and outstanding	47,852	48,431	48,612
Accumulated other comprehensive loss	(70)	—	(70)
Total partners’ capital	47,863	48,512	48,623
Total liabilities and partners’ capital	$51,711	$53,390	$53,963

See accompanying notes to financial statements.

ML Macadamia Orchards, L.P.
Consolidated Income Statements (unaudited)
(in thousands, except per unit data)

	Three months		Six months
	ended June 30,		ended June 30,
	2007	2006	2007	2006
Macadamia nut sales	$599	$735	$2,923	$1,335
Contract farming revenue	626	553	1,667	1,476
Total revenues	1,225	1,288	4,590	2,811
Cost of goods and services
Costs of macadamia nut sales	552	322	2,174	735
Costs of contract farming services	573	522	1,526	1,360
Total cost of goods sold	1,125	844	3,700	2,095
Gross income	100	444	890	716
General and administrative expenses
Legal fees—related party	—	41	—	76
Other	443	364	870	658
Total general and administrative expenses	443	405	870	734
Operating income (loss)	(343)	39	20	(18)
Other income (expense)	(1)	(7)	13	8
Interest expense	(28)	(45)	(61)	(105)
Interest income	19	2	49	13
Income (loss) before tax	(353)	(11)	21	(102)
Income tax expense	3	16	31	25
Net loss	$(356)	$(27)	$(10)	$(127)
Net cash flow (as defined in the Partnership Agreement)	$(693)	$(306)	$59	$(313)
Net loss per Class A Unit	$(0.05)	$(0.00)	$(0.00)	$(0.02)
Net cash flow per Class A Unit	$(0.09)	$(0.04)	$0.01	$(0.04)
Cash distributions per Class A Unit	$0.05	$0.05	$0.10	$0.10
Class A Units outstanding	7,500	7,500	7,500	7,500

See accompanying notes to financial statements.

ML Macadamia Orchards, L.P.
Consolidated Statements of Partners’ Capital (unaudited)
(in thousands)

	Three months		Six months
	ended June 30,		ended June 30,
	2007	2006	2007	2006
Partners’ capital at beginning of period:
General partner	$81	$81	$81	$81
Class A limited partners	48,583	48,833	48,612	49,308
Accumulated other comprehensive loss	(70)	—	(70)	—
	48,594	48,914	48,623	49,389
Allocation of net loss Class A limited partners	(356)	(27)	(10)	(127)
	(356)	(27)	(10)	(127)
Cash distributions:
Class A limited partners	375	375	750	750
	375	375	750	750
Partners’ capital at end of period:
General partner	81	81	81	81
Class A limited partners	47,852	48,431	47,852	48,431
Accumulated other comprehensive loss	(70)	—	(70)	—
	$47,863	$48,512	$47,863	$48,512

See accompanying notes to financial statements.

ML Macadamia Orchards, L.P.
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three months		Six months
	ended June 30,		ended June 30,
	2007	2006	2007	2006
Cash flows from operating activities:
Cash received from goods and services	$1,418	$2,667	$6,441	$10,860
Cash paid to suppliers and employees	(3,716)	(2,980)	(8,005)	(6,719)
Interest paid	(28)	(45)	(61)	(105)
Interest received	19	2	49	13
Net cash provided by (used in) operating activities	(2,307)	(356)	(1,576)	4,049
Cash flows from investing activities:
Disposal (acquisition) of capital equipment	(45)	(442)	(130)	(450)
Net cash used in investing activities	(45)	(442)	(130)	(450)
Cash flows from financing activities:
Proceeds from line of credit	—	1,000	—	1,700
Payments on line of credit	—	—	—	(3,600)
Payments on long term borrowings	(400)	(400)	(400)	(400)
Capital lease payments	—	(9)	—	(18)
Cash distributions paid	(375)	(375)	(750)	(750)
Net cash provided by (used in) financing activities	(775)	216	(1,150)	(3,068)
Net increase (decrease) in cash	(3,127)	(582)	(2,856)	531
Cash at beginning of period	3,622	1,491	3,351	378
Cash at end of period	$495	$909	$495	$909
Reconciliation of net loss to net cash provided by (used in) operating activities:
Net loss	$(356)	$(27)	$(10)	$(127)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	63	129	468	232
Decrease in accounts receivable	100	1,135	1,691	7,727
Decrease (increase) in inventories	248	(37)	(23)	(32)
Increase in deferred farming costs	(1,920)	(1,230)	(2,401)	(2,247)
Increase in other current assets	(46)	(22)	(208)	(43)
Decrease in accounts payable	(66)	(177)	(365)	(754)
Decrease in accrued payroll and benefits	(252)	(84)	(296)	(321)
Decrease in other current liabilities	(78)	(43)	(432)	(386)
Total adjustments	(1,951)	(329)	(1,566)	4,176
Net cash provided by (used in) operating activities	$(2,307)	$(356)	$(1,576)	$4,049
Supplemental schedule of non cash financing activities
Distributions declared not paid	$375	$375	$375	$375

See accompanying notes to financial statements.

ML MACADAMIA ORCHARDS, L.P.
Notes to Consolidated Financial Statements

(1)          BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited consolidated financial statements of ML Macadamia Orchards, L.P. and its subsidiary (“the Partnership”) include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly its financial position as of June 30, 2007, June 30, 2006 and December 31, 2006 and the results of operations, changes in partners’ capital and cash flows for the three and six-month periods ended June 30, 2007 and 2006. The results of operations for the period ended June 30, 2007 are not necessarily indicative of the results to be expected for the full year or for any future period.

The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. These interim consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and the Notes to Consolidated Financial Statements filed with the Securities and Exchange Commission in the Partnership’s 2006 Annual Report on Form 10-K.

(2)          CONSOLIDATION

The consolidated financial statements include the accounts of the Partnership and ML Resources, Inc. (“MLR”), its General Partner. All significant intercompany balances and transactions, including management fees and distributions, have been eliminated.

(3)          SIGNIFICANT ACCOUNTING POLICY

The Partnership reports revenues net of sales and general excise taxes remitted to government authorities that are collected from or passed on to it customers.

(4)          SEGMENT INFORMATION

The Partnership has two reportable segments, the owned-orchard segment and the farming segment, which are organized on the basis of revenues and assets. The owned-orchard segment derives its revenues from the sale of macadamia nuts grown in orchards owned or leased by the Partnership. The farming segment derives its revenues from the farming of macadamia orchards owned by other growers and orchards owned or leased by the Partnership.

Management evaluates the performance of each segment on the basis of operating income. The Partnership accounts for inter segment sales and transfers at cost. Such inter segment sales and transfers are eliminated in consolidation.

The Partnership’s reportable segments are distinct business enterprises that offer different products or services. Revenues from the owned-orchard segment are subject to long-term nut purchase contracts and tend to vary from year to year due to changes in the prices paid under its various nut contracts. The farming segment’s revenues are based on long-term farming contracts which generate a farming profit based on a percentage of farming cost or based on a fixed fee per acre and tend to be less variable than revenues from the owned-orchard segment.

The following tables summarize each reportable segment’s operating income and assets as of, and for the three and six-month periods ended, June 30, 2007 and 2006 (000’s).

	Three months		Six months
	ended June 30,		ended June 30,
	2007	2006	2007	2006
Revenues:
Owned orchards	$599	$735	$2,923	$1,335
Contract farming	2,436	1,385	5,123	3,597
Intersegment elimination (all contract farming)	(1,810)	(832)	(3,456)	(2,121)
Total	$1,225	$1,288	$4,590	$2,811
Operating income (loss):
Owned orchards	$(396)	$40	$(121)	$(53)
Contract farming	53	(1)	141	35
Total	$(343)	$39	$20	$(18)
Depreciation:
Owned orchards	$27	$55	$396	$124
Contract farming	34	74	68	108
Total	$61	$129	$464	$232
Expenditures for property and equipment:
Owned orchards	$45	$—	$130	$440
Contract farming	—	—	—	10
Total	$45	$—	$130	$450
Segment assets:
Owned orchards			$44,928	$47,121
Contract farming			6,783	6,269
Total			$51,711	$53,390

All revenues are from sources within the United States.

(5)          DEFERRED FARMING COSTS

Orchard costs (e.g. irrigation, fertilizer, pruning, etc.) are annualized for interim reporting purposes, with the difference between costs incurred-to-date and costs expensed-to-date (based on projected annual cost per nut harvested) being reported on the balance sheet as deferred farming costs, which amounted to $2.9 million and $3.0 million at June 30, 2007 and 2006, respectively. Management anticipates a decrease in production during the remainder of 2007 compared to 2006 due to current weather patterns. However, even with the anticipated decrease in production for the remainder of 2007 the full year forecast remains consistent with the overall annual production plan.

(6)          LONG-TERM DEBT

The Partnership has a $5 million revolving credit facility with American AgCredit, PCA, which expires on May 1, 2008. Amounts drawn on the line bear interest at the prime lending rate. There was no outstanding drawing on the line at June 30, 2007 and $1.0 million at June 30, 2006.

In addition to the revolving credit facility, the Partnership has a $4 million promissory note payable to American AgCredit, PCA, which is scheduled to mature in 2010. Amounts outstanding under the promissory note agreement bear interest at rates from 6.37 percent to 7.77 percent. At June 30, 2007 and 2006, the outstanding balance under the promissory note agreement amounted to $1.2 million and $1.6 million, respectively

The credit agreements with American AgCredit, PCA, contain various financial covenants. The Partnership was in compliance with all debt covenants at June 30, 2006. At June 30, 2007 the Partnership was in compliance with all debt covenants except for minimum tangible net worth. The Partnership was less than 0.4% below the required amount. The lender has provided a waiver to the loan covenant for the quarter ended June 30, 2007. Had the lender not waived this violation, the Partnership would have been restricted in its ability to pay distributions to the limited partners.

The Partnership had no capital lease obligations related to leased equipment at June 30, 2007 and $16,000 at June 30, 2006.

(7)          PARTNERS’ CAPITAL

Net income (loss) per Class A Unit is calculated by dividing 100% of Partnership net income by the average number of Class A Units outstanding for the period.

(8)          CASH DISTRIBUTIONS

On June 14, 2007, a second quarter cash distribution was declared in the amount of five cents ($0.05) per Class A Unit, payable on August 15, 2007 to unit holders of record as of the close of business on June 29, 2007.

(9)          PENSION PLAN

The Partnership sponsors a defined benefit pension plan covering employees that are members of a union bargaining unit. The Partnership’s funding policy is to contribute an amount to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974.

COMPONENTS OF NET PERIODIC BENEFIT COST

	Pension Benefits		Pension Benefits
	3 months ended		6 months ended
	6/30/07	6/30/06	6/30/07	6/30/06
Service Cost	$15,003	$14,817	$30,006	$29,634
Interest Cost	7,116	7,042	14,232	14,084
Expected Return on Assets	(9,880)	(4,742)	(19,760)	(9,484)
Amortization of Unrecognized Prior Service Costs	1,661	1,661	3,322	3,322
Amortization of Unrecognized Actuarial Loss	—	740	—	1,481
Net Periodic Pension Cost	$13,900	$19,518	$27,800	$39,037

(10)   INTERMITTENT SEVERANCE PLAN

The Partnership sponsors a defined intermittent severance benefit plan covering employees that are members of a union bargaining unit and not covered by the defined pension plan. Payment of the severance benefits is made when covered employees cease employment with the Partnership under certain terms and conditions as defined in the union bargaining agreement.

COMPONENTS OF NET PERIODIC BENEFIT COST

	Intermittent Severance Benefits
	3 months ended	6 months ended
	3/31/07	6/30/07
Service cost	$4,624	$9,248
Interest cost	4,740	9,479
Net periodic intermittent severance cost	$9,364	$18,727

Report of Independent Auditors

To the Board of Directors and Members
of MacFarms of Hawaii, LLC

In our opinion, the accompanying balance sheets and the related statements of operations, members’ equity and cash flows present fairly, in all material respects, the financial position of MacFarms of Hawaii, LLC (the “Company”) at December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Accuity, LLP

Honolulu, Hawaii
August 24, 2007

MacFarms of Hawaii, LLC
Balance Sheets
December 31, 2006 and 2005

	2006	2005
Assets
Current assets
Cash and cash equivalents	$42,810	$41,185
Accounts receivable, net of allowance for doubtful accounts of $95,567 in 2006 and $253,067 in 2005	2,611,826	4,158,517
Inventory	7,747,593	9,521,880
Other assets	432,204	247,628
Total current assets	10,834,433	13,969,210
Property and equipment, net	3,587,793	2,515,915
Other assets	31,873	1,749
Total assets	$14,454,099	$16,486,874
Liabilities and Members’ Equity
Current liabilities
Bank overdraft	$121,113	$621,258
Accounts payable	1,847,034	2,392,122
Accrued commissions to affiliate	173,776	134,447
Accrued liabilities	400,026	344,163
Notes payable	136,835	78,400
Total current liabilities	2,678,784	3,570,390
Notes payable	1,169,641	1,303,868
Revolving line-of-credit	5,945,000	5,005,000
Due to affiliate, net	3,633,781	3,664,883
Total liabilities	13,427,206	13,544,141
Commitments and contingencies
Members’ equity	1,026,893	2,942,733
Total liabilities and members’ equity	$14,454,099	$16,486,874

The accompanying notes are an integral part of the financial statements.

MacFarms of Hawaii, LLC
Statements of Operations
Years Ended December 31, 2006 and 2005

	2006	2005
Sales, net	$21,311,627	$28,230,662
Cost of sales	(18,090,167)	(22,037,385)
Gross profit	3,221,460	6,193,277
Operating expenses
Commissions to affiliate	1,424,009	1,511,276
General and administrative	1,414,628	1,351,004
Selling	1,364,322	1,310,261
Management and consulting fees to members	400,000	400,000
	4,602,959	4,572,541
Income (loss) from operations	(1,381,499)	1,620,736
Other income (expense)
Other income	9,707	51,911
Interest expense	(491,771)	(222,636)
Other expense	(52,277)	(265,375)
Total other expenses	(534,341)	(436,100)
Net income (loss)	$(1,915,840)	$1,184,636

The accompanying notes are an integral part of the financial statements.

MacFarms of Hawaii, LLC
Statements of Members’ Equity
Years Ended December 31, 2006 and 2005

	2006	2005
Balance at beginning of year	$2,942,733	$2,089,883
Net income (loss)	(1,915,840)	1,184,636
Change in unrealized gain	—	(36,189)
Distribution to members	—	(295,597)
Balance at end of year	$1,026,893	$2,942,733

The accompanying notes are an integral part of the financial statements.

MacFarms of Hawaii, LLC
Statements of Cash Flows
Years Ended December 31, 2006 and 2005

	2006	2005
Cash flows from operating activities
Net income (loss)	$(1,915,840)	$1,184,636
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	299,247	256,451
Bad debt expense (recoveries)	23,945	(6,831)
Gain on sale of property and equipment	(3,939)	(4,503)
Gain on sale of investments	—	(44,479)
Changes in
Accounts receivable, net	1,522,746	(1,601,964)
Inventory	1,774,287	341,804
Other assets	(214,700)	(25,892)
Accounts payable	(545,088)	553,881
Accrued commissions to affiliate	39,329	81,456
Accrued liabilities	55,863	1,485
Net cash provided by operating activities	1,035,850	736,044
Cash flows from investing activities
Purchases of property and equipment	(1,371,886)	(862,709)
Proceeds from sale of property and equipment	4,700	5,352
Proceeds from sale of investments	—	142,763
Net cash used in investing activities	(1,367,186)	(714,594)
Cash flows from financing activities
Bank overdraft	(500,145)	(101,010)
Borrowings under revolving line-of-credit	2,980,000	6,955,000
Repayments under revolving line-of-credit	(2,040,000)	(5,425,000)
Repayments of notes payable	(75,792)	(86,413)
Distribution to members	—	(295,597)
Due to affiliate, net	(31,102)	(1,037,821)
Net cash provided by financing activities	332,961	9,159
Net increase in cash	1,625	30,609
Cash and cash equivalents
Beginning of year	41,185	10,576
End of year	$42,810	$41,185
Supplemental cash flow information
Interest paid	$456,562	$223,560

The accompanying notes are an integral part of the financial statements.

MacFarms of Hawaii, LLC
Notes to Financial Statements
December 31, 2006 and 2005

1.                 Organization and Nature of Operations

MacFarms of Hawaii, LLC (the “Company”) was formed in March 2003 as a Delaware limited liability company. The Company is engaged in macadamia nut farming and processing on land owned by Kapua Orchard Estates, LLC (“KOE”), an affiliate, in Captain Cook, Hawaii. The Company also manufactures and distributes macadamia nut related products. The Company’s products are marketed and sold to retailers, wholesalers, and food processors through Pan Pacific Foods (“PPF”), an affiliate.

Profits and losses are allocated to members based on their respective ownership interests as follows:

Member	Ownership
MFH Investors, LLC (“MFH”)	67%
Greater Pacific Foods Holding, LLC (“GPFH”)	33%
100%

2.                 Summary of Significant Accounting Policies

Use of Estimates in Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the useful lives of property and equipment, the allowance for doubtful accounts and the allowance for excess and obsolete inventory. The Company believes that such estimates have been appropriately determined in accordance with accounting principles generally accepted in the United States of America.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company’s cash is primarily held in financial institutions located in Hawaii and California. At times, cash balances maintained are in excess of federal depository insurance limits.

For the years ended December 31, 2006 and 2005, two customers accounted for approximately 43% and 40%, respectively, of total sales. The same two customers accounted for approximately 44% and 66% of net accounts receivable at December 31, 2006 and 2005, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

MacFarms of Hawaii, LLC
Notes to Financial Statements (Continued)
December 31, 2006 and 2005

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts to reduce receivables to their estimated collectible amount. Management estimates the allowance for doubtful accounts based on a specific review of individual customer accounts as well as the overall aging of accounts, historical collection experience and current economic and business conditions.

The allowance for doubtful accounts represents management’s best estimate of potential uncollectible receivables. However, because of the uncertainties inherent in assessing the collectibility of receivables, it is at least reasonably possible that there will be near-term changes in management’s estimate due to actual losses and other factors.

Inventory and Cost of Sales

Inventories are stated at the lower of cost or market. Cost is computed using an average cost method, which approximates the first-in, first-out method; market is based on the Company’s most recent sale amounts. Costs included in inventory primarily consist of the macadamia nuts, farming and harvesting, labor, materials, warehousing, shipping and handling, and overhead.

The reserve for excess and obsolete inventory represents inventory in excess of demand. This inventory is written-off once it nears the end of its life-cycle. Changes to this reserve are charged to cost of goods sold in the period that the excess is identified.

Property and Equipment

Property and equipment are reported at cost less accumulated depreciation. Major improvements and replacements are capitalized, while repairs and maintenance that do not materially add to the value of property or appreciably prolong its useful life are charged to expense as incurred. Gains and losses on disposal of property and equipment are included in the results of operations.

Depreciation is computed using the straight-line method based upon the following useful lives:

Years
Machinery and equipment	3 – 10
Land improvements	15 – 35

Impairment of Long-Lived Assets

Long-lived assets, including fixed assets, are continually monitored and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The determination of recoverability is based on an estimate of undiscounted cash flows expected to result from the use of an asset and its eventual disposition. If the sum of the undiscounted cash flows (excluding interest) is less then the carrying value, an impairment loss will be recognized, measured as the amount by which the carrying value exceeds the fair value of the asset. Management has evaluated the Company’s long-lived assets and determined that no impairment existed as of December 31, 2006 or 2005.

MacFarms of Hawaii, LLC
Notes to Financial Statements (Continued)
December 31, 2006 and 2005

Revenue Recognition

Revenues from the sale of macadamia nuts and related products are recognized upon delivery. Reserves for sales returns and allowances are recorded in the same period as the related sale.

Advertising

Advertising costs are charged to expense as incurred. Such costs are paid for by PPF under the management services agreement discussed in Note 8.

Income Taxes

The Company is considered to be a flow through entity for federal and state income tax purposes. Income or loss for tax purposes accrues to the members and accordingly, no provision or credit for income taxes is reflected in the Company’s financial statements.

3.                 Inventory

Inventory consisted of the following at December 31, 2006 and 2005:

	2006	2005
Work-in-progress	$2,334,402	$2,030,786
Finished goods	5,038,668	7,064,474
Supplies	890,177	772,304
	8,263,247	9,867,564
Less: Allowance for excess and obsolete inventory	(515,654)	(345,684)
	$7,747,593	$9,521,880

4.                 Property and Equipment

Property and equipment consisted of the following at December 31, 2006 and 2005:

	2006	2005
Machinery and equipment	$4,297,442	$2,856,357
Land improvements	151,610	120,250
	4,449,052	2,976,607
Less: Accumulated depreciation	(886,020)	(595,148)
	3,563,032	2,381,459
Construction in progress	24,761	134,456
	$3,587,793	$2,515,915

Depreciation expense was $299,247 and $256,451 of which $279,504 and $245,945 were capitalized to inventory for the years ended December 31, 2006 and 2005, respectively.

MacFarms of Hawaii, LLC
Notes to Financial Statements (Continued)
December 31, 2006 and 2005

5.                 Notes Payable

Notes payable consisted of the following at December 31, 2006 and 2005:

	2006	2005
Note payable to RaboBank, N.A., with interest at 4.54% at December 31, 2006 and 2005, due May 2013 and collateralized by real property	$693,000	$735,000
Revolving note payable to RaboBank, N.A., with interest at 7.32% and 3.78% at December 31, 2006 and 2005, respectively, due June 2008 and collateralized by processing facilities and equipment	352,800	364,000
Note payable to RaboBank, N.A., with interest at 3.78% at December 31, 2006 and 2005, due May 2013 and collateralized by real property	231,000	245,000
Two auto loans with Ford Motor Credit Company, both with interest at 6.99% at December 31, 2006 and 2005, due January 2010 and collateralized by the vehicles	29,676	38,268
	1,306,476	1,382,268
Less: Current portion	136,835	78,400
Long-term portion	$1,169,641	$1,303,868

In June 2003, the Company and KOE jointly entered into the three debt agreements with RaboBank, N.A. discussed above. Under terms of the agreements, the Company and KOE are jointly liable for the principal amounts and have pledged substantially all of their combined assets as collateral. All of the RaboBank debt agreements are cross collateralized and have cross default provisions. The debt amounts allocated to the Company and KOE were based on the carrying value of the underlying collateral owned by each entity at the time of borrowing.

The Company had additional amounts outstanding under a $8,000,000 revolving line of credit with RaboBank, N.A., totaling $5,945,000 and $5,005,000, at December 31, 2006 and 2005, respectively. The payment terms under this line require monthly interest-only payments of 7.75% and 6.75% at December 31, 2006 and 2005, respectively. This credit agreement was renewed in April 2007 and expires in June 2008. Amounts outstanding are collateralized by the Company’s crops, inventory and accounts receivable.

In April 2007, the Company received a $1,050,000 loan from RBS Sparks Holding, LP, a member of MFH, for the benefit of KOE and collateralized by a portion of KOE’s property. Interest on the loan (at prime rate) is due monthly and the principal is due upon demand.

MacFarms of Hawaii, LLC
Notes to Financial Statements (Continued)
December 31, 2006 and 2005

Future maturities of long-term debt at December 31, 2006 are as follows:

Years ending December 31,
2007	$136,835
2008	6,440,960
2009	149,786
2010	145,374
2011	151,825
Thereafter	226,696
$7,251,476

The Company’s various debt agreements with RaboBank, N.A., contain certain restrictive covenants. Management has asserted that the Company is in compliance with debt covenants applicable to its allocated portion of debt. However, as KOE’s compliance for its allocated portion of debt cannot be verified, the Company received a waiver of these covenants for the years ended December 31, 2006 and 2005.

6.                 Leases

The Company leases land from KOE under an agricultural lease agreement for $500,000 per year. This lease is subject to termination by either party at any time.

The Company leases equipment under an operating lease which expires in 2007. The future minimum lease payments under this lease at December 31, 2006 are $24,073.

Total rent expense for the years ended December 31, 2006 and 2005 amounted to $569,046 and $553,120, respectively, which were capitalized to inventory.

7.                 Employee Retirement Plan

The Company sponsors the MacFarms of Hawaii, LLC 401(k) Profit Sharing Plan, covering all employees who have worked at least 1,000 hours during the plan year. The Company contributes an amount equal to 100% of the amount contributed by its employees up to 4% of the employees’ compensation. Employer contributions approximated $145,000 and $133,000 for the years ended December 31, 2006 and 2005, respectively.

MacFarms of Hawaii, LLC
Notes to Financial Statements (Continued)
December 31, 2006 and 2005

8.                 Related Party Transactions

The due to affiliate balance consisted of the following at December 31, 2006 and 2005:

	2006	2005
Payments made on behalf of KOE
Real property purchased	$1,054,138	$1,054,138
Principal on debt paid	374,400	201,600
Interest on debt paid	313,146	152,754
Property taxes paid	138,177	69,524
Land planning costs paid	113,539	8,294
Capital assets purchased	84,539	84,539
Distributions to members	56,273	56,273
Other	14,890	1,785
	2,149,102	1,628,907
Owed to KOE
Assets received during formation	(4,780,750)	(4,780,750)
Land lease owed	(1,000,000)	(500,000)
Other	(2,133)	(13,040)
	(5,782,883)	(5,293,790)
Due to affiliate, net	$(3,633,781)	$(3,664,883)

PPF, which is owned by GPFH, functions as the Company’s sales department and manages the sales, distribution and marketing of the Company’s products under a marketing services agreement. This agreement is effective as long as MFH and GPFH are members of the Company. For its marketing services, PPF earns a commission based on net sales. Commission expense recognized under these agreements approximated $1,424,000 and $1,511,000 for the years ended December 31, 2006 and 2005, respectively. Additionally, accrued commissions payable for these services approximated $174,000 and $134,000 at December 31, 2006 and 2005, respectively.

GPFH and Sparks Corporation, the owner of MFH, provide management and consulting services to the Company. The Company paid GPFH and Sparks Corporation $200,000 each for these services in each of the years ended December 31, 2006 and 2005.

9.                 Purchase Commitments

In 2005, the Company entered into agreements to purchase the output of certain orchards of various macadamia nut growers at prices approximating current market value or at a stipulated price per wet-in-shell (“WIS”) pound. Purchases under these commitments for the years ended December 31, 2006 and 2005 amounted to $810,507 and $1,702,675, respectively, for 1,096,782 and 2,080,970 WIS pounds, respectively. All nut purchase agreements are scheduled to expire at various dates through December 31, 2011.

10.          Subsequent Event

In May 2007, the Company entered into a definitive acquisition agreement with an unrelated party to sell substantially all of the assets of the Company, lease its processing facilities, and assign its lease with KOE to the acquiring entity. The acquisition is expected to be completed in 2007.

MacFarms of Hawaii, LLC
Balance Sheet (Unaudited)
June 30, 2007

Assets
Current assets
Cash and cash equivalents	$43,485
Accounts receivable, net of allowance for doubtful accounts of $110,799 at June 30, 2007	1,591,614
Inventory	10,454,751
Deferred farming costs	1,065,053
Other assets	306,933
Total current assets	13,461,836
Property and equipment, net	3,414,244
Other assets	21,279
Total assets	$16,897,359
Liabilities and members’ equity
Current liabilities
Bank overdraft	$647,513
Accounts payable	1,549,258
Accrued commissions to affiliate	62,051
Accrued liabilities	233,724
Notes payable to member	1,050,000
Notes payable	494,280
Revolving line-of-credit	7,660,000
Total current liabilities	11,696,826
Notes payable	746,071
Due to affiliate, net	3,625,048
Total liabilities	16,067,945
Commitments and contingencies
Members’ equity	829,414
Total liabilities and members’ equity	$16,897,359

The accompanying notes are an integral part of the financial statements.

MacFarms of Hawaii, LLC
Statements of Operations and Members’ Equity (Unaudited)
Six-Month Periods Ended June 30, 2007 and 2006

	2007	2006
Sales, net	$6,762,603	$10,421,437
Cost of sales	(4,584,974)	(9,030,367)
Gross profit	2,177,629	1,391,070
Operating expenses
Commissions to affiliate	443,734	656,867
General and administrative	674,642	707,724
Selling	513,081	670,622
Management and consulting fees to members	200,000	200,000
	1,831,457	2,235,213
Income (loss) from operations	346,172	(844,143)
Other income (expense)
Other income	2,669	2,100
Interest expense	(335,052)	(230,568)
Other expense	(211,268)	(29,479)
Total other expenses	(543,651)	(257,947)
Net loss	(197,479)	(1,102,090)
Members’ Equity
Beginning of period	1,026,893	2,942,733
End of period	$829,414	$1,840,643

The accompanying notes are an integral part of the financial statements.

MacFarms of Hawaii, LLC
Statements of Cash Flows (Unaudited)
Six Month Periods Ended June 30, 2007 and 2006

	2007	2006
Cash flows from operating activities
Net loss	$(197,479)	$(1,102,090)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation	193,328	138,380
Bad debt expense	12,000	11,945
Changes in
Accounts receivable, net	1,008,212	1,817,912
Inventory	(2,707,158)	1,389,647
Deferred farming costs	(1,065,053)	(452,866)
Other assets	135,865	100,561
Accounts payable	(297,776)	(1,661,581)
Accrued commissions to affiliate	(111,725)	(31,879)
Accrued liabilities	(166,302)	(14,904)
Net cash provided by (used in) operating activities	(3,196,088)	195,125
Cash flows from investing activities
Purchases of property and equipment	(19,779)	(1,002,200)
Net cash used in investing activities	(19,779)	(1,002,200)
Cash flows from financing activities
Bank overdraft	526,400	(162,643)
Borrowings under revolving line-of-credit	2,765,000	1,995,000
Repayments under revolving line-of-credit	(1,050,000)	(1,000,000)
Repayments of notes payable	(66,125)	(77,468)
Due to affiliate, net	1,041,267	19,973
Net cash provided by financing activities	3,216,542	774,862
Net increase (decrease) in cash	675	(32,213)
Cash and cash equivalents
Beginning of period	42,810	41,185
End of period	$43,485	$8,972
Supplemental cash flow information
Interest paid	$371,144	$233,201

The accompanying notes are an integral part of the financial statements.

MacFarms of Hawaii, LLC
Notes to Financial Statements (Unaudited)
June 30, 2007

1.                 Organization and Nature of Operations

MacFarms of Hawaii, LLC (the “Company”) was formed in March 2003 as a Delaware limited liability company. The Company is engaged in macadamia nut farming and processing on land owned by Kapua Orchard Estates, LLC (“KOE”), an affiliate, in Captain Cook, Hawaii. The Company also manufactures and distributes macadamia nut related products. The Company’s products are marketed and sold to retailers, wholesalers, and food processors through Pan Pacific Foods (“PPF”), an affiliate.

Profits and losses are allocated to members based on their respective ownership interests as follows:

Member	Ownership
MFH Investors, LLC (“MFH”)	67%
Greater Pacific Foods Holding, LLC (“GPFH”)	33%
100%

In May 2007, the Company entered into a definitive acquisition agreement with an unrelated party to sell substantially all of the assets of the Company, lease its processing facilities, and assign its lease with KOE to the acquiring entity. The acquisition is expected to be completed in 2007.

2.                 Basis of Presentation

In the opinion of management, the accompanying unaudited financial statements of the Company include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly its financial position as of June 30, 2007, and the results of operations, changes in members’ equity and cash flows for the six-month periods ended June 30, 2007 and 2006. The results of operations for the period ended June 30, 2007 are not necessarily indicative of the results to be expected for the full year or for any future period. These interim financial statements do not include all disclosures required by accounting principles generally accepted in the United States of America, and should be read in conjunction with the Company’s audited financial statements and notes to financial statements as of and for the year ended December 31, 2006.

3.                 Summary of Significant Accounting Policies

Use of Estimates in Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the useful lives of property and equipment, the allowance for doubtful accounts and the allowance for excess and obsolete inventory. The Company believes that such estimates have been appropriately determined in accordance with accounting principles generally accepted in the United States of America.

MacFarms of Hawaii, LLC
Notes to Financial Statements (Unaudited)
June 30, 2007

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company’s cash is primarily held in financial institutions located in Hawaii and California. At times, cash balances maintained are in excess of federal depository insurance limits.

For the six-month periods ended June 30, 2007 and 2006, two customers accounted for approximately 39% and 47%, respectively, of total sales. The same two customers accounted for approximately 51% of net accounts receivable at June 30, 2007.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts to reduce receivables to their estimated collectible amount. Management estimates the allowance for doubtful accounts based on a specific review of individual customer accounts as well as the overall aging of accounts, historical collection experience and current economic and business conditions.

The allowance for doubtful accounts represents management’s best estimate of potential uncollectible receivables. However, because of the uncertainties inherent in assessing the collectibility of receivables, it is at least reasonably possible that there will be near-term changes in management’s estimate due to actual losses and other factors.

Inventory and Cost of Sales

Inventories are stated at the lower of cost or market. Cost is computed using an average cost method, which approximates the first-in, first-out method; market is based on the Company’s most recent sale amounts. Costs included in inventory primarily consist of the macadamia nuts, farming and harvesting, labor, materials, warehousing, shipping and handling, and overhead.

The reserve for excess and obsolete inventory represents inventory in excess of demand. This inventory is written-off once it nears the end of its life-cycle. Changes to this reserve are charged to cost of goods sold in the period that the excess is identified.

Deferred Farming Costs

Orchard costs are annualized for interim reporting purposes, with the difference between costs incurred-to-date and costs expensed-to-date (based on projected annual cost per nut harvested) being reported on the balance sheet as deferred farming costs, which was $1,065,053 at June 30, 2007.

Property and Equipment

Property and equipment are reported at cost less accumulated depreciation. Major improvements and replacements are capitalized, while repairs and maintenance that do not materially add to the value of

MacFarms of Hawaii, LLC
Notes to Financial Statements (Unaudited)
June 30, 2007

property or appreciably prolong its useful life are charged to expense as incurred. Gains and losses on disposal of property and equipment are included in the results of operations.

Depreciation is computed using the straight-line method based upon the following useful lives:

Years
Machinery and equipment	3 – 10
Land improvements	15 – 35

Impairment of Long-Lived Assets

Long-lived assets, including fixed assets, are continually monitored and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The determination of recoverability is based on an estimate of undiscounted cash flows expected to result from the use of an asset and its eventual disposition. If the sum of the undiscounted cash flows (excluding interest) is less then the carrying value, an impairment loss will be recognized, measured as the amount by which the carrying value exceeds the fair value of the asset. Management has evaluated the Company’s long-lived assets and determined that no impairment existed as of June 30, 2007.

Revenue Recognition

Revenues from the sale of macadamia nuts and related products are recognized upon delivery. Reserves for sales returns and allowances are recorded in the same period as the related sale.

Advertising

Advertising costs are charged to expense as incurred. Such costs are paid for by PPF under the management services agreement discussed in Note 8.

Income Taxes

The Company is considered to be a flow through entity for federal and state income tax purposes. Income or loss for tax purposes accrues to the members and accordingly, no provision or credit for income taxes is reflected in the Company’s financial statements.

4.                 Inventory

Inventory consisted of the following at June 30, 2007:

Work-in-process	$359,313
Finished goods	9,733,467
Supplies	877,535
10,970,315
Less: allowance for excess and obsolete inventory	(515,564)
$10,454,751

MacFarms of Hawaii, LLC
Notes to Financial Statements (Unaudited)
June 30, 2007

5.                 Property and Equipment

Property and equipment consisted of the following at June 30, 2007:

Machinery and equipment	$4,342,315
Land improvements	151,610
4,493,925
Less accumulated depreciation	(1,079,681)
$3,414,244

Depreciation expense was $193,328 and $138,380 of which $185,251 and $124,655 were capitalized to inventory for the six-month periods ended June 30, 2007 and 2006, respectively.

6.                 Notes Payable

Notes payable consisted of the following at June 30, 2007:

Note payable to Rabobank, N.A., with interest at 4.54% at June 30, 2007, due May 2013 and collateralized by real property	$663,300
Revolving note payable to Rabobank, N.A., with interest at 3.78% at June 30, 2007, due June 2008 and collateralized by processing facilities and equipment	326,275
Note payable to Rabobank, N.A., with interest at 3.78% at June 30, 2007, due May 2013 and collateralized by real property	221,100
Auto loans	29,676
1,240,351
Less current portion	(494,280)
Long-term portion	$746,071

In June 2003, the Company and KOE jointly entered into the three debt agreements with RaboBank, N.A. discussed above. Under terms of the agreements, the Company and KOE are jointly liable for the principal amounts and have pledged substantially all of their combined assets as collateral. All of the RaboBank debt agreements are cross collateralized and have cross default provisions. The debt amounts allocated to the Company and KOE were based on the carrying value of the underlying collateral owned by each entity at the time of borrowing.

The Company had additional amounts outstanding under a $8,000,000 revolving line of credit with RaboBank, N.A., totaling $7,660,000 at June 30, 2007. The payment terms under this line require monthly interest-only payments at the annual percentage rate of 7.75% at June 30, 2007. This credit agreement was renewed in April 2007 and expires in June 2008. Amounts outstanding are collateralized by the Company’s crops, inventory and accounts receivable.

In April 2007, the Company received a $1,050,000 loan from RBS Sparks Holding, LP, a member of MFH, for the benefit of KOE and collateralized by a portion of KOE’s property. The payment terms under

MacFarms of Hawaii, LLC
Notes to Financial Statements (Unaudited)
June 30, 2007

this line require monthly interest-only payments at the annual percentage rate of 8.25% at June 30, 2007. Principal is due upon demand.

Future maturities of long-term debt at June 30, 2007 are as follows:

Period ending June 30:
2008	$9,204,280
2009	146,435
2010	147,638
2011	148,564
2012	155,159
Thereafter	148,275
$9,950,351

The Company’s various debt agreements with RaboBank, N.A., contain certain restrictive covenants. Management has asserted that the Company is in compliance with debt covenants applicable to its allocated portion of debt.

7.                 Leases

The Company leases land from KOE under an agricultural lease agreement for $500,000 per year. This lease is subject to termination by either party at any time.

Total rent expense for the six-month periods ended June 30, 2007 and 2006, amounted to $293,177 and $297,201, respectively, which were capitalized to inventory.

8.                 Employee Retirement Plan

The Company sponsors the MacFarms of Hawaii, LLC 401(k) Profit Sharing Plan, covering all employees who have worked at least 1,000 hours during the plan year. The Company contributes an amount equal to 100% of the amount contributed by its employees up to 4% of the employees’ compensation. Employer contributions approximated $161,000 and $143,000 for the six-month periods ended June 30, 2007 and 2006, respectively.

MacFarms of Hawaii, LLC
Notes to Financial Statements (Unaudited)
June 30, 2007

9.                 Related Party Transactions

The due to affiliate balance consisted of the following at June 30, 2007:

Payments made on behalf of KOE:
Real property purchased	$1,054,138
Principal on debt paid	532,800
Interest on debt paid	385,029
Property taxes paid	165,848
Land planning costs paid	134,392
Capital assets purchased	84,539
Distributions to members	56,273
Other	28,148
2,441,167
Owed to KOE:
Assets received during formation	(4,780,750)
Land lease owed	(1,251,000)
Other	(34,465)
(6,066,215)
$(3,625,048)

PPF, which is owned by GPFH, functions as the Company’s sales department and manages the sales, distribution and marketing of the Company’s products under a marketing services agreement. This agreement is effective as long as MFH and GPFH are members of the Company. For its marketing services, PPF earns a commission based on net sales. Commission expense recognized under these agreements approximated $443,734 and $656,867 for the six-month periods ended June 30, 2007 and 2006, respectively. Additionally, accrued commissions payable for these services approximated $62,051 at June 30, 2007.

GPFH and Sparks Corporation, the owner of MFH, provide management and consulting services to the Company. The Company paid GPFH and Sparks Corporation $100,000 each for these services in each of the six-month periods ended June 30, 2007 and 2006.

10.          Purchase Commitments

The Company entered into agreements to purchase the output of certain orchards of various macadamia nut growers at prices approximating current market value or at a stipulated price per wet-in-shell (“WIS”) pound. Purchases under these commitments for the six-month period ended June 30, 2007 amounted to $478,973, for 772,349 pounds. Purchases under these commitments for the six-month period ended June 30, 2006 amounted to $167,559, for 218,906 pounds.

APPENDIX A

ACQUISTION AGREEMENT

Dated May 24, 2007 and

FIRST AMENDMENT TO ACQUISTION AGREEMENT

Dated July 19, 2007

ACQUISITION AGREEMENT

between

ML MACADAMIA ORCHARDS, L.P.
a Delaware limited partnership,

Buyer

and

MAC FARMS OF HAWAII, LLC,
a Delaware limited liability company,

and

KAPUA ORCHARD ESTATES, LLC,
a Delaware limited liability company

(both collectively, “Seller”)

Effective as of May 24, 2007

A-i

3.25	Labor Matters	A-20
3.26	Motor Vehicles	A-21
3.27	Reserved	A-21
3.28	Transactions with Affiliates	A-21
3.29	Fraudulent Conveyance	A-21
3.30	Brokers’ Fees	A-21
3.31	Investment Status	A-21
3.32	Disclosure	A-21
ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF BUYER	A-22
4.1	Organization and Qualification	A-22
4.2	Noncontravention	A-22
4.3	Authorization of Transaction	A-22
4.4	Brokers’ Fees	A-23
4.5	Capitalization; Partnership Units	A-23
4.6	SEC Filings; Financial Statements; No Changes	A-23
4.7	Vote Required	A-24
4.8	Disclosure Documents	A-24
4.9	Disclosure	A-24
ARTICLE V.	PRE-CLOSING COVENANTS	A-24
5.1	Generally	A-24
5.2	Notices and Consents	A-24
5.3	Operation of Business Before the Closing	A-25
5.4	Preservation of Business	A-26
5.5	Access	A-26
5.6	Notice of Developments	A-27
5.7	Exclusivity	A-27
5.8	Employee Matters	A-28
5.9	Certain Filings with the SEC	A-28
ARTICLE VI.	POST-CLOSING COVENANTS	A-29
6.1	Post-Closing Cooperation	A-29
6.2	Post-Closing Confidentiality Obligation of Seller	A-30
6.3	Post-Closing Litigation Support	A-30
6.4	Post-Closing Adjustments	A-30
ARTICLE VII.	CONDITIONS TO OBLIGATIONS TO CLOSE	A-30
7.1	Buyer’s Conditions	A-30
7.2	Seller’s Conditions	A-33

A-ii

ARTICLE VIII.	SURVIVAL AND INDEMNIFICATION	A-34
8.1	Survival	A-34
8.2	Mutual Indemnification	A-35
8.3	Procedure for Indemnification	A-36
ARTICLE IX.	TERMINATION	A-39
9.1	Termination of Agreement	A-39
9.2	No Effect on Indemnification Rights	A-39
ARTICLE X.	MISCELLANEOUS PROVISIONS	A-40
10.1	Press Releases and Announcements	A-40
10.2	Notices	A-40
10.3	Specific Performance	A-41
10.4	Remedies Not Exclusive	A-41
10.5	Exercise of Remedies	A-41
10.6	Costs and Expenses	A-41
10.7	Waiver	A-41
10.8	Attorneys’ Fees and Disbursements	A-41
10.9	Further Assurances	A-42
10.10	Confidentiality	A-42
10.11	Entire Agreement	A-42
10.12	Modification	A-42
10.13	Governing Law	A-42
10.14	Construction	A-42
10.15	Partial Invalidity	A-43
10.16	Binding Effect	A-43
10.17	Assignment	A-43
10.18	Time of the Essence	A-44
10.19	Counterparts/Facsimiles	A-44
10.20	Waiver of Right to Jury Trial	A-44
10.21	Dispute Resolution	A-44
10.22	Effective Date	A-44
10.23	Reserved	A-45
10.24	Retention of, and Access to, Books and Records and Return of Documents	A-45
10.25	Limitation of Liability	A-45

A-iii

ACQUISITION AGREEMENT

This Acquisition Agreement (the “Agreement”), effective as of May 24, 2007, is between Mac Farms of Hawaii, LLC, a Delaware limited liability company (“Mac Farms”) and Kapua Orchard Estates, LLC, a Delaware limited liability company (“Kapua”), (both collectively sometimes called “Seller” in this Agreement), and ML Macadamia Orchards, L.P. (“MLP” or “Buyer”), a Delaware limited partnership, with reference to the following facts:

Seller is engaged in the farming and harvesting of macadamia nuts on approximately 3,998 acres of land owned by Seller and located at Kapua on the Island of Hawaii, State of Hawaii. It owns macadamia orchards on said land and also owns various equipment and other assets used in the farming of the orchards.

Seller also owns in fee simple the processing facilities located on approximately 14.955 acres of land at Kapua on the Island of Hawaii, State of Hawaii (the “Processing Plant”). It also owns rolling stock and other equipment used in the processing operations. Furthermore, it owns trademarks, customer lists, and other intellectual property used in the marketing of products processed from the nuts grown by Seller and also acquired from independent growers.

Buyer is interested in acquiring from Seller those personal property assets, and subleasing, leasing, or otherwise acquiring rights of use from Seller for those real property assets, used by Seller in its macadamia nut operations, as set forth in this Agreement.

Seller is willing to sell to Buyer those personal property assets, and sublease, lease, or otherwise transfer rights of use to Buyer for those real property assets, used by Seller in its macadamia nut operations, as set forth in this Agreement.

The Parties therefore agree as follows:

ARTICLE I.
DEFINITIONS

“Acquired Contract” has the meaning set forth in Section 2.1(c).

“ADR Provisions” has the meaning set forth in Exhibit E.

“Agreement” has the meaning assigned in the preamble to this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.5.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the reasonable basis for any specified consequence.

“Books and Records” has the meaning set forth in Section 2.1(o).

“Book Value” as used in Exhibit I shall mean the balances as shown on Seller’s general ledger, after reconciliation and audit or verification by Buyer’s independent certified public accountants.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed.

“Buyer” means MLP and one or more subsidiaries which may be formed by, on behalf of, or for the ultimate benefit of, MLP to consummate this transaction. Such subsidiaries may be corporations, limited liability companies, or other types of entities.

“Buyer Financial Statements” has the meaning set forth in Section 4.6.

“Buyer Indemnitees” has the meaning set forth in Section 8.2(a).

“Buyer SEC Filings” has the meaning set forth in Section 4.6.

“Cash Payment” has the meaning set forth in Section 2.3(a)(1).

“Claim” means any civil, criminal or administrative claim, demand, cause of action, suit, proceeding, arbitration, hearing, or investigation.

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document, obligation or agreement, and any oral obligation, right, or agreement.

“Disclosure Schedule” means the collective schedules relating to Seller as attached hereto.

“Disputes” has the meaning set forth in Exhibit E.

“Employee Benefit Plan” means (a) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (b) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control, indemnification and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing), (i) sponsored, maintained or contributed to by Seller or an ERISA Affiliate or to which Seller or an ERISA Affiliate is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of Seller or an ERISA Affiliate (or any dependent or beneficiary of any such individual), or (iii) with respect to which Seller or an ERISA Affiliate has (or could have) any obligation or liability.

“Employees” means all of the employees of Seller engaged in the Mac Nut Business.

“Environmental Laws” means all federal, state, and local laws (whether under statute, ordinance, rule, regulation, or otherwise), orders, decrees, judgments and other requirements of Governmental Authorities, relating to the protection of human health, safety, natural resources, or the environment.

“Environmental Report” has the meaning set forth in Section 3.21.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Title Guaranty Escrow Services, Inc., 235 Queen Street, Honolulu, Hawaii 96813.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.4.

“Financial Statements” has the meaning set forth in Section 3.5.

“Fundamental Representations” has the meaning set forth in Section 8.1(a).

“GAAP” means the accounting principles generally accepted in the United States of America, applied on a consistent basis.

“Governmental Authority” means the United States of America, any state, commonwealth, territory or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including any authority with the power to impose or collect taxes, courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes and other instrumentalities.

“Hazardous Materials” means all chemicals, materials, substances, or wastes that are regulated, designated, defined or included in any definition under any Environmental Law as hazardous, radioactive or toxic or as a pollutant or contaminant, including asbestos or asbestos-containing materials, petroleum or petroleum products, polychlorinated biphenyls, and urea formaldehyde.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Intellectual Property” means, as it relates to the Mac Nut Business, (i) trademarks and service marks, including common law marks, registered, and/or applied-for marks, trade names, trade dress, label designs, and logos; (ii) copyright rights and certificates of registrations and applications for registration thereof; (iii) computer software (other than off-the-shelf software), data, and documentation; (iv) trade secrets and confidential business information (including formulas, compositions, inventions whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information); (v) patents, patent applications and patent rights; (vi) other technology or intellectual property rights of any kind or nature; and (vii) copies and tangible embodiments thereof (in whatever form or medium).

“Inventory” means the inventory described in Section 2.1(a) hereof. The value of the inventory shall be as recorded on the books of Seller at the lower of cost or market value, using an appropriate unit cost methodology.

“Knowledge” means the actual knowledge of the managing members, directors, or officers of a Party.

“Laws” has the meaning set forth in Section 3.22.

“Leases” means the Orchard Lease Agreement and the Processing Plant Lease Agreement.

“Leased Assets” has the meaning set forth in Section 2.2.

“Liability” means any liability, debt, obligation, amount or sum due, or other claim of any description (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) including any liability for Taxes; provided, however, that it does not include those items excepted from the definition of Security Interest.

“Licenses” has the meaning set forth in Section 3.15.

“Loss” means any loss, damage, deficiency, cost, levy, fine, out-of-pocket payment, or other expense (including reasonable legal expenses and costs of defense of third party claims, including interest and penalties).

“Mac Nut Business” means all of Seller’s macadamia nut-related operations and business activities, including Seller’s macadamia nut planting, watering, growing, pruning, farming, cultivating, and harvesting; and the processing, storage, transportation, marketing and sales operations.

“Majority Interest of the Partnership” means those Unitholders who, in the aggregate, hold a majority of the units of MLP that all Unitholders hold, excluding the units of MLP held by MLP’s general partner.

“Material Adverse Effect” means any condition, event, circumstance, change or effect that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, assets, properties, results of operation or financial condition or prospects of the Mac Nut Business, the Purchased Assets, or the Leased Assets; provided that, without limiting the generality of the foregoing, the following occurrences are to be deemed to result in a Material Adverse Effect, to the extent the circumstances leading to such occurrences were not disclosed by Seller to Buyer before the date hereof: (i) destruction of or material damage to greater than 20% of the macadamia nut trees on the Seller Land; (ii) destruction of or material damage to any water delivery system that provides water to the Seller Land; (iii) destruction of or material damage to the Processing Plant; (iv) the loss of major customers; or (v) issuance by any Governmental Authority responsible for regulation of the Mac Nut Business or court having jurisdiction that provides announcement, notice, or order that could reasonably be expected to result in the prohibition, material delay, or material curtailment of the operations currently conducted or as contemplated to be conducted as described in this Agreement.

“Material Contracts” has the meaning set forth in Section 3.14.

“NewCo1” has the meaning set forth in Section 2.3(c).

“NewCo2” has the meaning set forth in Section 2.3(c).

“Orchard Lease Agreement” has the meaning set forth in Section 7.1(c), and which is attached hereto as Exhibit A-1.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” refers to either Buyer or Seller, as applicable, and “Parties” refers to both Buyer and Seller.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any permit, license, approval, certification, endorsement, or qualification of any Governmental Authority or any other Person.

“Person” means an individual, a partnership (whether general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

“Proceeding” has the meaning set forth in Section 3.20.

“Processing Plant” means the macadamia nut processing facilities owned and or controlled by Mac Farms located at Kapua, Island of Hawaii, State of Hawaii.

“Processing Plant Lease Agreement” has the meaning set forth in Section 7.1(c).

“Pro-Rated Items” has the meaning set forth in Section 2.7(c).

“Proxy Statement” has the meaning set forth in Section 4.8.

“Purchase Consideration” has the meaning set forth in Section 2.3.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Reconciliation and Review” means a process, whereby an auditor shall (i) verify the counts from the physical inventory and reconcile it to book quantities, (ii) identify obsolete, damaged, slow-moving, or otherwise unusable inventory for write-off by Seller, and (iii) calculate the value of the Inventory at the lower of cost or market, in accordance with GAAP.

“Registration Statement” has the meaning set forth in Section 4.8.

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached as Exhibit G, under which Buyer shall register, at its expense, the Units under the Securities Act.

“Related Agreements” means the agreements to be entered into in connection with this Agreement between the Parties, including the agreements listed in Article VII.

“Release” means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping.

“Required Consents” means all franchises, licenses, authorizations, approvals and consents required under Seller Permits, Acquired Contracts or otherwise listed in Exhibit F.

“Restricted Asset” has the meaning set forth in Section 2.8.

“Schedule” refers to the Disclosure Schedules that are part of and attached to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Preliminary Approval” means the approval by the SEC of the “Request for Substitution of Abbreviated Financial Information” to be submitted to the SEC by the Buyer, a copy of which has been furnished to the Seller.

“Securities Act” has the meaning set forth in Section 3.31.

“Security Interest” means any financing statement, mortgage, pledge, trust deed, encumbrance, charge, or other lien, other than (i) mechanic’s, materialmen’s, carriers’, workmen’s, repairmen’s and similar liens, (ii) liens for Taxes, assessments and government charges or levies not yet due and payable (or for Taxes that the taxpayer is contesting in good faith through appropriate Proceedings, which Proceedings are set forth on the Disclosure Schedules), (iii) pledges, deposits or liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation, (iv) liens arising in connection with sales of foreign receivables, (v) liens on goods in transit incurred under documentary letters of credit, and (vi) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leased statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 8.2(b).

“Seller Land” means the lands demised by any of the Orchard Lease Agreement, Processing Plant Lease Agreement, or which is occupied as of the date of this Agreement by Seller under any Seller Permit.

“Seller Permits” has the meaning set forth in Section 2.1(d).

“Subsidiary” means any corporation or other entity with respect to which another specified corporation or other entity has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other equivalent management.

“Tax” means any (a) federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto; (b) liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under any Tax Law) (or being included (or required to be included) in any Tax Return relating thereto); (c) liability under state or local escheat or unclaimed property Laws (including liabilities relating to breakage); and (d) liability for the payment of any amounts of the type described in clause (a), (b) or (c) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any person.

“Tax Return” means any federal, foreign, state, or local governmental tax return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Title Company” has the meaning set forth in Section 7.1(f).

“Transferred Employees” has the meaning set forth in Section 5.8.

“Unitholders” means all Persons holding units in MLP.

“Units” has the meaning set forth in Section 2.3(a)(2).

“Webpage” means Seller’s web page located at the uniform recourse locator address http://www.macfarms.com, and any e-mail address used by Seller having the suffix “@macfarms.com.”

ARTICLE II.
THE ACQUISITION

2.1                       Basic Transaction

On and subject to the terms and conditions of this Agreement, at the Closing Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, assign and deliver to Buyer, all right, title to and interest in, the assets and properties related to the Mac Nut Business that are not Excluded Assets or Leased Assets, whether tangible or intangible, wherever located and whether held by Seller or third parties, and free and clear from any Liability or Security Interest (collectively, the “Purchased Assets”), including the following:

(a)        All of the inventory as of the Closing Date (the “Inventory”), including the macadamia nuts, finished goods, packaging materials and supplies described on Schedule 2.1(a).

(b)        All of the nursery tree inventory, fertilizer, pesticides, herbicides, and all similar products, including the items described on Schedule 2.1(b).

(c)        All rights under all Contracts (other than the Personal Property Leases and the Seller Permits) described on Schedule 2.1(c) (the “Acquired Contracts”).

(d)        All franchises, authorizations, Permits, Licenses, easements, registrations, leases, variances and similar rights obtained from any Governmental Authority or any other Person (the “Seller Permits”), including the Seller Permits described on Schedule 2.1(d).

(e)        All tools, machinery and equipment, including the items listed on Schedule 2.1(e).

(f)         All vehicles owned by Seller and all rights in vehicle leases to which Seller is a party, in either case that are used by Seller in the Mac Nut Business (the “Owned and Leased Vehicles”), including the Owned and Leased Vehicles listed on Schedule 2.1(f).

(g)        All other personal property, equipment, tools, (including all miscellaneous inventory used in the Mac Nut Business, such as replacement belts, motors, switches, parts, and similar items) office equipment, furnishings, computers, telephone systems, stationery, supplies, and similar items and other tangible personal property (the “Personal Property”), including the Personal Property listed on Schedule 2.1(g).

(h)        All rights in leases of personal property to which Seller is a party (the “Personal Property Leases”), including the Personal Property Leases listed on Schedule 2.1(h).

(i)         All customer lists of Seller that relate to the Mac Nut Business, including the customer lists provided on Schedule 2.1(i).

(j)         All Intellectual Property, except the Kapua service mark applications in Classes 37 and 41, as set forth in Schedule 2.4, and the Kapua trademarks described in, and which will be licensed pursuant to, the License Agreement between Kapua and Buyer attached hereto as Exhibit H, including the Intellectual Property described on Schedule 2.1(j).

(k)        Reserved.

(l)         Reserved.

(m)      All claims, choses-in-action, rights in action, rights to tender claims or demands to Seller’s insurance companies, rights to any insurance proceeds, and other similar claims, including the claims listed on Schedule 2.1(m), other than insurance proceeds relating to (i) third-party claims against Seller, and (ii) Purchased Assets that constitute current assets under GAAP and were destroyed before the Closing.

(n)        All performance and other bonds, security and other deposits, advance payments, prepaid credits and deferred charges, including the items listed on Schedule 2.1(n).

(o)        All books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents, and records on whatever medium used by Seller in the Mac Nut Business (the “Books and Records”).

(p)        All goodwill generated by or associated with the Mac Nut Business.

(q)        Seller’s Webpage.

(r)        Any disaster grant aid from the federal government relating to events that took place in calendar year 2006, including the earthquake on October 15, 2006, whether received before or after the Closing Date.

(s)        All of the other assets necessary for, or used, held for use or intended to be used in, the conduct of the Mac Nut Business as presently conducted and as presently proposed to be conducted as of the Closing Date not set forth in Sections 2.1(a) through 2.1(r), except any Excluded Assets or Leased Assets.

2.2                       Leased Assets

(a)        Seller must (through Mac Farms or Kapua) lease to Buyer, and Buyer must lease from Seller, those assets and properties used, held for use or intended to be used in the conduct of the Mac Nut Business set forth on Schedule 2.2(a) (the “Leased Assets”), upon and subject to the terms and conditions of the Leases. As used in this Section 2.2(a), “Lease” means and includes “sublease” as to any Leased Assets.

(b)        Notwithstanding anything herein to the contrary, the term “Purchased Assets” does not include the Leased Assets.

2.3                       Terms of Purchase and Sale

(a)        Purchase Consideration. As full consideration for the sale, transfer, conveyance, assignment and delivery to Buyer of the Purchased Assets, Buyer must, subject to the terms of this Agreement, deliver to Seller on the Closing Date the following (the “Purchase Consideration”):

(1)        Cash Payment.   Good and immediately-available funds (delivered by wire transfer to an account designated by Seller) in the amount of the net value of Seller’s current assets as of the Closing Date (other than Seller’s cash, accounts receivable and the associated reserve for doubtful accounts, which are “Excluded Assets” pursuant to Section 2.4 hereof), less all current liabilities as of the Closing Date, other than Seller’s revolving credit line, Seller’s short-term debt, including any loans made to Seller by its affiliates, such as RBS Sparks Holdings, LP, provisions for income tax liabilities, interest payable, employee benefits-related liabilities, and any inter-company balances, all as identified in Exhibit “I” (the “Working Capital” or the “Cash Payment”); provided, however, notwithstanding the foregoing, the parties hereto agree that five percent (5%) of the Cash Payment shall be remitted by Buyer to the Escrow Agent to be held in the Escrow Agent’s trust account (the “Holdback Amount”). The Escrow Agent shall retain the Holdback Amount in its trust account (the “Escrow Account”), pending the outcome of the True-Up (as defined herein). Upon completion of the True-Up, the Escrow Agent shall remit the Holdback Amount, as directed in the joint written instructions of Seller and Buyer. The details of the foregoing escrow arrangement shall be memorialized in an escrow agreement by and among Seller, Buyer, and the Escrow Agent, in form and substance acceptable to Seller and Buyer. Both current assets and current liabilities shall be determined in the form and manner as set forth in Exhibit “I”. The Parties will use the unaudited balance sheets of Seller as of the last day of the month preceding the Closing Date to determine the estimated amount of the Cash Payment to be paid by Buyer to Seller on the Closing Date, using the methodology set forth in Exhibit I.

Thereafter, commencing immediately after the Closing Date, Buyer will reconcile and review the financial statements of Seller, NewCo1 and NewCo2 using its regular auditors, Accuity, LLP. In connection with such Reconciliation and Review, Buyer shall provide to Seller at least five (5) days’ prior written notice of any inventory count, and Seller shall have the right to have a representative present to observe and participate in any such inventory count. Within thirty (30) days after the Closing Date, Buyer will deliver to Seller the results of such Reconciliation and Review. The Parties will determine the actual amount of the Cash Payment, based upon the reconciled and reviewed balance sheets of Seller, NewCo1 and NewCo2, as of the Closing Date, using the methodology set forth in Exhibit I and as reconciled and reviewed by Accuity, LLP (the “True-Up”). If the True-Up is greater than ninety-five percent (95%) of the Working Capital, as shown on the unaudited balance sheets of Seller, as of the last day of the month preceding the Closing Date (the “Base Payment”), then to the extent the True-Up value exceeds the Base Payment, such amount shall be paid to Seller from the Hold-Back Amount held in the Escrow Account. If there are any funds left in the Escrow Account, after such payment, such funds shall be remitted to Buyer; provided, however, for the avoidance of doubt, if the True-Up value exceeds the Hold-Back Amount, then, in any such event, Buyer shall pay such excess to Seller from Buyer’s funds. In the event the True-Up value is less than the Base Payment, then all funds in the Escrow Account shall be paid to Buyer. In addition, Seller shall pay to Buyer, from Seller’s funds, the amount by which the True-Up value is less than the Base Payment. The foregoing payments, based upon the Reconciliation and Review, shall be made within forty-five (45) days after the Closing Date.

If Seller disagrees with the Reconciliation and Review prepared by Accuity, LLP, Seller shall have the right to resort to the ADR procedures set forth in Exhibit E herein.

(2)        Units.   Six Hundred Fifty Thousand (650,000) Class A limited partnership units in MLP (“Units”). The Units will be issued as a Private Placement under Regulation D of the Securities Act based upon the representations of Seller contained in Section 3.31. Pursuant to and in accordance with the terms and conditions of this Agreement and the Registration Rights Agreement, and at Buyer’s sole expense, Buyer will file with the SEC the Registration Statement (as herein defined) to register the Units with the SEC.

(3)        Reserved.

(4)        Assumption of Liabilities.   Assumption of the Liabilities as set forth in Section 2.5.

(b)        Allocation of the Purchase Consideration. Buyer and Seller agree to allocate the Purchase Consideration, as adjusted, in accordance with the principles set forth in Schedule 2.3(b), which schedule is based upon the unaudited balance sheets of Seller as of December 31, 2006. After the Closing Date such schedule will be updated to conform to the unaudited balance sheets of Seller, NewCo1 and NewCo2 as of the Closing Date. Thereafter, the Parties will make consistent use of the allocation for all tax purposes and in all filings, declarations, and reports to the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code, and to be filed with the State of Hawaii Department of Taxation, including the Bulk Sales Report (Form G-8A). Buyer will prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS, which shall be subject to Seller’s approval, prior to submission thereof by Buyer to the IRS. In any litigation related to the determination of any tax, Buyer and Seller must not contend that such allocation is not a correct allocation.

(c)        Determination of Which Entity Takes Purchased Assets. Buyer will determine, in Buyer’s sole discretion, which of two entities to be formed for such purpose (“NewCo1” or “NewCo2”), will take possession of the Purchased Assets upon the Closing; provided, however, that the fact that either NewCo1 or NewCo2 takes possession of the Purchased Assets shall in no way reduce or diminish MLP’s obligations or liabilities to Seller under this Agreement or the Related Agreements. Generally, Buyer intends that any Purchased Assets whose use would be consistent with MLP’s permissible operations (i.e., farming macadamia nuts) will be taken by NewCo1, and any Purchased Assets whose use would be inconsistent with MLP’s permissible operations (i.e., processing macadamia nuts) will be taken by NewCo2.

(d)        Buyer will, at its sole expense, form NewCo1 and NewCo2 as subsidiaries of Seller, immediately prior to Closing. Buyer will draft mutually-acceptable transfer documents, so that the proper assets are transferred to the appropriate subsidiary of Seller. The foregoing asset transfers and the transfer of all of the stock and membership interests of such subsidiaries from Seller to Buyer shall occur and be effective at Closing.

(e)        Seller will advise Buyer of the entity (i.e., Mac Farms or Kapua) that will receive the relevant elements of the Purchase Consideration consistent with Section 2.3(b).

2.4                       Excluded Assets, Accounts Receivable, and Assumed Liabilities

The Parties acknowledge, understand, and agree that Seller owns certain assets that are not part of the Purchased Assets or Leased Assets. Notwithstanding anything herein to the contrary, Seller retains and does not transfer, convey, assign, or deliver to Buyer, and Buyer does not acquire any right, title, or interest in or to the assets listed on Schedule 2.4, including Seller’s (i) cash, and (ii) Accounts Receivable, and associated reserve for doubtful accounts, which shall be retained by Seller, and which shall be collected by Buyer for the benefit of Seller and remitted by Buyer to Seller as provided herein (the “Excluded Assets”); provided, further, notwithstanding anything to the contrary herein, Seller may sell the Excluded Assets and the Seller Land to any Person without Buyer’s consent or approval (the “Third-Party Sales”).

To the extent Buyer receives any payments from customers for work performed or goods sold by Seller, prior to the Closing Date, and if Buyer has not performed any work for such customers or sold any goods to such customers, prior to the receipt of payment, then Buyer shall immediately remit such funds to Seller.

In the event Buyer should receive payments from customers after the Closing Date, and such customers owe accounts payable to both Buyer and Seller, then such payments shall be applied in accordance with the written instructions or contract number references accompanying the payment. If no such instructions or references accompany the payment, the payment shall be applied first to accounts receivable accrued and owed to Seller prior to the Closing Date and thereafter to accounts receivable accrued and owed to Buyer after the Closing Date.

2.5                       Assumed Liabilities

(a)        As of the Closing Date, Buyer will assume, accept and undertake those liabilities, duties, obligations, and responsibilities of Seller for the following liabilities (the “Assumed Liabilities”): (i) all liability relating to ordinary course trade payables as of the Closing Date; (ii) all liabilities with respect to capital leases and installment purchases or any agreement with respect thereto; (iii) all other liabilities that constitute current liabilities of Seller in accordance with GAAP accrued as of the Closing Date; (iv) all liabilities related to, or arising from, the operation of the Mac Nut Business or ownership of the Purchased Assets and the Leased Assets after the Closing Date, including, without limitation, any and all roll-back or deferred real property taxes and penalties and interest thereon assessed with respect to the Leased Assets, even if assessed for tax years (or parts thereof) before the Closing Date, as provided in the Leases; (v) all conveyance tax liabilities which arise as a result of the Leases; and (v) all liabilities relating to the Acquired Contracts from and after Closing. Except for the Assumed Liabilities, Buyer does not assume any other liabilities or obligations of any kind of Seller (whether known or unknown, contingent or fixed, and whether at law or in equity or however arising), and Seller remains solely responsible for and must pay and discharge such liabilities and obligations and hold Buyer harmless with respect thereto as contemplated in Article VIII.

(b)        Without limiting the generality of the foregoing, Buyer has no liability for the following, which are not included in the definition of “Assumed Liabilities”: except as set forth in Section 2.5 (a), (i) principal, interest, fees, expenses and other obligations in respect of borrowed money or any agreement with respect thereto; (ii) obligations of Seller for or relating to Taxes (including state and local sales, use, transfer, excise and other similar Taxes arising in connection with the consummation of the transactions contemplated by this Agreement); (iii) obligations and expenses of Seller under this Agreement or any agreement entered into in connection with the transactions contemplated by this Agreement; (iv) liabilities or obligations with respect to any Employee Benefit Plan; (v) liabilities of Seller with respect to any Proceedings pending or threatened against Seller; (vi) any liabilities arising out of any pre-Closing Date breach by Seller of any Contract, whether or not the obligations under such Contract would be an Assumed Liability; and (vii) liabilities or obligations of Seller related to or arising from the operation of the Mac Nut Business or ownership of the Purchased Assets and the Leased Assets before the Closing Date, including any liability or obligation relating to or arising from (A) macadamia nut products grown, manufactured, processed, treated, stored, sold, or distributed by Seller before the Closing Date or (B) injury to any Person or property before the Closing Date.

2.6                       Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Carlsmith Ball, ASB Tower, Suite 2200, 1001 Bishop Street, Honolulu, Hawaii, 96813, on, or before, September 30, 2007, or such other date or place as Buyer and Seller may mutually determine (the “Closing Date”). The Closing Date may be postponed by either party provided that the Closing Date shall not be later than October 31, 2007, without the approval, in writing, of both Parties.

2.7                       Sales and Transfer Taxes; Property Taxes

(a)        Seller must pay all conveyance taxes, Hawaii State general excise taxes, and any other transfer tax, sales tax, use tax, or similar state, county, or federal tax that may arise as a result of this transaction, except Buyer shall pay all conveyance taxes which arise as a result of the Leases.

(b)        Seller and Buyer shall each pay one-half (½) of the aggregate premium for a standard owners’ title policy for Buyer’s lessee interest under the Leases (excluding any endorsements). Buyer shall pay all of the costs of any survey Buyer obtains, the cost of the recording fees for the Leases, any mortgage recording fees, the additional cost for an ALTA title policy over the cost of a standard owners’ title policy, and the cost of any endorsements obtained by Buyer under the title policy.

(c)        Any and all real property taxes, assessments, utilities, rentals, fuel, and other charges (“Pro-Rated Items”) applicable to the Purchased Assets or the Leased Assets which are payable in the year which includes the Closing Date are to be pro-rated to the Closing Date based on the percentage of the year before the Closing Date; provided, however, that Buyer shall be responsible for payment of any and all roll-back or deferred real property taxes and penalties and interest thereon assessed with respect to the Leased Assets, even if assessed for tax years (or parts thereof) before the Closing Date, as provided in the Leases. Each of Seller and Buyer is responsible for their respective shares of those Pro-Rated Items.

(d)        Seller shall be entitled to any credits or refunds of any Tax paid by Seller or accruing prior to the Closing Date, including, without limitation, the Hawaii Goods Excise Tax Credit and the Hawaii Fuel Tax, and not indemnified by Buyer, and any interest thereon. Buyer shall be entitled to any credits or refunds of any Tax paid by Buyer after the Closing Date and not indemnified by Seller, and any interest thereon.

2.8                       Assignment and Assumption

(a)        Notwithstanding anything herein to the contrary, if an attempted sale, assignment, transfer, or delivery of any Purchased Asset would be ineffective without the consent of any third party, or if such an act would violate the rights of any third party in the Purchased Assets or otherwise affect adversely the rights of Buyer in the Purchased Assets, and the applicable Required Consent has not been obtained on or before the Closing Date, this Agreement does not constitute an actual or attempted sale, assignment, transfer, or delivery of that Purchased Asset (each, a “Restricted Asset”). Unless and until any such Consent is obtained, such Restricted Asset does not constitute a Purchased Asset, and any associated Liability does not constitute an Assumed Liability for any purpose hereunder.

(b)        In any such case, if the Closing has occurred, Seller must use its best efforts to obtain, as soon as practicable, such Required Consent, as to any Purchased Asset material to this transaction. Buyer must cooperate reasonably with Seller in obtaining such Required Consent, provided, that Buyer is not required to pay any cash consideration therefor or give or allow to remain in effect any guaranty, letter of credit, performance bond, or other financial assurance.

(c)        Until such Required Consent is obtained, as to any Purchased Asset material to this transaction, Seller must at its expense effect an alternate arrangement, in the form of a license, sublease, operating agreement or other arrangement, in any case reasonably satisfactory to Buyer, which results in Buyer receiving all the benefits and bearing all the ordinary course costs, liabilities and other obligations with respect to each Restricted Asset.

(d)        If such Required Consents cannot be obtained by September 30, 2007, as to any Purchased Asset material to this transaction, then, but only in such event, Buyer has the option of extending the Closing Date to a date not later than October 31, 2007, or waiving the requirement and closing the transaction.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller represents and warrants to Buyer that, (i) subject to the specific qualifications and limitations set forth herein and (ii) except as otherwise set forth in the Disclosure Schedules, incorporated into and made a part of this Agreement, the statements contained in this Article III are correct and complete as of the date of this Agreement.

3.1                       Organization and Qualification

Mac Farms and Kapua are duly authorized to conduct business and are limited liability companies validly existing and in good standing under the Laws of the State of Delaware, and are qualified to do business in Hawaii and in every other jurisdiction in which the nature of their business requires such qualification.

3.2                       Noncontravention

None of the execution and delivery of this Agreement, the Related Agreements, or the consummation of the transactions contemplated hereby or thereby, will, with or without lapse of time, (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any Governmental Authority to which Seller is subject or any provision of the certificate of formation or limited liability company agreement of Seller, or (ii) conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth on Schedule 3.2, Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other Person in order for the Parties to consummate the transactions contemplated by this Agreement and the Related Agreements.

3.3                       Authorization of Transaction

Seller has full power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements and the consummation by Seller of the transaction contemplated hereby have been duly and validly authorized by all requisite action and no other proceedings on the part of Seller are necessary to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly executed and delivered by Seller and constitute the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

3.4                       Subsidiaries

None of the assets relating to the Mac Nut Business are owned by any Subsidiary of Mac Farms or Kapua.

3.5                       Financial Statements

Seller has delivered to Buyer copies of:

(a)        unaudited balance sheets of Mac Farms and Kapua, related statements of operations, members’ equity and comprehensive income (loss) for and as of the years ended December 31, 2006, December 31, 2005, December 31, 2004, and for the six month period ended December 31, 2003;

(b)        the interim unaudited balance sheets of Mac Farms and Kapua, related statements of operations, members’ equity and comprehensive income (loss) for and as of the periods ended December 31, 2005, and December 31, 2006;

(c)        the interim unaudited end-of-the month statements for the end of each month since December 31, 2006; and

The unaudited financial statements referred in the previous sub-paragraphs are collectively referred to as the “Financial Statements”.

On the Closing Date, the estimated Working Capital calculations set forth in Exhibit I will be, to the best of Seller’s knowledge, accurate in all material respects.

3.6                       Reserved

3.7                       Inventory; Nuts; Product Liability

Except for defects, spoilage and damage as would customarily be expected in the industry, all of Seller’s Inventory is of good and merchantable quality, fit for the purpose for which it is intended, and saleable and useable in the Ordinary Course of Business, free of defects, spoilage and damage. All of the items in Seller’s Inventory meet Seller’s current standards and specifications for quality, and such Inventory is recorded on the books of Seller at the lower of cost or market value. Upon Seller’s agreement with the results of the Reconciliation and Review, Seller will adjust its financial statements to conform with the results of such Reconciliation and Review. Other than described in Schedule 3.7, Seller has not, for the past three years, recalled any products made, distributed or sold by Seller and it is not now nor has it ever been under any such obligation to do so, and there is no Basis for any such recall. Other than as described in Schedule 3.7, Seller has not had nor does Seller have any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any of the Inventory manufactured, sold or delivered by Seller.

3.8                       Absence of Change

Since December 31, 2006, (i) Seller has conducted the Mac Nut Business in the Ordinary Course of Business; and (ii) no event or circumstance has occurred that has had or is reasonably likely to have a Material Adverse Effect.

3.9                       Debts, Obligations, and Liabilities

Schedule 3.9 contains a complete and accurate list and description of all of the outstanding Liabilities, Security Interests, debts or other pecuniary obligations of Seller related to the Mac Nut Business as of the date of this Agreement. Seller does not have, and on the Closing Date will not have, any debts, Liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not set forth in Schedule 3.9.

3.10                Reserved

3.11                Tax Matters

(a)        Seller has timely filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all respects. All Taxes owed by Seller (whether or not shown on any Tax Return), other than any Taxes arising since December 31, 2005, have been paid or accrued on Seller’s Financial Statements. Seller currently is not a party to any extension of time within which to file any Tax Return. To Seller’s Knowledge, no material claim has ever been made by any taxing authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests or liens on any of the Purchased Assets or Leased Assets for Taxes, other than for Taxes that are not yet due.

(b)        Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person, and Seller has properly reflected the status of all employees and independent contractors in connection therewith as required by applicable Tax Law.

(c)        Seller has not received any notice that any Governmental Authority intends to assess any additional Taxes for any period for which Tax Returns have been filed, and no director or officer of Seller with responsibility for Tax matters has Knowledge of any basis upon which a claim for such additional Taxes could be made. There is no dispute or claim concerning any Tax Liability of Seller either (i) to Seller’s Knowledge claimed or raised by any Governmental Authority in writing or (ii) as to which Seller or the officers of Seller or employees responsible for Tax matters of Seller has Knowledge based upon personal contact with any agent of such authority. Seller has not waived any statute of limitations in respect of Taxes which waiver is currently in effect. Seller has made available to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed or agreed to by Seller filed or received since June 1, 2003.

(d)        None of the Assumed Liabilities is an agreement, contract, obligation, arrangement or Plan (including any Employee Benefit Plan) that would give rise to additional tax or interest under Section 409A of the Code. Seller is not a party to any Tax allocation or sharing agreement. Seller has never been (nor has any Liability for unpaid Taxes because it once was) a member of an ERISA Affiliate filing a consolidated federal income Tax Return and has never incurred any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law). Seller has never incurred any Liability for the Taxes of any Person as a transferee or successor, by contract, or otherwise.

(e)        The book value and the federal income tax basis of each of the Purchased Assets is as set forth on Schedule 3.11(e) as of December 31, 2006. Seller will prepare a revised Schedule 3.11(e) ten (10) days prior to the Closing Date, as of the most recent practicable date, as determined by Seller, ending on the last day of the month.

(f)         Seller agrees to notify Buyer of any adjustment to the federal income tax basis of the Purchased Assets as a result of the transactions contemplated by this Agreement and the Related Agreements.

(g)        Seller intends to treat each of the Orchard Lease Agreement and the Processing Plant Lease Agreement as a lease for federal income tax purposes. Seller intends to include in gross income all amounts received under the Leases as rental income for the Leased Assets. Gross amounts will not represent any profit arrangement between Buyer and Seller or any interest in Buyer.

(h)        Seller intends to treat the purchase in part as an exchange of the Purchased Assets for an interest in Buyer qualifying under Section 721 of the Code in which Buyer will assume the Assumed Liabilities.

3.12                Purchased Assets and Leased Assets

The Purchased Assets and Leased Assets have been maintained in accordance with Seller’s normal practices and are in workable operating condition.

3.13                Real Property

Schedule 3.13 sets forth a correct and complete list of all real property used in the Mac Nut Business, including the Tax Map Key of each parcel or premises (to the extent applicable), and indicating whether such real property is owned, leased, licensed, subleased, sublicensed, or otherwise related to Seller.

3.14                Contracts

Schedule 3.14 correctly and completely lists and describes all Material Contracts (as herein defined) to which Seller is a party or is bound. All Material Contracts to which Seller is a party or is bound are in full force and binding upon the parties thereto. No default by Seller has occurred thereunder and, to Seller’s Knowledge, no default by the other contracting parties has occurred thereunder. Seller has not waived any of its rights under its Material Contracts. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by Seller thereunder. Complete and accurate copies of all written Material Contracts (including any amendments or supplements thereto) and true and complete written summaries of all oral Material Contracts have previously been delivered to Buyer. “Material Contracts” means any of the following Contracts that relate to the Mac Nut Business: purchase orders and purchase contracts in excess of $25,000 each; contracts for capital expenditures in excess of $50,000 each; material agreements or arrangements regarding confidentiality; agreements or arrangements regarding non-competition; loan agreements; notes; security agreements; employment and employment-related agreements; collective bargaining agreements; leases and subleases of real estate where the annual payments thereunder exceed $10,000 leases and subleases of personal property where the annual payments thereunder exceed $10,000 or which cannot be canceled by Seller without payment or penalty upon notice of sixty (60) days or less; material license agreements; joint venture, partnership or cooperative arrangements; any contract with a Governmental Authority; and all other Contracts to which Seller is a party or by which Seller or any of its Purchased Assets is bound and which have a notice for termination period of more than six (6) months or obligate any party thereto to make total payments of more than $25,000 during the term of such agreement or arrangement.

3.15                Permits

Schedule 2.1(d) contains a complete listing and summary description of all Permits of Governmental Authorities or other similar rights owned or possessed by Seller or used in or required for the lawful operation of the Mac Nut Business (collectively, the “Licenses”). No other License is required in the conduct of the Mac Nut Business as currently conducted or in the ownership or use of the Purchased Assets and the Leased Assets. Seller has in full force and effect all Licenses it is required to have with respect to its operation of the Mac Nut Business. Except as indicated on Schedule 3.15, Seller owns or possesses all right, title, and interest in and to all of the Licenses required for the Mac Nut Business, and has at all times complied in all material respects with the terms and conditions of such Licenses. Except as set forth on Schedule 3.15, no loss or expiration of, nor any noncompliance with, any License is pending or currently expected (including as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof. Except as set forth on Schedule 3.15, no consent, permit, approval or authorization of, or declaration to or filing with, any Governmental Authority is required to be obtained by Seller or Buyer under the Licenses, applicable Law or otherwise in connection with its execution, delivery, and performance of this Agreement or the Related Agreements or the consummation of any other transaction contemplated hereby or thereby. Except as set forth on Schedule 3.15, each of the Licenses is freely transferable to Buyer. Seller agrees to cooperate with Buyer to arrange for new Licenses or Permits where those Licenses or Permits are not transferable to Buyer.

3.16                Intellectual Property

To the Knowledge of Seller, the Intellectual Property may be used by Buyer without the need for any License or consent from any Person. Further, to the Knowledge of Seller, the operation of the Mac Nut Business up to the Closing does not infringe on or misappropriate any Intellectual Property rights of any Person, violate any right of any Person, under any applicable Law, and no Person has asserted or threatened to assert against Seller any claim of infringement or misappropriation of Intellectual Property rights, or unfair competition or trade practices. Seller owns and has the right to fully assign, convey, sell or otherwise transfer to Buyer all of Seller’s Intellectual Property. Seller has not granted to any Person any outstanding Licenses or other right to any of the Purchased Assets or Leased Assets, except as set forth in the License Agreement between Kapua and Buyer. Seller is not liable, nor has it made any contract or arrangement by which it may become liable, to any other Person for any royalty, fee, or other compensation for the ownership, use, license, sale, distribution, or reproduction of any of the Purchased Assets or Leased Assets.

3.17                Title to Assets

(a)        Except as set forth on Schedule 3.17 and except as to the Seller Land, Seller has good and marketable title to (or in the case of assets identified as leased in the Books and Records, a valid leasehold interest in) all of the Purchased Assets and Leased Assets free and clear of all Liabilities (other than Liabilities to Seller’s Lessor(s) in accordance with the terms of any applicable leases between Seller and its Lessor(s) and Security Interests as to the Leased Assets). Upon Closing, Buyer will be entitled to the continued possession and use of all Purchased Assets and Leased Assets subject to, as to the Leased Assets, the terms of the Leases between Seller and Buyer.

(b)        To the Knowledge of Seller, there is no pending or anticipated change in any applicable building, zoning, subdivision, health and safety and other land use statutes, Laws, rules, regulations or other legal requirements affecting the real property described on Schedule 3.13 that will have, taken as a whole, a Material Adverse Effect.

(c)        Neither the whole nor any portion of the Leased Assets is subject to any order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, nor, to the Knowledge of Seller, has any such condemnation, expropriation or taking been proposed.

3.18                Customers and Sales

Schedule 2.1(i) is a correct and current list of all customers with respect to the Mac Nut Business. In addition, Seller has provided to Buyer (i) summaries of the sales made to each such customer during the 12 months preceding the Closing Date, and (ii) copies of all written purchase orders or contracts with any such customer for delivery of macadamia nuts or related items after the Closing Date. Seller is not obligated to any such customer under any macadamia nut by-products rebates, trade allowance or similar reimbursements. To the Knowledge of Seller, none of these customers intend to cease doing business with Seller or materially alter the amount of business such customer is presently doing with Seller.

3.19                Insurance

Schedule 3.19 is a description of all insurance policies held by Seller that provide coverage to Seller for the operation of its Mac Nut Business. Seller is not in default with respect to payment of premiums on any such policy, and except as otherwise disclosed, there are no premiums due or to become due between the date of this Agreement and the Closing Date. Each policy is in full force and effect and provides Seller with coverage as stated in the respective policies. Seller has not received any written notice of any revocation or cancellation of any such policy. Except as described in Schedule 3.19, no claim is pending under any such policy.

3.20                Litigation

Schedule 3.20 sets forth each instance in which Seller or an Employee Benefit Plan (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) is a party or, to the Knowledge of Seller, is threatened to be made a party to any civil, criminal or administrative claim, charge, complaint, demand, cause of action, suit, proceeding, arbitration, hearing or investigation (collectively, ”Proceeding”), in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Without limiting the generality of the foregoing, there is no pending or, to the Knowledge of Seller, threatened Proceeding affecting the Leased Assets or the Purchased Assets, except as set forth on Schedule 3.20. To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that might be reasonably expected to directly give rise to the commencement of any such Proceeding. Except as described on Schedule 3.20, no matter listed thereon could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect to Seller or any Employee Benefit Plan. Except as described on Schedule 3.20, neither Seller nor, to the Knowledge of Seller, any Employee Benefit Plan, intends to file or institute any Proceeding against any other Person.

3.21                Environmental Matters

Buyer acknowledges receiving a copy of the Phase I Site Assessment, dated June 13, 2003, completed by URS Corporation (the “Environmental Report”). To the Knowledge of Seller and except as described in the Environmental Reports or on Schedule 3.21:

(a)        The Seller Land and all improvements thereon and the operations of the Mac Nut Business have since June 1, 2003, been and are in material compliance with all Environmental Laws;

(b)        There are no pending or, to Seller’s Knowledge, threatened Proceedings involving Seller or the Seller Land that allege or assert (i) a violation of any Environmental Law or (ii) that Seller is required to clean up, remove or take remedial or other responsive action due to a Release of Hazardous Materials; and

(c)        Seller has provided Buyer with complete and correct copies of all available studies, reports, surveys, assessments, audits, correspondence, investigations, analysis, tests, and other documents (whether in hard copy or electronic form) in Seller’s possession relating to the presence or alleged presence of Hazardous Substances at, on, or affecting the Seller Land.

Buyer will arrange for a current Phase I Site Assessment, prepared, at Buyer’s expense, by a consultant secured by Buyer, and furnish a copy of such Phase I Site Assessment to Seller.

3.22                Legal Compliance

In conducting the Mac Nut Business, Seller has complied in all material respects with all federal, state, and local statutes, ordinances, rules, orders, decrees, judgments, laws or regulations, including zoning ordinances (collectively, “Laws”). Except as disclosed in Schedule 3.22, Seller has not received any written notice asserting any violation of any Law in the five (5) years immediately preceding the date of this Agreement.

3.23                Employees

Schedule 3.23 is a list of the names and addresses of all full-time Employees, along with the rates of compensation payable to each. To Seller’s Knowledge, no Employee (i) has any plans to resign or retire from existing employment before September 30, 2007, except by way of retirement at or following the age of retirement set forth in Seller’s employee manual to which Seller is a party, (ii) has been encouraged or induced by Seller to terminate employment or (iii) has any reason related to Seller or the Mac Nut Business to terminate employment or cease performing in their current role. Furthermore, the consummation of this transaction will not result in the violation of the Worker Adjustment and Retraining Notification Act (WARN), the Hawaii Dislocated Workers Act (Haw. Rev. Stat. ch. 394B) or any similar statue, rule or regulation.

3.24                Employee Benefit Plans

(a)        Schedule 3.24(a) contains a complete and accurate list of all Employee Benefit Plans. There has been no amendment, interpretation or other announcement (written or oral) by Seller, any ERISA Affiliate, or any representative thereof, relating to a change in participation or coverage under any Employee Benefit Plan that, either alone or together with other such items or events, would materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. Neither Seller nor any ERISA Affiliate has any agreement to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by Seller, any ERISA Affiliate or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, would materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. Except as set forth on Schedule 3.24(a), there are no material unfunded liabilities in respect of any Employee Benefit Plan.

(b)        Seller has delivered or made available to Buyer true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (i) the last three Annual Reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (ii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Employee Benefit Plan; (iii) all trust agreements, annuity contracts, insurance contracts and other funding arrangements related to such Employee Benefit Plan; (iv) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan; (v) the most recent annual actuarial valuation prepared for such Employee Benefit Plan; (vi) all written communications during the last three years relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in any material liability to the Company or any ERISA Affiliate; and (vii) all material correspondence to or from any Governmental Authority relating to such Employee Benefit Plan.

(c)        Except as disclosed on Schedule 3.24(c), to the Knowledge of Seller and its ERISA Affiliates, with respect to each Employee Benefit Plan: (i) such Employee Benefit Plan was properly and legally established; (ii) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable Laws, including ERISA and the Code;

(iii) Seller, each ERISA Affiliate and all other Persons have, at all times, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to each Employee Benefit Plan; (iv) all returns, reports (including all Form 5500 series Annual Reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Employee Benefit Plan required to be filed with any Governmental Authority or distributed to any Employee Benefit Plan participant have been properly prepared and duly filed or distributed in a timely manner; (v) none of Seller, any ERISA Affiliate or any fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable Law; (vi) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; (vii) neither Seller nor any ERISA Affiliate has incurred, and there exists no condition or set of circumstances in connection with which Seller, any ERISA Affiliate or Buyer would incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under any applicable Law, or under any indemnification or similar agreement, with respect to any Employee Benefit Plan.

(d)        Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is maintained under a volume submitter plan document for which the remedial amendment period is open. Except as disclosed in Schedule 3.24(c), to the Knowledge of Seller or any ERISA Affiliate, nothing has occurred that would adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity contract.

(e)        All contributions, premiums, and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been correctly computed and have been timely paid, or, if not yet due, have been accrued as a liability on the Financial Statements. All income taxes and wage taxes required by Law to be withheld from benefits derived under those Employee Benefit Plans have been properly withheld and remitted to the proper depository.

(f)         There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the Knowledge of Seller, is there a Basis for any such action, suit or claim. Except as disclosed in Schedule 3.24(f), to the Knowledge of Seller no Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Authority, and no such action is contemplated or under consideration by any Governmental Authority.

(g)        Except as disclosed in Schedule 3.24(g), neither Seller nor any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, (iii) an employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(h)        Neither Seller nor any ERISA Affiliate has incurred any liability under Title IV of ERISA.

(i)         The consummation of the transactions contemplated by this Agreement and the Related Agreements will not constitute or involve a nonexempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(j)         No Employee Benefit Plan that is subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such non-qualified deferred compensation plans or arrangements have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through the date hereof.

(k)        None of the execution or delivery of this Agreement, the Related Agreements or the consummation of the transactions contemplated In this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, Employee or independent contractor of Seller, or (ii) result in any amount to fail to be deductible by reason of Section 280G of the Code.

(l)         Schedule 3.24 contains a complete and accurate list all individuals who have elected (or who are eligible to elect) to continue their coverage under Seller’s medical, dental or other health plan in accordance with Sections 601 et. seq. of ERISA, Section 4980(f) of the Code or similar state law, together with the beginning and ending date of the period of continuation coverage for which each such individual is eligible.

3.25                Labor Matters

Except as set forth on Schedule 3.25, Part 1, there are no disputes, arbitrations, administrative complaints, civil actions, material employee grievances or material disciplinary actions pending or, to the Knowledge of Seller, threatened between Seller and any Employee or relating to labor or employment matters. Seller has not suffered or sustained any work stoppage and no such work stoppage, to the Knowledge of Seller, is threatened. Seller, with respect to the Employees, has complied in all material respects with all provisions of all Laws relating to the employment of labor and has no liability for any arrearages of wages or Taxes or penalties for failure to comply with any such Laws. Seller has no Knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any Employee.

Except as set forth on Schedule 3.14 or Schedule 3.25, Part 2, Seller, with respect to the Employees, is not a party to any:

(a)        management, employment or other contract providing for the employment or rendition of executive services;

(b)        employment contract that is not terminable without penalty by Seller on 30-days’ notice;

(c)        bonus, incentive, deferred compensation, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, Employee Benefit, or similar Plan, agreement or arrangement;

(d)        collective bargaining agreement or other agreement with any labor union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management of Seller with, any group of Employees or others); or

(e)        other employment contract or other compensation agreement or arrangement, oral and written, affecting or relating to current or former Employees of the Mac Nut Business, including loan agreements, advancements of expenses and similar arrangements.

All such contracts and other agreements and arrangements set forth on Schedule 3.25. Parts 1 and 2 are valid, and in full force and effect. Seller has performed all material obligations imposed on it thereunder, and there are not under any of such contracts, agreements or arrangements, any defaults or events of default by Seller or, to its Knowledge, any other party thereto that would have a Material Adverse Effect.

From June 1, 2003, to and including the Closing Date, Seller has not made any loans to any officer or Employee of Seller employed in the Mac Nut Business, except as set forth on Schedule 3.25, Parts 1 and 2.

3.26                Motor Vehicles

Schedule 3.26 sets forth an accurate and complete list of all Owned and Leased Vehicles. All such Owned and Leased Vehicles are (a) properly licensed and registered in accordance with applicable Law; (b) insured as set forth in the Disclosure Schedule; (c) in good operating condition and repair (reasonable wear and tear excepted); and (d) not subject to any Security Interest except as set forth on Schedule 3.26.

3.27                Reserved

3.28                Transactions with Affiliates

Except as disclosed on Schedules 3.25 Part 1, 3.25 Part 2 or 3.28, there are no existing contracts, transactions, indebtedness or other arrangements, or any related series thereof, between Seller, on the one hand, and any of the directors, officers, beneficial owners or other affiliates of Seller, on the other hand.

3.29                Fraudulent Conveyance

Seller is not entering into this Agreement with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. Seller’s assets, at a fair valuation, exceed its liabilities, and Seller is able, and will continue to be able after the Closing Date, to meet its debts as they mature and will not become insolvent as a result of the Closing. After the Closing, Seller will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.

3.30                Brokers’ Fees

Except as provided in Schedule 3.30, Seller does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or similar representative with respect to the transactions contemplated by this Agreement or the Related Agreements.

3.31                Investment Status

Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In addition, Seller: (a) is acquiring the Units for its own account for investment and not with a view to the sale or distribution of all or any part of such Units; and (b) is aware of Buyer’s business affairs and financial condition and has acquired sufficient information about Buyer to reach an informed and knowledgeable decision to acquire the Units.

3.32                Disclosure

The representations and warranties contained in this Article III do not contain any untrue statements of a fact or omit to state any material fact necessary to make the statements in Article III not misleading.

EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS AND THE LEASED ASSETS OR ANY LIABILITIES OR OPERATIONS RELATING THERETO, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PURCHASED ASSETS ARE BEING SOLD, AND THE LEASED ASSETS ARE BEING CONVEYED, WITHOUT RECOURSE, “AS-IS” AND “WHERE-IS”.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement:

4.1                       Organization and Qualification

Buyer is duly authorized to conduct business and is a limited partnership validly existing and in good standing under the Laws of the State of Delaware, and is qualified to do business in Hawaii and in every other jurisdiction in which the nature of its business requires such qualification. NewCo1, if formed, will either be a Hawaii corporation or will be a limited liability company formed under the laws of the State of Hawaii, will be duly authorized to conduct business, will be validly existing and in good standing under the Laws of the State of Hawaii and will be qualified to do business in Hawaii and in every other jurisdiction in which the nature of its business requires such qualification. NewCo2, if formed, will be a corporation formed under the laws of the State of Hawaii, will be duly authorized to conduct business, will be validly existing and in good standing under the Laws of the State of Hawaii and will be qualified to do business in Hawaii and in every other jurisdiction in which the nature of its business requires such qualification.

4.2                       Noncontravention

The execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, will not (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the certificate of limited partnership or partnership agreement of Buyer, or (ii) conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets). Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or the Related Agreements.

4.3                       Authorization of Transaction

Buyer has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder (including, without limitation, the issuance of the Units and the registration of the Units pursuant to the Registration Statement). The execution and delivery of this Agreement and the Related Agreements will have been, prior to the Closing Date, duly and validly authorized by all requisite action. This Agreement and the Related Agreements have been duly executed and delivered by Buyer and constitute the valid and legally binding obligations of Buyer, enforceable in accordance with their terms and conditions, subject to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

4.4                       Brokers’ Fees

Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement and the Related Agreements for which Seller could become liable or obligated.

4.5                       Capitalization; Partnership Units

The authorized capital stock of Buyer consists of 7,575,757 Class A limited partnership units. As of the date of this Agreement, 7,575,757 Class A limited partnership units were issued and outstanding. Of this amount, 75,757 Units are owned by the Buyer, and 7,500,000 Units are owned by limited partners. As of the date of this Agreement, there are, and as of the Closing Date there will be, no options, warrants or other rights to purchase Class A limited partnership units of Buyer, or securities convertible into or exchangeable for Class A limited partnership units or obligating Buyer to issue or sell any Class A limited partnership units, or securities convertible into or exchangeable for such Class A limited partnership units, except as provided herein. The Units to be issued under the terms of this Agreement will at Closing have been adequately reserved and will, when issued, be validly issued, fully paid and non-assessable and will not be issued in violation of any preemptive rights. As of the effective date of this Agreement, the equity ownership of those partners of Buyer who had more than a 5% partnership interest in Buyer was as set forth on Schedule 4.5.

4.6                       SEC Filings; Financial Statements; No Changes

Buyer has timely filed or furnished all registration statements, prospectuses, forms, reports and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2003 (collectively, the “Buyer SEC Filings”). Each Buyer SEC Filing (i) as of its date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) except to the extent superseded by a later filed Buyer SEC Filing, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Filings (the “Buyer Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of Buyer as of the respective dates thereof and for the respective periods indicated therein. The Books and Records of Buyer have been, and are being, maintained in accordance with applicable legal and accounting requirements, and the Buyer Financial Statements are consistent with the Books and Records. Since December 31, 2005, except as contemplated by, or as disclosed in, this Agreement or in the Buyer SEC Filings, Buyer has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (a) any condition, event, circumstance, change or effect that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, assets, properties, results of operation or financial condition or prospects of Buyer or any event or development that would, individually or in the aggregate, reasonably be expected to have such a condition, event, circumstance, change or effect, or (b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or the Related Agreements by Buyer.

4.7                       Vote Required

Other than the affirmative vote of a Majority Interest of the Partnership, which is necessary to approve this Agreement, the Related Agreements, and the transactions contemplated hereby, there is no other vote of the holders of any class or series of partnership interests which is necessary to approve this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

4.8                       Disclosure Documents

The registration statement on Form S-3, any amendments or supplements thereto filed by Buyer pursuant to which the Units will be registered with the SEC (including any filings under the Securities Act or Exchange Act incorporated by reference therein, collectively, the “Registration Statement”) filed by Buyer pursuant to and in accordance with the terms and conditions of this Agreement and the Registration Rights Agreement, at the time the Registration Statement is declared effective, will comply as to form in all material respects with the applicable requirements of the Securities Act and other applicable Law, and the Registration Statement does not, and will not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The proxy statement, any amendments or supplements thereto (collectively, the “Proxy Statement”) submitted by Buyer in connection with seeking approval by a Majority Interest of the Partnership of this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby, at the time the Proxy Statement is first mailed to the Unitholders, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law, and the Proxy Statement does not, and at the time the Proxy Statement is first mailed to the Unitholders will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.9                       Disclosure

The representations and warranties contained in this Article IV do not contain any untrue statement of a fact or omit to state any material fact necessary to make the statements in Article IV not misleading.

ARTICLE V.
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing Date or the earlier termination of this Agreement:

5.1                       Generally

Each Party must use its reasonable efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Article VII).

5.2                       Notices and Consents

Seller must give any notices to third parties and must use reasonable commercial efforts to obtain such consents as the other Party may reasonably request in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements, including the Required Consents. At the request of Seller, Buyer must provide Seller with such assistance and information as is reasonably requested by Seller to obtain the Required Consents. Any costs incurred in obtaining the such Required Consents must be borne by Seller. Seller must provide written notice to Seller’s employees and the director of the Department of Labor and Industrial Relations of the State of Hawaii 60 days before the Closing Date, as required under the Hawaii Dislocated Workers Act. Seller agrees that it will be responsible for all liability, back pay, or penalties for any violations of Hawaii’s Dislocated Workers Act arising out of termination of Seller’s employees by Seller on, or prior to, the Closing Date. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising under or resulting from such Purchased Asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach, default, violation or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such Purchased Asset, claim or right, or would in any way adversely affect the rights of Seller or, upon transfer, Buyer under such Purchased Asset, claim or right. If any transfer or assignment by Seller to Buyer, or any assumption by Buyer of, any interest in, or liability, obligation or commitment under, any Purchased Asset, claim or right requires the consent of a third party, then such transfer or assignment or assumption shall be made subject to such consent being obtained. If any such consent is not obtained before the Closing, and the Closing shall nonetheless take place on the terms set forth herein, thereafter, Seller shall use its best efforts to secure such consent as promptly as practicable after the Closing. Seller shall cooperate with Buyer in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which (i) Buyer shall obtain (without infringing upon the legal rights of such third party or violating any applicable Law) the economic claims, rights and benefits under the Purchased Asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement, and (ii) Buyer shall assume any related economic burden with respect to the Purchased Asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement. For the avoidance of doubt, subject only to Section 7.1(b), the terms of this Section 5.2 do not constitute conditions precedent to Closing, but rather represent the means for facilitating the assignment to Buyer of certain of the Purchased Assets and the assumption by Buyer of any obligations relating thereto, that Buyer has agreed to assume, under the terms of this Agreement.

5.3                       Operation of Business Before the Closing

Seller must not, during the period from the date hereof to the Closing Date, engage in any practice, take any action, embark on any course of action, or enter into any transaction with respect to the Mac Nut Business that is outside the Ordinary Course of Business. Seller must (a) promptly notify Buyer of any event or occurrence not in the Ordinary Course of Business, (b) confer with Buyer before implementing any operational decisions of a material nature, (c) report periodically to Buyer concerning the status of the Mac Nut Business, operations and finances, and (d) cooperate with Buyer and assist Buyer in identifying the Licenses required by Buyer to operate the Mac Nut Business from and after Closing and either transferring existing Licenses of Seller to Buyer or assisting Buyer in obtaining new Licenses for Buyer. Without limiting the generality of the foregoing, with respect to the Mac Nut Business, other than in the Ordinary Course of Business, Seller shall not (without the prior consent of Buyer):

(a)        sell, lease, dispose of, or otherwise transfer any interest in any Purchased Assets or Leased Assets, except any sale or disposition of the Seller Land in accordance with the terms hereof;

(b)        alter in any material respect its historical practices and policies relating to the payment of accounts payable, including any delay in paying accounts payable;

(c)        fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

(d)        create, assume or suffer to be incurred any Liability or Security Interest on the Purchased Assets;

(e)        incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(f)         terminate (other than allowing a contract or license to terminate by its terms), amend, supplement or modify any Material Contract or License related to the Mac Nut Business;

(g)        declare or pay any dividends on or make other distributions in respect of any of its equity interests, or set aside funds therefor, except for distributions of profits;

(h)        make any loans to, or distribute any cash to, any Employee, equity holder or other individual;

(i)         terminate any Employee or grant severance or termination pay to any director, officer, Employee or consultant;

(j)         adopt, amend, or terminate (other than allowing a plans, program, policy or other arrangement to terminate by its terms) any Employee Benefit Plans, programs, policies or other arrangements, or enter into any employment contract, pay any special bonus or special remuneration to any director, Employee or consultant, or increase the salaries or wage rates of its Employees;

(k)        engage in any transaction other than (i) one contemplated by this Agreement or any Related Agreement, or (ii) that certain co-pack agreement with Hawaiian Host, including the loan of certain co-packing equipment to Hawaiian Host, as more particularly described on Schedule 5.3(k) hereof, or (iii) any Third-Party Sales valued or with a potential value in excess of $75,000, even if in the Ordinary Course of Business, without first advising Buyer;

(l)         enter into any transaction (other than one contemplated by this Agreement or any Related Agreement) with its managers, officers, or members or their affiliates;

(m)      cancel, materially amend, or renew any insurance policy; or

(n)        enter into any contract or agree, in writing or otherwise, to take any of the actions described above in clauses (a) through (m) of this Section 5.3.

5.4                       Preservation of Business

Seller must use reasonable commercial efforts, consistent with past practices, to keep its business and properties substantially intact, including Seller’s respective present operations, physical facilities, working conditions, and relationships with lessors, licensers, suppliers, customers and Employees.

5.5                       Access

(a)        Seller shall permit Buyer or Buyer’s representatives full access at reasonable times, and in manner so as not to unreasonably interfere with the normal business operations of Seller, to the headquarters and properties of Seller and to such Books and Records, contracts, Tax records, and documents of or pertaining to the Mac Nut Business as are reasonably necessary for Buyer’s performance of due diligence under this Agreement. In conducting its due diligence, Buyer will (i) obtain prior written permission from Seller before contacting any customer, suppliers or Employees of Seller (other than the following Employees, manager, or consultant: Mark Crawford, John Sullivan, David Rietow, and Hilary Brown, whom Buyer may contact directly), (ii) use reasonable efforts to limit the number and duration of such contacts with customers, suppliers or Employees so as not to disturb or alarm Seller’s customers, suppliers or Employees, and (iii) use reasonable efforts not to disrupt Seller’s business operations in conducting its due diligence.

(b)        Buyer shall proceed to arrange with Seller a mutually agreeable time and place at which Buyer may conduct interviews with such Employees or customers of Seller (other than the individuals listed in Section 5.5(a)) as are mutually agreed to by Buyer and Seller’s representatives.

(c)        Seller shall, upon reasonable notice, furnish to Buyer such additional financial and operating data and other information regarding Seller and the Mac Nut Business (including current information regarding Seller’s prospects, assets, contracts, rights, Liabilities and obligations) that Buyer may from time to time reasonably request.

(d)        Seller shall grant Buyer and its agents and employees the right to enter the Seller Land at reasonable times and with reasonable notice before the Closing for the purpose of inspecting the Seller Land and the Purchased Assets, making such surveys or performing such tests, studies or other activities as are reasonably appropriate in connection with the consummation of transactions contemplated by this Agreement and the Related Agreements; provided, however, that (i) all such activities are at Buyer’s sole cost, expense, and risk without right of reimbursement from Seller, and (ii) Buyer must use reasonable efforts to not unreasonably interfere with Seller’s existing activities on the Seller Land or the Mac Nut Business.

(e)        Seller shall use reasonable efforts to assist and cooperate with Buyer in the development of transition plans for implementation by Buyer following the Closing.

5.6                       Notice of Developments

Seller shall give prompt written notice to Buyer of (i) any development affecting the ability of Seller to consummate the transactions contemplated by this Agreement and the Related Agreements, (ii) any material loss of any equipment, supplier, customer, contract or right relating to the Mac Nut Business, or (iii) any breach of or other variance (or circumstance or occurrence that could reasonably be expected to result in breach or variance or failure of a closing condition) from the representations and warranties of Seller contained in Article III, or any breach of or noncompliance (or circumstance or occurrence that could reasonably be expected to result in a breach or noncompliance of failure of a closing condition) with any covenant hereunder by Seller. If any fact or circumstance requires any change to the Disclosure Schedules, then Seller promptly shall deliver to Buyer a supplement to the Disclosure Schedules specifying such change. No disclosure under this Section 5.6 is to be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

Buyer shall give prompt written notice to Seller of (i) any development affecting the ability of Buyer to consummate the transactions contemplated by this Agreement and the Related Agreements, or (ii) any breach of or other variance (or circumstance or occurrence that could reasonably be expected to result in breach or variance or failure of a closing condition) from the representations and warranties of Buyer contained in Article IV, or any breach of or noncompliance (or circumstance or occurrence that could reasonably be expected to result in a breach or noncompliance of failure of a closing condition) with any covenant hereunder by Buyer.

5.7                       Exclusivity

Seller shall not solicit, entertain or encourage (including by way of furnishing to any third party information regarding the Mac Nut Business or the Leased Assets or Purchased Assets or Assumed Liabilities for such purpose) the submission of, or any proposal or offer from any Person other than Buyer relating to any acquisition of Seller’s membership interests, or its assets or business operations related to the Mac Nut Business, whether through direct purchase, merger, consolidation or other business combination, other than the sale of inventory in the Ordinary Course of Business.

Notwithstanding the foregoing paragraph, but without limiting the generality thereof, Seller may engage in discussions with third parties for the purpose of consummating (and may consummate) any Third-Party Sales; provided, however, that the buyer, in connection with any such Third-Party Sales, except as otherwise set forth on Schedule 5.7 attached hereto, agrees to purchase the Seller Land and/or the Excluded Assets subject to the terms of this Agreement.

5.8                       Employee Matters

(a)        Attached as Schedule 5.8, is a list of employees that Buyer wishes to hire (collectively the “Transferred Employees”). Subject to applicable Law and the receipt of any employee consents requested by Seller, Buyer will have full access to the Books and Records (including performance appraisals and disciplinary actions) of Seller for the purpose of preparing for and conducting employment interviews with all Transferred Employees. Seller agrees to terminate the employment of all the hired Transferred Employees effective immediately before the Closing. Before the Closing, Seller and Buyer shall jointly prepare and approve a notice to be sent to the Transferred Employees on or before the Closing Date, advising such Transferred Employees of the sale of the Mac Nut Business, their termination as Seller’s Employees and Buyer’s offer of employment. Buyer will hire the Transferred Employees who accept Buyer’s offer of employment on mutually agreeable terms and conditions as between Buyer, and such Employees and Seller will not have any obligation or responsibilities in connection with Buyer’s post-Closing employment of the Transferred Employees; provided, however, Seller must retain and comply with obligations and responsibilities as may be imposed on Seller under the Hawaii Dislocated Workers Act or the federal Worker Adjustment Retraining Notification Act. In the event any Transferred Employee fails to accept Buyer’s offer of employment, such Employee must remain an Employee of Seller, subject to Seller’s usual and customary practices, policies and procedures regarding employment, and Seller must be solely responsible for any and all obligations or liability with respect to the employment, or termination of employment, of any such Employee. Buyer’s expressed intention to extend offers of employment as set forth in this Section 5.8 does not constitute any commitment (express or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon an terms or conditions other than those that Buyer may establish under individual offers of employment. Nothing in this Agreement restricts any right of Buyer to terminate any Transferred Employee or to amend or terminate Employee benefits after the Closing Date to the extent permitted under applicable Law.

(b)        Buyer will set its own initial terms and conditions of employment for the Transferred Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by Law. Seller is solely liable for any severance payment required to be made to its Employees due to the transaction contemplated by this Agreement. Seller has advised Buyer that there are no collective bargaining agreements in force.

(c)        Buyer must grant or cause to be granted full credit to the Transferred Employees that accept employment with Buyer for carry-over to employment with Buyer of unused vacation and other paid time-off balances under the Employee Benefit Plan and Employee policies of Seller before the Closing Date.

5.9                       Certain Filings with the SEC

(a)        As promptly as practicable after the execution of this Agreement, Buyer shall seek from the SEC preliminary approval (“SEC Preliminary Approval”) to file the Proxy Statement using the abbreviated financial information as set forth in Buyer’s “Request for Substitution of Abbreviated Financial Information” to the SEC. Buyer will use all reasonable best efforts to obtain the SEC Preliminary Approval within fourteen (14) Business Days after the date of this Agreement.

(b)        Either party in its sole discretion may determine whether it is satisfied with the approvals and/or conditions granted or required by the SEC in the SEC Preliminary Approval. At such time as such party makes such determination, it may give written notice to the other party that it is satisfied with the SEC Preliminary Approval and waives its right to terminate the Agreement as provided for in Section 9.1(f).

(c)        Either party may terminate this Agreement as provided for in Section 9.1(f) at any time after the expiration of fourteen (14) Business Days from the effective date of this Agreement, and no later than five (5) Business Days after the date on which the other party has given such terminating party the written notice provided for in Section 5.9(b).

(d)        As promptly as practicable after the giving of the written notice provided for in Section 5.9 (b), Buyer shall prepare and file with the SEC a proposed Proxy Statement. Each of Buyer and Seller shall prepare and file with the SEC any other filings as and when required or requested by the SEC. Each of Buyer and Seller will use all reasonable best efforts (i) to respond to any comments made by the SEC with respect to the Proxy Statement and (ii) to have the Proxy Statement cleared by the SEC. Seller shall cooperate with the Buyer and the SEC and furnish reasonable information requested by the Buyer and the SEC; provided, however, that Seller shall not be required to provide to the SEC (or permit Buyer to provide to the SEC) any additional information that may be requested by the SEC in order to prepare audited financial statements of Seller or to include other financial data of Seller in Buyer’s “Request for Substitution of Abbreviated Financial Information” to the SEC or in the Proxy Statement even if such additional information, audited financial statements or other financial data is required by the SEC to grant the SEC Preliminary Approval and/or to clear the Proxy Statement. As promptly as practicable after clearing all SEC comments to the Proxy Statement, Buyer shall mail the Proxy Statement to its holders of partnership interests. The Proxy Statement shall include the recommendation of the Board of Directors of Seller that adoption of this Agreement and the transactions contemplated hereby by Buyer’s Unitholders are advisable and in the best interests of Buyer. No amendment or supplement to the Proxy Statement will be made by Buyer without the approval of Seller (which approval shall not be unreasonably withheld, conditioned, or delayed).

(e)        The information supplied by Seller for inclusion in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading. The information supplied by Buyer for inclusion in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading. All documents that Buyer is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Law.

ARTICLE VI.
POST-CLOSING COVENANTS

6.1                       Post-Closing Cooperation

If at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Related Agreements, each Party must take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party, except in connection with the Registration Rights Agreement as to requests made by Seller, without right of reimbursement from any other Party (unless the requesting Party is entitled to indemnification therefor under Article VIII). The covenants contained in this Article VI shall survive the Closing.

6.2                       Post-Closing Confidentiality Obligation of Seller

Seller must treat all information that was in its possession before the Closing Date with respect to the Mac Nut Business (whether or not reduced to writing and whether or not patentable or protected by copyright) as confidential for a period of five (5) years from the Closing Date; provided that the foregoing information does not include information that (i) was or becomes generally available to the public other than as a result of an unauthorized disclosure by Seller, (ii) was or becomes available to Seller on a non-confidential basis without breach of this Agreement, provided that such source is not known to Seller, after reasonably inquiry, to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to Seller by a contractual, legal or fiduciary obligation known to Seller, after reasonably inquiry, (iii) which is required to be and actually is disclosed, under applicable Law, provided that Seller will use reasonable efforts under the circumstances to notify Buyer of such requirement and cooperate with Buyer so as to provide Buyer the opportunity to obtain such protective orders or other relief, at Buyer’s expense, as the compelling court or other entity may grant, or (iv) such disclosures as are necessary in order for Seller to enforce the terms of this Agreement.

6.3                       Post-Closing Litigation Support

In the event and for so long as any Party actively is contesting or defending against any Proceeding in connection with (i) any transaction contemplated under this Agreement or any Related Agreement or (ii) any fact situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or before the Closing Date involving a Party, the other Party must provide reasonable cooperation to the contesting or defending Party and its counsel in the contest or defense, make its personnel reasonably available, and provide such testimony and access to its books and records as is reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Article VIII).

6.4                       Post-Closing Adjustments

Both Parties will exercise due diligence in cooperating and making all post-closing adjustments, such as preparing a balance sheet as of the Closing Date, adjusting prorations, and preparing a schedule of book values and tax basis values as of the Closing Date, all of which shall be accomplished no later than thirty (30) days after the Closing Date.

ARTICLE VII.
CONDITIONS TO OBLIGATIONS TO CLOSE

7.1                       Buyer’s Conditions

The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions, provided that Buyer may waive any condition specified in this Section 7.1 only if Buyer executes a writing so stating at or before the Closing:

(a)        Covenants, Representations and Warranties

The respective representations and warranties of Seller set forth in Article III must be true and correct in all material respects (except for those representations and warranties that contain an express materiality qualification, which must be true and correct in all respects) on the date made and at and as of the Closing Date, and Seller must have performed and complied with all of its covenants hereunder in all material respects through the Closing Date, and Buyer must have received a certificate in form and substance satisfactory to Buyer dated as of the Closing Date on behalf of Seller by the president of Seller or an equivalent officer to such effect.

(b)        Consents

Seller must have procured all Required Consents and must have provided evidence of such Required Consents and notices in form and substance reasonably satisfactory to Buyer. Buyer must have received all Governmental Authorizations as are necessary to allow Buyer to operate the Mac Nut Business and the Leased Assets and Purchased Assets from and after the Closing Date.

(c)        Documents to Be Delivered By Seller

The following documents, in form and substance satisfactory to Buyer, must be delivered to Buyer at Closing by Seller:

(1)        bill of sale, duly executed by Seller;

(2)        assignment and assumption agreements, duly executed by Seller, in a form mutually agreeable to both parties;

(3)        assignment of Seller’s Intellectual Property described in Schedule 2.1(j), in due form for recordation with the appropriate Governmental Authority and the License Agreement, each duly executed by Seller;

(4)        vehicle titles and assignments sufficient to transfer title to the Owned and Leased Vehicles to Buyer;

(5)        orchard lease agreement in the form of Exhibit A-1 hereto (the “Orchard Lease Agreement”), duly executed by Seller;

(6)        memorandum of the Orchard Lease Agreement in the form of Exhibit A-2 hereto (the “Memorandum of Lease”), duly executed by Seller;

(7)        processing plant lease agreement in the form of Exhibit B-1 hereto (the “Processing Plant Lease Agreement”), duly executed by Seller;

(8)        memorandum of the Processing Plant Lease Agreement in the form of Exhibit B-2 hereto (the “Memorandum of Plant Lease”), duly executed by Seller;

(9)        the Registration Rights Agreement duly executed by Seller;

(10)     reserved;

(11)     originals (to the extent available) or copies of the Acquired Contracts and Seller Permits;

(12)     if applicable, executed non-foreign certificates in accordance with Section 1445 of the Code and the regulations issued thereunder;

(13)     State of Hawaii Department of Taxation Form G-8A, Report of Bulk Sale or Transfer, duly executed by Seller, together with the attached certificate of the Director of Taxation of the State of Hawaii, bearing an issuance date no earlier than ten (10) days before Closing;

(14)     Tax Clearance Certificate (Form A-6) issued by the Hawaii State Department of Taxation no earlier than fifteen (15) days before Closing;

(15)     Hawaii State Tax Form N-289, duly executed by Seller;

(16)     Conveyance Tax Certificates relating to the Orchard Lease Agreement and Processing Plant Lease Agreement, duly executed by Seller;

(17)     the Required Consents (as listed in Exhibit F);

(18)     payoff and release letters relating to liens on the Purchased Assets;

(19)     the Books and Records;

(20)     certificate of Secretary of Seller duly executed by Seller;

(21)     originals of lien releases, including Uniform Commercial Code Termination Statements, executed by Rabobank in connection with any Security Interests on the Purchased Assets in favor of Rabobank;

(22)     stock powers and assignment of membership interests, as applicable, relating to NewCo1 and NewCo2, duly-executed by Seller; and

(23)     such other certificates, instruments of sale, transfer, conveyance, and assignment or other documents reasonably requested by Buyer and as otherwise necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities, or as Buyer may reasonably request to consummate the transactions contemplated by this Agreement and the Related Agreements and to vest in Buyer full and complete title to the Purchased Assets, free and clear of all encumbrances.

(d)        Financial Condition

Each of the following must be true and complete as of the Closing Date:

(1)        All respective Security Interests securing debts of Seller relating to the Purchased Assets shall be paid in full before, or at, the Closing; and

(2)        No unsatisfied liens for the failure to pay Taxes (except for liens for any current real and personal property taxes and all non-delinquent installments of assessments or bonds) of any nature whatsoever exist concerning the Mac Nut Business.

(e)        No Material Adverse Change

No Material Adverse Effect shall have occurred at any time since December 31, 2005.

(f)         Title to Seller Land

Title Guaranty of Hawaii, Incorporated or such other title company as is acceptable to Buyer (“Title Company”) must have issued to Buyer and Buyer’s lenders an irrevocable commitment to issue to Buyer an ALTA leasehold title insurance policy, in the amount of $5,000,000, insuring that immediately upon Closing Buyer will be the owner of the leasehold interest in the Seller Land, subject only to matters reasonably acceptable to Buyer. Buyer, at Buyer’s discretion, may secure issuance of two different policies, one for the Orchard Lease and one for the Processing Plant Lease.

(g)        Employment Relationships

Buyer must have received from those persons enumerated in Schedule 7.1(g) assurances satisfactory to Buyer with respect to each of the foregoing person’s intentions to enter the employ of Buyer immediately after the Closing, which assurances may include executed offer letters or employments agreements.

(h)        Legal Proceedings

There must be no legal requirement in effect, and no judgment or order must have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Proceeding or arising therefrom, which unduly delays, enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement or by the Related Agreements, and there must be no Proceeding pending or threatened seeking, or which if successful would have the effect of, any of the foregoing.

(i)         Partnership Approval

Buyer must have received approval of a Majority Interest of the Partnership to close this transaction.

7.2                       Seller’s Conditions

The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions, provided that Seller may waive any condition specified in this Section 7.2 if it executes a writing so stating at or before the Closing Date:

(a)        Covenants, Representations and Warranties

The respective representations and warranties of Buyer set forth in Article IV must be true and correct in all material respects (except for those representations and warranties that contain an express materiality qualification, which must be true and correct in all respects) on the date made and at and as of the Closing Date, and Buyer must have performed and complied with all of its covenants hereunder in all material respects through the Closing, and Seller must have received a certificate dated the Closing Date on behalf of Buyer by the president of Buyer or equivalent officer to such effect.

(b)        Documents to Be Delivered by Buyer

The following documents, in form and substance satisfactory to Seller, must be delivered to Seller at Closing by Buyer:

(1)        unit certificate representing the Units;

(2)        assignment and assumption agreement in a form mutually agreeable to both parties;

(3)        the Orchard Lease Agreement, duly executed by Buyer;

(4)        the Memorandum of Lease, duly executed by Buyer;

(5)        the Processing Plant Lease Agreement, duly executed by Buyer;

(6)        the Memorandum of Plant Lease, duly executed Buyer;

(7)        the Registration Rights Agreement duly executed by Buyer;

(8)        reserved;

(9)        the License Agreement duly-executed by Buyer;

(10)     certificate of Secretary of Buyer duly executed by Buyer;

(11)     reserved;

(12)     County of Hawaii Affidavit for Continuation of Agricultural Dedication (RP Form 19-60(g)) duly-executed by Buyer and notarized; and

(13)     such other certificates, instruments of sale, transfer, conveyance, and assignment or other documents reasonably requested by Seller and as otherwise necessary or appropriate to the transfer of the Purchased Assets and Assumed Liabilities, or as Seller may reasonably request to consummate the transactions contemplated by this Agreement and the Related Agreements.

(c)        Legal Proceedings

There must be no legal requirement in effect, and no judgment or order must have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Proceeding or arising therefrom, which unduly delays, enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated hereby or by the Related Agreements, and there must be no Proceeding pending or threatened seeking, or which if successful would have the effect of, any of the foregoing.

(d)        Approvals by All Members of Seller

Seller shall have received the approvals of all members of Mac Farms and Kapua.

ARTICLE VIII.
SURVIVAL AND INDEMNIFICATION

8.1                       Survival

Regardless of any investigation made by the Parties in connection with this Agreement or by the Related Agreements, any notice to Buyer under Section 5.6, or any waiver of any closing condition set forth in Article VII:

(a)        all representations and warranties set forth in this Agreement or in the Related Agreements (including any certificate delivered at Closing or otherwise in connection with this Agreement and the Related Agreements) shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of 12 months and will not be affected in any way by any examination made for or on behalf of either Party, the knowledge of any of its respective officers, directors, members, employees or agents, or the acceptance of any certificate or other closing document; provided, however, that the Parties’ respective representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.3 (Authorization of Transaction), Section 3.11 (Tax Matters), Section 3.17 (Title to Assets), Section 3.24 (Employee Benefit Plans), Section 4.1 (Organization and Qualification) and Section 4.3 (Authorization of Transaction) will survive the Closing Date for a period ending thirty (30) days after the expiration of the applicable statute of limitations for all Claims that could be asserted by any third party, including Governmental Authorities, with respect to matters addressed in such Sections (all representations and warranties by Buyer and Seller that survive for longer than 12 months are referred to herein as the “Fundamental Representations”);

(b)        all obligations of the Parties under the covenants and agreements contained in this Agreement shall survive the Closing, until all such obligations have been fully performed in accordance with their terms; and

(c)        any written claim for indemnification provided under Section 8.3 based upon a breach of a representation or warranty asserted before the applicable survival period set forth in subsection (a) above, shall survive until final resolution of such Claim.

All certificates delivered by Seller in connection with this Agreement, any Related Agreement or the Closing are deemed to be representations and warranties of Seller for this Article VIII, subject to the same survival period as is set forth in Section 8.1; provided, however, that to the extent such certificates relate to Fundamental Representations, the longer survival period applicable thereto as provided in Section 8.1 applies on a comparable Basis to that certificate. For this Article VIII, no such certificate will be deemed to modify any representation or warranty made under this Agreement or the Related Agreements without Buyer’s prior written consent. No notice to Buyer, after the date hereof but before Closing, of any breach of any representation, warranty, or covenant shall affect or impair any rights to be indemnified as provided herein.

All certificates delivered by Buyer in connection with this Agreement, any Related Agreement or the Closing are deemed to be representations and warranties of Buyer for this Article VIII, subject to the same survival period as is set forth in Section 8.1; provided, however, that to the extent such certificates relate to Fundamental Representations, the longer survival period applicable thereto as provided in Section 8.1 applies on a comparable Basis to that certificate. For this Article VIII, no such certificate shall be deemed to modify any representation or warranty made under this Agreement or the Related Agreements without Seller’s prior written consent. No notice to Seller, after the date hereof but before Closing, of any breach of any representation, warranty, or covenant shall affect or impair any rights to be indemnified as provided herein.

8.2                       Mutual Indemnification

(a)        The Seller shall indemnify, hold harmless, and defend Buyer and each of Buyer’s partners, subsidiaries, affiliates, officers, employees, and agents and their respective successors and assigns (collectively, the “Buyer Indemnitees”), from and against any and all Losses which any Buyer Indemnitee may suffer, sustain or become subject to, as a result of or relating to (including by virtue of any third party’s allegation of):

(1)        the breach (or third party allegation that, if true, would constitute a breach) by Seller of any representation or warranty made by Seller in this Agreement or any Related Agreement or any certificate delivered by Seller in connection with this Agreement or any Related Agreement or the Closing;

(2)        the breach (or third party allegation that, if true, would constitute a breach) by Seller of any covenant or agreement made by Seller in this Agreement or any Related Agreement or any certificate delivered by Seller in connection with this Agreement or any Related Agreement or the Closing;

(3)        any obligation or liability of any kind associated in any way with or attributable to Seller that is not an Assumed Liability, including any and all obligations or Liabilities related to or arising from the operation of the Mac Nut Business or the ownership of the Purchased Assets and the Leases Assets before the Closing (including Liabilities or obligations relating to environmental and worker health and safety compliance matters occurring before the Closing Date);

(4)        any obligation or Liability of any kind arising from or related to noncompliance with applicable fraudulent transfer legal requirements in connection with the transactions contemplated by this Agreement and the Related Agreements, or the Closing; and

(5)        any obligation or Liability of any kind arising under the Worker Adjustment and Retraining Notification Act (WARN), the Hawaii Dislocated Workers Act (Haw. Rev. Stat. Chapter 394B) or any similar statue, rule or regulation as a result of Seller’s termination of its Employees;

provided, however, that Seller shall not be obligated to indemnify, hold harmless, and defend Buyer or any Buyer Indemnitees, unless the aggregate of all Losses of all Buyer Indemnitees subject to indemnification hereunder exceeds One Hundred Thousand Dollars ($100,000), in which case Buyer Indemnitees shall be entitled to recover all Losses in excess of such amount, subject to the terms of the last paragraph of Section 8.3 hereof. The foregoing limitation does not apply to any Seller indemnification obligation arising out of, relating to or resulting from fraud or intentional misrepresentation by Buyer.

(b)        Buyer shall indemnify, hold harmless, and defend Seller and each of Seller’s members, subsidiaries, affiliates, officers, directors, employees, and agents and their respective successors and assigns (collectively, the “Seller Indemnitees”), from and against any and all Losses which any Seller Indemnitee may suffer, sustain or become subject to, as a result of or relating to (including by virtue of any third party’s allegation of):

(1)        the breach (or third party allegation that, if true, would constitute a breach) by Buyer of any representation or warranty made by Buyer in this Agreement or any Related Agreement or any certificate delivered by Buyer in connection with this Agreement or any Related Agreement or the Closing;

(2)        the breach (or third party allegation that, if true, would constitute a breach) by Buyer of any covenant or agreement made by Buyer in this Agreement or any Related Agreement or any certificate delivered by Buyer in connection with this Agreement or any Related Agreement or the Closing;

(3)        any obligation or liability of any kind associated in any way with or attributable to Buyer that is an Assumed Liability, including any and all obligations or Liabilities related to or arising from the operation of the Mac Nut Business or the ownership of the Purchased Assets and the Leased Assets from and after the Closing (including Liabilities or obligations relating to environmental and worker health and safety compliance matters occurring on or after the Closing Date);

provided, however, that Buyer is not be obligated to indemnify Seller or any Seller Indemnitees unless the aggregate of all Losses of all Seller Indemnitees under such clauses exceed One Hundred Thousand Dollars ($100,000), in which case Seller Indemnitees are entitled to recover all Losses in excess of such amount, subject to the terms of the last paragraph of Section 8.3 hereof. The foregoing limitation does not apply to any Buyer indemnification obligation arising out of, relating to or resulting from fraud or intentional misrepresentation by Seller.

(c)        Seller shall be liable to a Buyer Indemnitee concerning Claims referred to in Section 8.2(a) only if such Buyer Indemnitee gives written notice thereof under Sections 8.3(a) and 10.2 to Seller before the expiration of the survival period, as set forth in Section 8.1, applicable to such Claim.

(d)        The Buyer shall only liable to a Seller Indemnitee concerning Claims referred to in Section 8.2(b) only if such Seller Indemnitee gives written notice thereof under Sections 8.3(a) and 10.2 to Buyer before the expiration of the survival period, as set forth in Section 8.1, applicable to such Claim.

8.3                       Procedure for Indemnification

(a)        If any Seller Indemnitee or Buyer Indemnitee seeks indemnification under Section 8.2, such party (the “Indemnified Party”) must give written notice to Buyer or Seller, as applicable (the “Indemnifying Party”), of the facts and circumstances giving rise to the Claim (a “Claim Notice”), as promptly as practicable, but in any event (1) before the expiration of the survival period for such Claim as provided in Section 8.1 and (2) if such Claim relates to the assertion against an Indemnified Party of any Claim or dispute by a third party (a “Third Party Claim”), within 30 days after receipt by the Indemnified Party of written notice of a legal process relating to such Third Party Claim; provided, however, that, with respect to the time limits set forth in the foregoing clause (2), no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any obligation under this Article VIII except to the extent that the Indemnifying Party is materially and adversely affected thereby. Any such Claim Notice must describe the nature of the Claim in reasonable detail to the extent known to the Indemnified Party, the amount thereof if then ascertainable, and the provision or provisions of this Agreement or any Related Agreements on which the Claim is based.

(b)        Unless the Claim described in the Claim Notice is contested by the Indemnifying Party by written notice to the Indemnified Party, given within 20 days of the receipt of the Claim Notice, the Indemnified Party is conclusively deemed to be entitled to indemnity for such Claim under this Article VIII. If, within that 20-day period, the Indemnifying Party contests the Claim in writing to the Indemnified Party, then the Indemnified Party and Indemnifying Party, acting in good faith, must attempt to reach agreement with respect to such Claim. If that agreement cannot be reached, then that Claim must be resolved by a court of competent jurisdiction unless earlier settled by the Parties. If the Parties reach agreement on such Claim, a memorandum setting forth such agreement must be prepared and signed by the Parties, and the amount of such settlement must be paid as provided therein.

(c)        (i)   Subject to Section 8.3(d), an Indemnifying Party has the right, upon written notice given to the Indemnified Party within 15 days after receipt of a Claim Notice relating to a Third Party Claim, to assume the defense or handling of such Third Party Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 8.3(c)(ii) govern.

(ii)       The Indemnifying Party must select counsel to conduct the defense or handling of such Third Party Claim reasonably satisfactory to the Indemnified Party. The Indemnifying Party must defend or handle such Third Party Claim in consultation with the Indemnified Party and in such manner as is reasonable under the circumstances and must keep the Indemnified Party timely apprised of the status of such Third Party Claim. The Indemnifying Party must not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim, unless (A) the settlement (I) is for monetary damages only, (II) is contained in a written agreement, and (III) provides an unconditional release and discharge of the Indemnified Party and the Indemnified Party has no reasonable, good faith objection to the form or substance of such discharge and release, and (B) the Indemnified Party must not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could adversely impact the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Indemnified Party (which, with respect to Buyer, shall include the prospects of the Mac Nut Business or the Leased Assets or Purchased Assets) or could establish or contribute to a precedential custom or practice which could have a material adverse effect on the continuing business interests of the Indemnified Party (which, with respect to Buyer, shall include the prospects of the Mac Nut Business or the Purchased Assets); provided, however, that if the Indemnified Party objects under the foregoing clause (B) to a proposed settlement that is bona fide and contained in writing and that would, but for such objection, have been final, valid and binding on the party or parties asserting such Third Party Claim, then the maximum liability of the Indemnifying Party for indemnification in respect of such Third Party Claim (notwithstanding the amount of any later settlement or resolution thereof) is limited to the dollar amount of such proposed settlement. Notwithstanding any other provision of this Agreement, under no circumstances does the Indemnifying Party have any authority to settle any Third Party Claim if such settlement would require any payment by or other obligation of the Indemnified Party. If the Indemnifying Party defends or handles such Third Party Claim, the Indemnified Party must cooperate with the Indemnifying Party. The Indemnified Party is entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party must not, without the prior written consent of the Indemnifying Party (which consent must not be unreasonably withheld or delayed), agree to a settlement of any Third Party Claim that is being defended and handled by the Indemnifying Party under this Section 8.3(c)(ii).

(d)        (i)   If (A) the Indemnifying Party does not give written notice to the Indemnified Party, within 15 days after receipt of the notice from the Indemnified Party of a Third Party Claim, stating that (1) the Indemnifying Party has elected to assume the defense or handling of such Third Party Claim and (2) the Indemnifying Party acknowledges that any Losses or other obligations incurred by the Indemnified Party that may arise from such Third Party Claim constitute Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Party hereunder (subject to the limitations in Section 8.2); (B) at any time the Indemnifying Party fails to carry out such defense or handling diligently and in such manner as is reasonable under the circumstances; (C) the Third Party Claim involves other than only money damages; (D) the circumstances surrounding the matter could, in the good faith judgment of the Indemnified Party, result in a material adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of any of the Indemnified Party (which, with respect to Buyer, shall include the prospects of the Mac Nut Business or the Leased Assets or Purchased Assets); (E) the matter involves or affects any Taxes or Tax Return of the Indemnified Party or an affiliated group of which the Indemnified Party is a member; or (F) the

Indemnified Party has reasonably determined, upon advice of counsel, that having common counsel with the Indemnifying Party would present such counsel with a conflict of interest or that, upon advice of counsel, there may be legal defenses available to such Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the provisions of Section 8.3(d)(ii) govern.

(ii)       The Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably satisfactory to the Indemnifying Party to defend or handle such Third Party Claim in a manner that is reasonable under the circumstances; provided, however, that the Indemnified Party must keep the Indemnifying Party timely apprised of the status of such Third Party Claim. The Indemnified Party must not settle such Third Party Claim without the prior written consent of the Indemnifying Party (which consent must not be unreasonably withheld or delayed). If the Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party must cooperate with the Indemnified Party, at the Indemnifying Party’s expense. The Indemnified Party is entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at the Indemnifying Party’s expense. In addition, in the event that the Indemnifying Party is not permitted to assume the defense of a Third Party Claim solely by virtue of clause (C) or (D) of paragraph (d)(i) above, then the Indemnifying Party is permitted to pursue, at its own expense, settlement discussions directly with any other parties involved in such Third Party Claim. Notwithstanding the preceding sentence, the Indemnifying Party must not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim, unless (A) the settlement is for monetary damages only, and with respect to Claims by any Indemnified Party provides an unconditional release and discharge of the Indemnified Party and the Indemnified Party has no reasonable good faith objection to the form or substance of such discharge and release and (B) the Indemnified Party must not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could adversely impact the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Indemnified Party (which, with respect to Buyer, shall include the prospects of the Mac Nut Business or the Leased Assets or Purchased Assets) or could establish or contribute to a precedential custom or practice which could have a Material Adverse Effect on the continuing business interests of the Indemnified Party (which, with respect to Buyer, shall include the interests of the Mac Nut Business or the Purchased Assets); provided, however, that if the Indemnified Party objects under the foregoing clause (B) to a proposed settlement that is bona fide and contained in writing and that would, but for such objection, have been final, valid and binding on the party or parties asserting such Third Party Claim, then the maximum liability of the Indemnifying Party for indemnification in respect of such Third Party Claim (notwithstanding the amount of any later settlement or resolution thereof) is limited to the dollar amount of such proposed settlement. Notwithstanding any other provision of this Agreement, if such Losses are subject to the terms of the last paragraph of Section 8.2(a) or (b), as applicable, under no circumstances does the Indemnifying Party have any authority to settle any Third Party Claim without the prior written consent of the Indemnified Party if such settlement would require any payment by or other obligation of the Indemnified Party or any other party.

(iii)      The aggregate maximum of all Losses of Buyer Indemnitees and Seller Indemnitees, respectively, shall not exceed Two Million Dollars ($2,000,000), unless such Losses arise out of, relate to or result from (i) fraud or intentional misrepresentation by Seller or Buyer, respectively, (ii) Assumed Liabilities, (iii) Excluded Assets, (iv) the calculation, payment or issuance of any consideration payable to Seller under this Agreement or any Related Agreement (including cash or the Units), or (v) the failure by Seller to deliver to Buyer possession or ownership, as applicable, of any or all of the Purchased Assets.

ARTICLE IX.
TERMINATION

9.1                       Termination of Agreement

This Agreement may or must, as applicable, terminate as follows:

(a)        Buyer and Seller may terminate this Agreement by mutual written consent at any time before the Closing;

(b)        Buyer may terminate this Agreement by giving written notice to Seller at any time before the Closing in the event Seller is in breach of any representation, warranty, or covenant contained in this Agreement or any Related Agreement in any material respect and such breach has not been cured within fifteen (15) calendar days after receipt of written notice thereof;

(c)        Seller may terminate this Agreement by giving written notice to Buyer at any time before the Closing in the event Buyer is in breach of any representation, warranty, or covenant contained in this Agreement in any material respect and such breach has not been cured within fifteen (15) days calendar days after receipt of written notice thereof;

(d)        by either Buyer or Seller if satisfaction of a closing condition of the terminating Party is impossible; provided, however, that a Party does not have the right to terminate this Agreement under this Section 9.1(d) if such Party’s breach of any obligation under this Agreement or any Related Agreement has been the primary cause of the failure of the Closing to occur on or before the Closing Date; and

(e)        Buyer or Seller may terminate this Agreement if the Closing does not occur by October 31, 2007; provided, however, that a Party does not have the right to terminate this Agreement under this Section 9.1(e) if such Party’s breach of any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before the aforementioned date.

(f)         Either party may terminate this Agreement in its sole discretion at any time after the date which is fourteen (14) Business Days after the date of this Agreement, and which is no later than five (5) Business Days after the date on which the other party has given the written notice provided for in Section 5.9(b) that its has waived its rights to terminate the Agreement, without any liability or obligation hereunder or otherwise, whatsoever.

(g)        Either party may terminate this Agreement without any liability or obligation hereunder or otherwise, in its sole discretion, at any time, if (i) Seller elects not to provide to the SEC (or permit Buyer to provide to the SEC) any additional information that may be requested by the SEC in order to prepare audited financial statements of Seller or to include other financial data of Seller in Buyer’s “Request for Substitution of Abbreviated Financial Information” to the SEC or in the Proxy Statement pursuant to the proviso contained in the fourth sentence of Section 5.9(d) and (ii) such additional information, audited financial statements or other financial data is required by the SEC to grant the SEC Preliminary Approval and/or to clear the Proxy Statement.

9.2                       No Effect on Indemnification Rights

No termination of this Agreement or any Related Agreement alters, affects, modifies, or restricts any Party’s rights to rely on or seek indemnification for a breach of any of the representations and warranties or conditions or covenants of any of the Parties contained in this Agreement or any Related Agreement before such termination.

ARTICLE X.
MISCELLANEOUS PROVISIONS

10.1                Press Releases and Announcements

Buyer may be required by law to disclose the existence and material terms of this Agreement by filing a Form 8-K or other filing with the SEC. Seller acknowledges and agrees that Buyer may file a copy of this Agreement in such Form 8-K or other filing with the SEC. Thereafter, unless required by the SEC, neither Party shall issue any other press release or public announcement or disclosure of the existence or terms of this Agreement or the Related Agreements, amendments, or the transactions contemplated hereby or thereby, without the prior written approval of the other Party, which written approval must not be unreasonably withheld, conditioned, or delayed.

10.2                Notices

All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (i) when personally delivered to the party to be given such notice or other communication; (ii) on the business day that such notice or other communication is sent by facsimile, email or similar electronic means, fully prepaid, which facsimile or similar electronic communication shall promptly be confirmed by written notice; (iii) on the third business day following the date of deposit in the United States mail if such notice or other communication is sent by certified or registered mail with return receipt requested and postage thereon fully prepaid; or (iv) on the business day following the day such notice or other communication is sent prepaid by reputable overnight courier, to the following:

Buyer:	ML Macadamia Orchards, L.P. 26-238 Hawaii Belt Road, Hilo, Hawaii 96720
	Phone:	(808)-969-8052
	Fax:	(808)-969-5152
	Attention:	Dennis J. Simonis
w/copy to:	Carlsmith Ball LLP 1001 Bishop Street, Suite 2200 Honolulu, Hawaii 96813
	Phone:	(808) 523-2501
	Fax:	(808) 523-0842
	Attention:	James H. Case, Esq.
Seller:	Mac Farms of Hawaii, LLC/ Kapua Orchard Estates, LLC c/o Sparks Corp. 775 Ridge Lake Boulevard, Suite 450 Memphis, Tennessee 38120
	Phone:	(901) 766-4412
	Fax:	(901) 328-2777
	Attention:	Robert D. Sparks

w/copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 165 Madison Avenue, Suite 2000 Memphis, Tennessee 38103
	Phone:	(901) 577-2306 or (901) 577-2274
	Fax:	(901) 577-0853 or (901) 577-4203
	Attention:	John E. Kruger, Esq. Mark A. B. Carlson, Esq.

Any Party may change its address for this Section 10.2 by giving written notice to the other Party, under the terms hereof.

10.3                Specific Performance

Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement or any Related Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party is entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

10.4                Remedies Not Exclusive

Except as otherwise provided in Article VIII, any Party’s use of any remedy specified herein for the enforcement of this Agreement or any Related Agreement is not exclusive and does not deprive such Party of, or limit the application of, any other remedy provided by law, at equity or otherwise.

10.5                Exercise of Remedies

The exercise of any right or remedy by either Party under this Agreement or any Related Agreement does not in any way constitute a cure or waiver of any default hereunder, invalidate any act done under any notice of default, or prejudice either Party in the exercise of any of their respective rights under this Agreement or any Related Agreement.

10.6                Costs and Expenses

Except as otherwise provided herein, each Party must bear its own costs and expenses (including legal fees and disbursements) incurred in connection with this Agreement or any Related Agreement and the transactions contemplated hereby.

10.7                Waiver

No waiver of any of the provisions of this Agreement or any Related Agreement is to be deemed to constitute a waiver of any other provision, whether or not similar, nor does any waiver constitute a continuing waiver. No waiver is binding unless executed in writing by the Party making the waiver.

10.8                Attorneys’ Fees and Disbursements

Each Party must bear its own attorneys’ fees and disbursements arising out of or in any way related to this Agreement or any Related Agreement incurred on or before the effective date of this Agreement, except as otherwise provided herein. Further, if, however, after the effective date of this Agreement, a

Party or Parties bring(s) an action to enforce or interpret it, whether in tort, contract or otherwise, the prevailing Party or Parties in that action is entitled to recover from the unsuccessful Party or Parties reasonable attorneys’ fees and disbursements incurred in the prosecution or defense of said litigation as determined by a court of competent jurisdiction.

10.9                Further Assurances

Each Party must execute and deliver any and all additional assurances, documents, and other papers, and must do any and all acts and things reasonably necessary in connection with the performance of its duties, obligations and responsibilities under this Agreement or any Related Agreement and to carry out the intent of the Parties.

10.10         Confidentiality

Except as otherwise provided in Section 10.1 of this Agreement or any Related Agreement, the conditions, covenants, provisions and terms of this Agreement must be kept in strict confidence by Parties and neither Party is to disclose to a Person the circumstances, details and facts of this Agreement or any Related Agreement unless required by any federal or state Law, including, but not limited to, in connection with any state or federal inquiry or investigation, or in the event of litigation between the Parties, or with third parties, but only to the extent necessary to comply with such Law or to conduct such litigation, and subject to all reasonable, available restrictions upon further disclosure.

10.11         Entire Agreement

This Agreement, including the Disclosure Schedules and the exhibits and annexes to this Agreement constitute the entire agreement, contract and understanding of the Parties with respect of the subject matter hereof and any and all prior negotiations, agreements, contracts, covenants, promises, representations, understandings or warranties, whether oral or written, express or implied, are hereby terminated and canceled in their entirety and are of no further force or effect.

10.12         Modification

No amendment or modification of this Agreement or any Related Agreement is valid unless in writing and signed by the Parties.

10.13         Governing Law

All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the Laws of the State of Hawaii without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Hawaii.

10.14         Construction

(a)        The Parties have negotiated this Agreement as Persons of equal sophistication and equal bargaining power; the rule of interpreting ambiguities against the drafter therefore is inapplicable. This Agreement is to be fairly and equitably construed as the joint product of the Parties.

(b)        In this Agreement, the masculine, feminine, or neuter gender and the singular or plural number is deemed to include the other whenever the context so requires, and “shall”, “must” and “agrees” are mandatory, and “may” is permissive.

(c)        The captions appearing at the commencement of the provisions of this Agreement are descriptive only and for convenience in reference. If there is any conflict between any such caption and the provision at the head of which it appears, then the provision, and not the caption, controls and governs in the construction of this Agreement.

(d)        The Parties acknowledge, understand, and agree that their respective agents and representatives executing this Agreement on behalf of each of Parties are learned and conversant in the English language, and that the English language controls the construction, enforcement, governance, interpretation, and performance of this Agreement.

(e)        Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph, or Clause), Annex, Exhibit, or Schedule, such reference is a section (or article, subsection, paragraph, subparagraph, or clause) of, or an annex, exhibit, or schedule to, this Agreement.

(f)         Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Whenever the conjunction “or” is used in this Agreement, it is deemed, as the context indicates, to be inclusive (i.e., “A or B” means A, B, or A and B) and not exclusive (i.e., “A or B” means A or B, but not A and B), thereby avoiding the use of “and/or” to show the intended inclusiveness.

(g)        Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language is not deemed to modify, limit, or restrict the construction of the general statement that is being clarified or illustrated.

(h)        All Schedules and Exhibits, if any, described in this Agreement and attached hereto are by this reference incorporated fully herein; the words “this Agreement” must be considered to include all such Schedules and Exhibits, if any.

10.15         Partial Invalidity

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions nevertheless continue in full force without being impaired or invalidated in any way.

10.16         Binding Effect

This Agreement inures to, and for the benefit of, and is binding upon, each Party’s respective parent, subsidiary, agents, assignees, directors, employees, joint venturers, members, officers, partners, predecessors, representatives, servants, shareholders, successors, and all others acting for, under, or in concert with it, past, present, and future.

10.17         Assignment

Neither Buyer nor Seller may assign any of its rights or obligations hereunder without the prior written consent of the other Party. Notwithstanding the foregoing, Buyer may pledge its rights and obligations under this Agreement to its lenders in connection with financing arrangements pertaining to this transaction, subject to Seller’s prior written approval, which approval shall not be unreasonably withheld, delayed, denied, or conditioned. Further, notwithstanding the foregoing, Seller may assign its rights and obligations under this Agreement with respect to the Leased Assets to any third party to whom it sells all or part of the Seller Land; provided, however, that the buyer of the Seller Land, in whole or in part, agrees to purchase such Seller Land subject to the terms of this Agreement.

10.18         Time of the Essence

Time is of the essence to this Agreement with respect to the performance by each Party of its duties, obligations and responsibilities under this Agreement, and also each and every condition, covenant, provision and term of this Agreement.

10.19         Counterparts/Facsimiles

This Agreement may be executed in counterparts, each of which is deemed an original, and such counterparts constitute one and the same instrument, which may be sufficiently evidenced by a counterpart. A facsimile, telecopy, PDF, or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by facsimile, PDF e-mail, or similar instantaneous electronic transmission device under which the signature of or on behalf of such Party can be seen, and such execution and delivery is to be considered valid, binding and effective for all purposes. At the request of any Party, the Parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

10.20         Waiver of Right to Jury Trial

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AS AGAINST THE OTHER PARTY HERETO ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN THE UNITED STATES OF AMERICA IN RESPECT OF ANY CIVIL ACTION ARISING UNDER THIS AGREEMENT. EACH PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.21         Dispute Resolution

(a)        Pre-Closing Disputes.   If there is any Dispute asserted by either Party before the Closing Date, then, to the extent permitted by Law, the Parties agree that all actions or Proceedings arising in connection with that Dispute must be tried and litigated only in the state and federal courts located in the State of Hawaii. That choice of venue is mandatory and not permissive in nature, thereby precluding the possibility of jurisdiction or venue other than specified in this Section 10.21(b). To the extent permitted by law, (a) the Parties hereby waive any right each may have to assert the doctrine of forum non conveniens or to object to venue for any Proceeding brought in accordance with this Section 10.21(b); and (b) the Parties stipulate that the state and federal courts located in the State of Hawaii will have in personam jurisdiction and venue over the Parties for the litigation of any Dispute arising out of or related to this Agreement asserted by either Party before the Closing Date. Service of process sufficient for personal jurisdiction in any action against any Party hereto may be made by registered or certified mail, to its address indicated herein. Each Party agrees that any final judgment rendered against it in any action or proceeding will be conclusive as to the subject of such final judgment, and it may be enforced in other jurisdictions in any manner provided by law.

(b)        Post-Closing Disputes.   If there is any Dispute (as defined in Section B of Exhibit E) asserted by either Party after the Closing Date, that Dispute must be resolved in accordance with the ADR Provisions set forth in Exhibit E. Each Party agrees that the ADR Provisions set forth in Exhibit E constitute the sole method of seeking redress against the other Party after the Closing Date.

10.22         Effective Date

This Agreement becomes effective upon the date first written above immediately after its execution by all Parties.

10.23         Reserved

10.24         Retention of, and Access to, Books and Records and Return of Documents

After the Closing Date, Buyer shall retain, for a period of five (5) years, those Books and Records of Seller delivered to Buyer. Buyer shall also provide Seller and its representatives reasonable access thereto for a period of five (5) years after Closing, during normal business hours and on at least two (2) days’ prior written notice, to enable Seller to prepare financial statements or tax returns or deal with tax audits or other business matters relating to the pre-closing business of Seller, including, but not limited to, compliance with Seller’s indemnity obligations hereunder.

In the event that the transactions contemplated by this Agreement do not close, then, in any such event, Buyer hereby agrees to promptly return to Seller all documents furnished by Seller to Buyer, for review by Buyer, including, but not limited to, the draft schedules 2.1(a) - 7.1(g) and the reports referenced therein.

10.25         Limitation of Liability

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY CLAIM AGAINST THE OTHER PARTY FOR PUNITIVE, SPECIAL, INCIDENTAL, EXEMPLARY, AND CONSEQUENTIAL DAMAGES.

The signature page directly follows; the remainder of this page is intentional left blank.

The Parties are signing this Acquisition Agreement on the dates written below, but effective as of the date indicated in the introductory paragraph.

BUYER:
ML MACADAMIA ORCHARDS, L.P., a Delaware limited partnership
By:
Dated: , 2007	Name: Dennis J. Simonis
Title: President
SELLER:
MAC FARMS OF HAWAII, LLC, a Delaware limited liability company
Dated: , 2007	By:
Name: Robert D. Sparks
Title: Chairman of the Board
KAPUA ORCHARD ESTATES, LLC, a Delaware limited liability company
	By:	MFH Investors, LLC, its manager
By:
Name: Jeff Gilbrech
Title: Vice-President

FIRST AMENDMENT TO ACQUISITION AGREEMENT

This First Amendment to Acquisition Agreement (the “Amendment”) is executed as of July 19, 2007, by Mac Farms of Hawaii, LLC, a Delaware limited liability company (“Mac Farms”) and Kapua Orchard Estates, LLC, a Delaware limited liability company (“Kapua”), (both collectively sometimes called “Seller”), and ML Macadamia Orchards, L.P. (“MLP” or “Buyer”), a Delaware limited partnership, with reference to the following facts:

A.   Effective as of May 24, 2007, Mac Farms, Kapua and Buyer executed an Acquisition Agreement (the “Agreement”) providing for the acquisition by Buyer of certain personal property assets and the subleasing, leasing or otherwise acquiring rights of use from Seller for those real property assets used by Seller in connection with its macadamia nut operations, all as more particularly set forth in the Agreement. Unless otherwise defined herein, the capitalized terms in this Amendment shall have the same meaning as set forth in the Agreement.

B.   Section 5.9(a) of the Agreement required Buyer to seek SEC Preliminary Approval to permit the filing of certain abbreviated financial information in the Proxy Statement, which would be sent to Unitholders, and the Form 8-K, which would be required to be filed with the SEC by Buyer upon consummation of the acquisition under the Agreement (the “Form 8-K”). Section 5.9(c) and Section 9.1(f) of the Agreement contained rights to terminate the Agreement in the event the SEC Preliminary Approval was not timely obtained.

C.   Although Buyer timely sought the SEC Preliminary Approval, it obtained relief from the SEC only with respect to the financial information to be included in the Proxy Statement, but did not obtain any relief from the SEC with respect to the financial information to be included in the Form 8-K. In light of the failure to obtain the SEC Preliminary Approval, the Parties have determined not to terminate the Agreement and to attempt to provide audited financial statements in the Proxy Statement and the Form 8-K.

D.   In order to prepare the necessary financial statements and to obtain an audit thereon, the Parties have agreed to extend the time for closing the transaction, to take such other actions as set forth in this Amendment and to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, the Parties have agreed as follows:

1.    Article 1 of the Agreement is amended to add the following new definitions:

“Average Closing Price” means the average closing price per unit of the units of MLP on the New York Stock Exchange for the ten (10) trading days immediately preceding the date upon which approval of this transaction by a Majority Interest of the Partnership is obtained.

“Buyer Material Adverse Effect” means any condition, event, circumstance, change, or effect, which, since March 31, 2007, individually or in the aggregate, has had, or could reasonably be expected to have a material adverse effect on the business, assets, properties, results of operation or financial condition or prospects of Buyer. However, neither (i) a decrease in the market price of the units of MLP by itself, nor (ii) a decrease in the Spot Price, as defined herein, by itself, or the effects resulting from either of these events shall be deemed a Buyer Material Adverse Effect. Notwithstanding the foregoing, the cause of a decrease in the market price of units of MLP could be a Buyer Material Adverse Effect, if it otherwise meets the definition thereof. For example, if a portion of Buyer’s nut trees are destroyed and the market price of units of MLP dropped as a result thereof, then the mere drop in the market price would not be a Buyer Material Adverse Effect, but the destruction of the trees (i.e., the “cause” of the price reduction) could be a Buyer Material Adverse Effect.

“Floor Price” means U.S. $4.72 per unit of MLP.

“Spot Price” shall mean the average of the spot price per pound for bulk premium (Hawaiian and Australian) Style II Raw Macadamia Nuts (FOB West Coast) for a container load and the spot price per pound for bulk premium (Hawaiian and Australian) Style II Raw Macadamia Nuts (FOB West Coast) for a pallet load.

“Spot Price Adjustment” shall be the difference between the $3.25 and the Spot Price on the Closing Date times the number of pounds of marketable bulk premium (Hawaiian and Australian) Style II Raw or Roasted Macadamia Nuts in Seller’s inventory on the Closing Date.

“Unit Price Adjustment” shall mean the difference between the Floor Price and the Average Closing Price times 650,000.

2.    Section 2.6 of the Agreement is amended to read as follows: “2.6

Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Carlsmith Ball, ASB Tower, Suite 2200, 1001 Bishop Street, Honolulu, Hawaii, 96813, ten (10) Business Days, after Buyer receives the approval of a Majority Interest of the Partnership to close this transaction or at such other date or place as Buyer and Seller may mutually determine (the “Closing Date”). The Closing Date may be postponed by either Party provided that the Closing Date shall not be later than December 31, 2007, without the approval, in writing, of both Parties.”

3.    Section 2.8(d) of the Agreement is amended to change the date “September 30, 2007” to the Closing Date and to change the date “October 31, 2007” to December 31, 2007.

4.    Section 2.9 of the Agreement is added and shall read as follows:

“2.9               Unit Price Adjustment

In the event that the Average Closing Price is less than the Floor Price, Seller shall also have a right to terminate this Agreement by complying with the provisions of this Section, subject, however, to Buyer’s further rights as set forth in this Section. In the event Seller wishes to terminate this Agreement under this Section, then Seller must give written notice to Buyer of its election to terminate the Agreement on or before 3:00 p.m. Honolulu time on the second Business Day after Seller’s receipt of written notice from Buyer of the approval of a Majority Interest of the Partnership having been obtained at a Unitholders’ meeting. In the event Seller elects to terminate this Agreement, then the Buyer shall have a right to elect to avoid termination by agreeing to pay to Seller the Unit Price Adjustment, which will be payable in cash in addition to but as a part of the Cash Payment on the Closing Date. Buyer must give written notice of its election to avoid Seller’s termination under this Section on, or before, three (3) Business Days after receipt by Buyer of Seller’s written notice of termination. If Buyer provides such notification, then Buyer shall be obligated to pay the Unit Price Adjustment. For example, if the Average Closing Price is $4.75 and the Floor Price is $4.80 then Buyer would pay an additional $32,500 in cash as the Unit Price Adjustment ($.05 times 650,000) on the Closing Date.”

5.    Section 2.10 of the Agreement is added and shall read as follows:

“2.10           Spot Price Adjustment

If on the day immediately preceding the day which Buyer obtains approval of this transaction by a Majority Interest of the Partnership at a Unitholders meeting, the Spot Price shall be less than U.S. $3.25 per pound, then Seller shall also have a right to terminate this Agreement by complying with the provisions of this Section, subject, however, to the Buyer’s further rights as set forth in this Section. In the event Seller wishes to terminate this Agreement under this Section, Seller must provide written notice to Buyer of its election to terminate this Agreement on or before 3:00 p.m. Honolulu-time on the second Business Day, after Seller’s receipt of written notification from Buyer of the approval of a Majority Interest of the

Partnership having been obtained at a Unitholders’ meeting. Such notice shall also contain backup information justifying the claimed Spot Price. In the event Seller elects to terminate this Agreement under this Section, then the Buyer shall have a right to elect to avoid termination by agreeing to pay to Seller the Spot Price Adjustment, if any. In the event Buyer elects to avoid termination, then Buyer must notify Seller on, or before, three (3) Business Days after receipt by Buyer of Seller’s written notice of termination, that Buyer elects to avoid termination and agrees to pay the Spot Price Adjustment, if any, and the termination shall not occur. An election by Buyer to avoid the alleged termination by Seller under this Section shall not be deemed an agreement by Buyer that Seller has a right to terminate or that the Spot Price claimed by Seller is accurate. The Spot Price and the Spot Price Adjustment shall be determined as of the Closing Date as part of the True-Up process under Section 2.3(a)(1) of this Agreement and shall be paid in cash to Seller in addition to, and as part of, the payments, which may otherwise be required as part of the True-Up. For example, in the event the Spot Price on the Closing Date is $3.00 and there is 20,000 pounds of marketable inventory of bulk premium (Hawaiian and Australian) Style II Raw and Roasted Macadamia Nuts on the Closing Date, then the Spot Price Adjustment would be $.25 per pound ($3.25 less $3.00) times 20,000 pounds or $5,000. No adjustment or payment under this Section shall be made relating to or on account of any other item or category of inventory other than bulk premium (Hawaiian and Australian) Style II Raw or Roasted Macadamia Nuts.”

6.    Section 5.9 of the Agreement is amended to read as follows:

“5.9               SEC Compliance.

(a)  On or before the execution of this Amendment, Mac Farms shall engage Grant Thornton LLP or another qualified independent accounting firm reasonably approved by Buyer (“Seller’s Accountants”) to assist Mac Farms to prepare the SEC Financial Statements (as defined herein). The term “SEC Financial Statements” shall refer to the consolidated balance sheets of Mac Farms as at December 31, 2006, and December 31, 2005, and the consolidated statements of income and cash flows for Mac Farms for the fiscal years ended December 31, 2006, and December 31, 2005, all prepared in accordance with GAAP and the rules and regulations of the SEC, and with such notes, statements and schedules as may be required thereby. For the avoidance of doubt, the term “Financial Statements” in the Agreement does not include the SEC Financial Statements.

(b) Upon completion of the SEC Financial Statements, Seller shall deliver the SEC Financial Statements to Buyer and on or before such date, Buyer shall engage Accuity LLP (or another qualified independent accounting firm selected by Buyer) (“Buyer’s Accountants”) to audit the SEC Financial Statements. Seller shall use its reasonable efforts to deliver the SEC Financial Statements to Buyer on or before July 24, 2007; provided, however, that notwithstanding any other provision in this Amendment or the Agreement, so long as Seller reasonably cooperates with Buyer’s Accountants as provided in this Section 5.9(b) and uses its reasonable efforts to deliver the SEC Financial Statements to Buyer as provided in this Section 5.9(b), Seller shall have no liability whatsoever to Buyer and shall not be in breach of any representation, warranty, or covenant in this Amendment or the Agreement, in the event that Seller is unable to deliver the SEC Financial Statements to Buyer by July 24, 2007, or ever. From the date of this Amendment and until the delivery by Buyer’s Accountants of their audit report, Seller shall cooperate with Buyer’s Accountants in providing access to and copies of its books, records and other documents and to answer questions and provide information in connection with Buyer’s Accountants’ audit. Seller shall request its counsel to respond to such customary audit inquiries as may be reasonably requested by Buyer’s Accountants concerning contingencies and shall cause its counsel to promptly respond to such inquiries. Seller shall also provide to Buyer’s Accountants such other information, material or statements, including a customary executed management representation letter, as Buyer’s Accountants shall reasonably request in connection with their audit. Notwithstanding the foregoing, Buyer shall not knowingly request and Seller shall not be required to make false or misleading statements in the management representation letter. Seller shall also provide to Buyer’s Accountants, during the audit, responses to reasonable inquiries relating to Seller’s compliance with the financial covenants contained in Seller’s loan agreement. Seller shall also provide to Buyer such interim financial information as may be may be reasonably requested and required to be produced for purposes of the Proxy Statement or Form 8-K. Notwithstanding any other provision in this Amendment or the Agreement, Seller shall not be required to provide to Buyer (or permit Buyer to provide to the Buyer’s Accountants or the SEC) any additional information relating to Seller without Seller’s express agreement or consent (which it shall not unreasonably withhold), even if such additional information is required by the SEC to clear the Proxy Statement.

(c)  Buyer shall (i) reimburse Seller, within ten (10) days after receipt of a reimbursement request from Seller, accompanied by the relevant invoices of the Seller’s Accountants, for all payments of all fees and expenses paid to the Seller’s Accountants by Seller, and (ii) pay all fees and expenses of Buyer’s Accountants in connection with their assistance in preparing the SEC Financial Statements and the audit by Buyer’s Accountants, provided that Buyer shall have the right to review in advance the budget for fees and costs for such work which shall be provided at the time when the accountants are engaged.

(d) As promptly as practicable after the receipt of the SEC Financial Statements and an unqualified audit report issued by Buyer’s Accountants thereon, Buyer shall prepare and file with the SEC a proposed Proxy Statement. Each of Buyer and Seller shall prepare and file with the SEC any other filings as and when required or requested by the SEC. Each of Buyer and Seller will use all reasonable best efforts (i) to respond to any comments made by the SEC with respect to the Proxy Statement and (ii) to have the Proxy Statement cleared by the SEC. Seller shall cooperate with Buyer and the SEC and furnish reasonable information requested by Buyer and the SEC. As promptly as practicable after clearing all SEC comments to the Proxy Statement, Buyer shall mail the Proxy Statement to Buyer’s Unitholders. The Proxy Statement shall include the recommendation of the Board of Directors of Seller that adoption of this Agreement and the transactions contemplated hereby by Buyer’s Unitholders are advisable and in the best interests of Buyer. No amendment or supplement to the Proxy Statement will be made by Buyer without the approval of Seller (which approval shall not be unreasonably withheld, conditioned, or delayed).

(e)  The information supplied by Seller for inclusion in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading. The information supplied by Buyer for inclusion in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading. All documents that Buyer is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Law.”

7.    Subsection 7.1(j) is added to the Agreement and shall read as follows:

“(j) Receipt of Audited SEC Financial Statements.

Buyer shall have received the SEC Financial Statements and an unqualified audit report issued by Buyer’s Accountants thereon as well as a consent issued by Buyer’s Accountants permitting use of its audit report on the SEC Financial Statements in the Proxy Statement and the Form 8-K.”

8.    Subsection 7.2(e) is added to the Agreement and shall read as follows:

“7.2(e) No Material Adverse Change.   No Buyer Material Adverse Effect shall have occurred, nor shall any termination by Seller, pursuant to Section 2.9 and/or 2.10 hereof, have occurred, which Buyer has not elected to avoid, pursuant to the terms and conditions of either or both of those sections, as applicable.”

9.    Section 9.1(e) is amended to read as follows:

“(e) Buyer or Seller may terminate this Agreement if the Closing does not occur by December 31, 2007; provided, however, that a Party does not have the right to terminate this Agreement under this Section 9.1(e) if such Party’s breach of any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before the aforementioned date.”

10. Section 9.1(f) is amended to read as follows:

“(f) Either Party may terminate this Agreement in its sole discretion at any time after October 31, 2007, if the SEC Financial Statements and Buyer’s Accountants’ audit report relating thereto are not delivered to Buyer by October 31, 2007, without any liability or obligation hereunder or otherwise, whatsoever.”

11. Section 9.1(g) is deleted from the Agreement.

12. All questions concerning the construction, validity and interpretation of this Amendment will be governed by and construed in accordance with the Laws of the State of Hawaii without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Hawaii. This Amendment may be executed in counterparts, each of which is deemed an original, and such counterparts constitute one and the same instrument, which may be sufficiently evidenced by a counterpart. A facsimile, telecopy, PDF, or other reproduction of this Amendment may be executed by one or more Parties, and an executed copy of this Amendment may be delivered by one or more Parties by facsimile, PDF e-mail, or similar instantaneous electronic transmission device under which the signature of or on behalf of such Party can be seen, and such execution and delivery is to be considered valid, binding and effective for all purposes. At the request of any Party, the Parties agree to execute an original of this Amendment as well as any facsimile, telecopy or other reproduction hereof. No amendment or modification of this Amendment is valid unless in writing and signed by the Parties.

13. Seller hereby confirms, that the condition precedent set forth in Section 7.2(d) of the Agreement has been satisfied. However, notwithstanding anything to the contrary herein or in the Agreement, for the avoidance of doubt, the Parties expressly acknowledge, that all other conditions precedent set forth in Sections 7.1 and 7.2 of the Agreement, as amended, remain unfulfilled conditions precedent, which must be satisfied or waived prior to Closing.

14. Except as expressly modified above, all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties are signing this First Amendment to Acquisition Agreement as of the date first above written, but effective as of May 24, 2007.

BUYER:
ML MACADAMIA ORCHARDS, L.P.
By:
DENNIS J. SIMONIS, President
SELLER:
MAC FARMS OF HAWAII, LLC
By:
ROBERT D. SPARKS, Chairman of the Board
KAPUA ORCHARD ESTATES, LLC
By:	MFH Investors, LLC, its manager
By:
JEFF GILBRECH, Vice-President

APPENDIX B

Existing Section 2.3

2.3        Business and Purpose of the Partnership.   The business and purpose of the Partnership shall be, and shall be limited to, the acquisition, ownership, management, operation, development, leasing and disposition of macadamia nut orchard properties; the carrying on of any business and the doing of any act relating to or arising from the acquisition, ownership, management, operation, leasing and disposition of macadamia nut orchard properties that a limited partnership organized under the Delaware Act may carry on; the ownership of stock in any corporation or the entering into any partnership, joint venture or other similar arrangement, to engage in any of the foregoing; and anything incidental to the foregoing.

Section 2.3 as Revised by Proposal (1)

2.3        Business and Purpose of the Partnership.   The business and purpose of the Partnership shall be, and shall be limited to, the acquisition, ownership, management, operation, development, leasing and disposition of macadamia nut orchard properties; the carrying on of any business and the doing of any act relating to or arising from the acquisition, ownership, management, operation, leasing and disposition of macadamia nut orchard properties that a limited partnership organized under the Delaware Act may carry on; the processing and marketing of macadamia nuts; the carrying on of any business and the doing of any act relating to or arising from the processing and marketing of macadamia nuts; the ownership of stock in any corporation or a membership interest in any limited liability company, or the entering into any partnership, joint venture or other similar arrangement, to engage in any of the foregoing; and anything incidental to the foregoing.

New Sections 6.14 and 6.15

6.14     Annual Meetings   Annual Meetings of the Limited Partners shall be held on such day during the second quarter following the end of the fiscal year of the Partnership as the Managing General Partner may determine, or if no such day is designated by the end of the third (3rd) month, the annual meeting shall be held on the fourth (4th) Thursday of the sixth (6th) month following the close of the fiscal year. Any and all business that may properly be conducted by Limited Partners may be conducted at the annual meeting. The election of the Board of Directors of the Managing General Partner shall be conducted at the annual meeting. The annual meeting for 2008 may be held in the third quarter of 2008 if the Managing General partner is not able to set the date of the meeting prior to the end of March, 2008.

Directors to be elected at the meeting shall be chosen as follows: Each Unitholder present in person or represented by proxy at the meeting shall have a number of votes equal to the number of Class A Units owned by the Unitholder and may cast those votes for each Director Position to be filled. However, Unitholders shall not be entitled to cumulate votes. No Unitholder may cast more votes for a given Director Position than that Unitholder owns Class A Units. The nominees receiving the highest number of votes on the foregoing basis, up to the total number of Directors to be elected at the meeting, shall be the successful nominees.

6.15     Board of Directors of Managing General Partner.   So long as the Partnership owns all or any portion of the issued and outstanding capital stock of the Managing General Partner:

(A)       The Managing General Partner shall be a corporation organized and existing under the laws of the State of Hawaii.

(B)       Unless otherwise approved by a Majority Interest, the Managing General Partner shall have only one class of capital stock issued and outstanding at any time and only one class of directors.

(C)       The management and operations of the Managing General Partner shall be under the direction and supervision of its Board of Directors, the size of which shall be determined in accordance with the By-Laws of the Managing General Partner; provided however that such board shall have a minimum of three directors.

(D)       The Board of Directors shall be entitled to delegate, to the full extent permitted by the laws of the State of Hawaii applicable to corporations organized and existing under such laws, management and operations to officers and employees of the Managing General Partner.

(E)       The Board of Directors shall be composed of individuals specified by the Partnership to the extent provided in this Section 6.15, and the Managing General Partner will cause such specified individuals to be elected to the Board of Directors:

(1)        So long as all of the issued and outstanding capital stock of the Managing General Partner is owned by the Partnership, the entirety of the Board of Directors shall be composed of individuals specified by the Partnership in the manner contemplated by this Section 6.15.

(2)        If less than all, but a minimum of fifty percent of the issued and outstanding capital stock of the Managing General Partner is owned by the Partnership, at least a majority of the Board of Directors shall be composed of individuals specified by the Partnership (the exact number of directors which the Partnership shall be entitled to specify shall be determined by multiplying the Partnership’s percentage ownership of the issued and outstanding capital stock by the number of members of the Board of Directors, and then rounding up to the next whole number), and the balance of the members of the Board of Directors will be elected by the majority vote of the issued and outstanding capital stock not owned by the Partnership.

(3)        If less than fifty percent of the issued and outstanding capital stock is owned by the Partnership, the Managing General Partner shall not be obligated to compose all or any portion of the Board of Directors with individuals specified by the Partnership (except to the extent elected as such by vote of the holders of the issued and outstanding shares of capital stock of the Managing General Partner).

(4)        Individuals specified by the Partnership in accordance with this Section 6.15 may only be removed if specified for removal by vote of a Majority Interest and simultaneous replacements are specified by the Partnership at the time of such vote.

(5)        Individuals specified by the Partnership shall be determined by a Majority Interest at a meeting of Unitholders called for the purpose of specifying individuals as Directors, which meeting the Partnership shall hold, and the Managing General Partner shall cause the Partnership to hold, on at least an annual basis within the time frame that would otherwise apply if the Partnership was subject to the provisions of the Exchange Act and the rules and regulations of the applicable National Securities Exchange applicable to the election of directors.

(6)        The slate of individuals to be considered by the Unitholders at a meeting of Unitholders for the purpose of specification to the Managing General Partner shall be determined by a Nominating Committee of the Board of Directors of the Managing General Partner, which slate must be approved by a vote of the majority of Directors that were previously specified by the Partnership pursuant to this Section 3.2.

(7)        The Managing General Partner shall cause the Partnership to collect information from the individuals identified on such slate, shall communicate to all Unitholders information regarding such individuals, their identification as individuals to be considered by the Unitholders and the meeting at which such individuals are to be considered for specification, and may solicit, or engage a proxy solicitation firm to solicit, votes in connection with such consideration for specification, all in accordance with the provisions of the Exchange Act and the rules and regulations of the National Securities Exchange that would otherwise be applicable in connection with such activates by an entity subject to such provisions, rules and regulations and in the process of electing a board of directors.

(8)        In connection with any meeting of Unitholders for the purpose of specification of individuals as Directors, Unitholders shall have the right to propose alternative names for consideration by Unitholders and to solicit proxies in connection therewith, provided that such Unit holders proposing alternative names or soliciting proxies in connection therewith shall comply with the provisions of the Exchange Act and the rules and regulations of the appropriate National Securities Exchange that would otherwise be applicable in connection with such activities by an entity subject to such provisions, rules and regulations and in the process of electing a board of directors.

(F)       The Articles of Incorporation and By-Laws of the Managing General Partner shall provide that decisions of the Board of Directors shall be determined by a majority of a quorum of directors.

ML MACADAMIA ORCHARDS, L.P.
26-238 Hawaii Belt Road
Hilo, Hawaii 96720

Special Meeting of Unitholders Proxy Card

PROXY SOLICITED ON BEHALF OF THE GENERAL PARTNER OF THE PARTNERSHIP

The undersigned hereby appoints the Board of Directors of ML Resources, Inc., the General Partner of ML Macadamia Orchards, L.P., proxy with full power of substitution, to vote as designated on the reverse side, on behalf of the undersigned all Units that the undersigned may be entitled to vote at the Meeting of Unitholders of ML MACADAMIA ORCHARDS, L.P. on December     , 2007, and any adjournments thereof, with all powers that the undersigned would possess if personally present. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE.  IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ACQUISITION PROPOSAL AND THE AMENDMENT PROPOSAL AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE GENERAL PARTNER.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please mark your vote as indicated in this example.   ☒

THE GENERAL PARTNER RECOMMENDS A VOTE “FOR” ADOPTION OF THE ACQUISITION PROPOSAL AND “FOR” ADOPTION OF THE AMENDMENT PROPOSAL.

	For	Against	Abstain
	☐	☐	☐
1 To approve the Acquisition Proposal which would amend the Partnership Agreement of the Partnership to permit it to engage in the business of processing and marketing macadamia nuts.

For	Against	Abstain
☐	☐	☐

2  To approve the Amendment Proposal that would amend the Partnership Agreement to provide procedures for the election of the directors of the General Partner directly by the Unitholders, and certain other matters.

If you plan on attending the meeting, please mark the box to the right with an X.      ☐

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy.  All joint holders must sign.  When signing as attorney, trustee, executor, administrator, guardian, or corporate officer, please give your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)